As filed with the Securities and Exchange Commission on September    , 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEADE INSTRUMENTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	3827	95-2988062
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6001 Oak Canyon, Irvine, CA 92618
(949) 451-1450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul E. Ross
Senior Vice President – Finance and Chief Financial Officer
6001 Oak Canyon, Irvine, CA 92618
(949) 451-1450
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John D. Hudson, Esq.
Hewitt & O’Neil LLP
19900 MacArthur Boulevard, Suite 1050
Irvine, CA 92612

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	3,157,895	$1.94	$6,126,316.30	$189	(2)

(1)           Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.  For the purposes of this table, we have used the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Market on September 17, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 21, 2007
PRELIMINARY PROSPECTUS
3,157,895 Shares
Common Stock
par value $0.01 per share

This prospectus relates solely to the resale or other disposition of up to an aggregate of 3,157,895 shares of common stock of Meade Instruments Corp. (“Meade” or the “Company”) by the selling stockholders identified in this prospectus or their transferees.  The shares covered by this prospectus were issued in a private placement on August 24, 2007.  We are registering the shares to satisfy registration rights we have granted.  As described in the section entitled “Plan of Distribution” beginning on page 66, the selling stockholders identified in this prospectus (which term as used herein includes its pledgees, donees, transferees or other successors-in-interest) may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or negotiated prices.  We will not receive any of the proceeds from the sale or other disposition of these shares by the selling stockholders.

Our common stock is listed on the Nasdaq Global Market under the ticker symbol “MEAD.”  The last reported sale price of our common stock on September 17, 2007 was $1.97 per share.

Investing in our common stock involves significant risks.  See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This Prospectus is dated September 21, 2007

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference herein.  Investors should also carefully consider the information set forth under “Risk Factors” beginning on page 3.  As used in this prospectus, “Company,” “Meade,” “we,” “us” and “our” refer to Meade Instruments Corp.

The Company

Meade Instruments Corp. is a multinational consumer optics company that designs, manufactures, imports and distributes telescopes, telescope accessories, binoculars, riflescopes, spotting scopes, microscopes, and other consumer optical products.  We are dedicated to bringing innovative, cutting-edge, consumer-friendly products to the consumer optics marketplace.  Our brands, which include Meade®, Bresser®, Simmons®, Weaver®, Redfield®, and Coronado®, are recognized throughout the world and are associated with innovation in the amateur astronomy, consumer optical and sporting goods markets.  Products such as the recently announced mySKY™, an easy to-use multi-media night sky exploration guide, the RCX400™ high-end telescopes featuring an Advanced Ritchey-Chrétien (“ARC”) optical design, the LX200®R series of telescopes that combine the state-of-the-art LX200 with the precision of the ARC optics, the LX90GPS™ that brings GPS capabilities to a moderately priced Schmidt-Cassegrain telescope, the Deep Sky Imager™ series of high-performance charge-coupled device cameras that have advanced astro-imaging to near point-and-shoot simplicity, and NightView™, a compact night vision monocular built on an innovative and proprietary digital imaging technology, help sustain our brand as a brand known for innovation in amateur astronomy and other consumer optical products.

In 1999, Meade acquired Bresser Optik GmbH & Co. KG and Bresser Optik Geschaftsfuhrung und Verwaltungs GmbH (collectively “Bresser”).  The Bresser brand, active in the European market for nearly 30 years, is known for its wide range of modestly-priced products including binoculars and smaller-aperture telescopes.  In addition, Bresser has provided us greater foreign distribution opportunities for our products.  Moreover, Bresser’s significant presence in the binocular and low-priced telescope market in Europe has strengthened our penetration into these markets.  In October 2002, we acquired Simmons Outdoor Corp. (“Simmons Outdoor”) to expand our brand name offerings and extend our reach into the worldwide sporting goods marketplace.  With the purchase of Simmons Outdoor, we acquired the Simmons, Weaver and Redfield brand names.  The Simmons, Weaver and Redfield brand names have long histories in the sporting goods channel (the Redfield brand name will be 100 years old in 2008).  In December 2004, in our continuing efforts to expand our product offerings, we purchased substantially all of the assets and assumed substantially all of the liabilities of Coronado Technology Group, LLC, a supplier of high-end hydrogen-alpha and other solar filters and high-end dedicated solar telescopes, as well as various related accessories and more modestly priced dedicated solar observation equipment.

Meade offers numerous different telescope, riflescope and binocular models as well as hundreds of accessory products for amateur astronomy and sporting goods consumers.  Our telescopes range in aperture from under 2 inches to 20 inches and in retail price from less than $50 to almost $50,000.  Meade offers several families of binoculars and riflescopes under our various brand names at retail price points from about $10 to approximately $500.  Whether a consumer is a serious amateur astronomer, an avid naturalist, a hunter or someone just looking for a good binocular, Meade offers a complete range of quality products to satisfy the consumer optics buyer.

Founded in 1972, Meade has a reputation for providing the amateur astronomer with technically sophisticated products at competitive prices.  Combining our manufacturing expertise with our dedication to innovation, quality and value, we have developed and produced some of the industry’s most technologically advanced consumer telescopes at affordable prices.  Capitalizing on our brand name recognition among serious amateur astronomers and our ability to bring advanced technology to lower price points, we have marketed our less-expensive telescopes to beginning and intermediate amateur astronomers.  We are a supplier of consumer optics to such retailers as Lidl (in Europe), Wal-Mart, Costco, Dick’s Sporting Goods, Sam’s Club and Cabela’s Inc.

During our fiscal year ended February 28, 2007, we began a restructuring of our operations.  We replaced a significant number of our executives, including our chief executive officer, senior officer over operations and our chief financial officer, and we embarked on a number of initiatives to resolve supply chain constraints, to reduce our cost structure, to reduce the number of SKUs and required level of inventory, and to increase investment for new product innovations and introductions.  Our financial performance in our fiscal years ended February 28, 2007 and the three months ended May 31, 2007 was negatively impacted as a result of the restructuring.  While we believe that we have made significant progress in restructuring the Company, we also believe that the restructuring is not complete and that the turnaround of the Company will be a continuing effort.  This may result in additional costs associated with the turnaround, which may require additional investments in working capital.  There can be no assurance that additional sources of capital will be available on reasonable terms, if at all, or that if necessary, such additional sources of capital will be non-dilutive to stockholders.

We have consistently emphasized a business plan that is concentrated on new product development and effective targeted marketing.  As an indication of our commitment to product development, we spent $1.8 million, $1.5 million and $2.0 million on research and development during fiscal 2007, 2006 and 2005, respectively, and have, over the last five fiscal years, expended $10.8 million in the aggregate on research and development. We also spent $448,000 and $387,000 on research and development in the three months ended May 31, 2007, and 2006, respectively. These research and development expenditures were centered on the development of technologically advanced telescopes and other astronomy related products, breakthrough riflescopes for the shooting and hunting markets and other new products for the general consumer and sports optics markets as well as product improvement and industrial applications of our existing technologies.

Meade manufactures a complete line of advanced astronomical telescopes.  Parts and components for the advanced telescopes are manufactured and assembled in various plants located in the United States, Mexico, Korea, Taiwan, Japan, the Philippines and China.  The advanced optical systems are manufactured in our plant in Irvine, California.  Our binoculars and riflescopes and many of our less-expensive telescopes, as well as certain component parts for our telescopes, are manufactured under proprietary designs by manufacturers located in Asia, including Mainland China, Taiwan and Japan.  We also assemble many of our products and accessories into finished products in our Mexican assembly plant.

Meade complements its efforts in new product development with an aggressive marketing plan.  Our marketing plan includes a state-of-the-art web site, print advertising in astronomy, outdoor and hunting related magazines and, at times, in general consumer magazines, as well as jointly developed advertising campaigns with many of our key retail partners, and point-of-sale marketing displays.  In addition, Meade publishes comprehensive, full-color, high-quality product catalogs that provide significant product exposure for a broad range of consumers including the serious amateur astronomer, the avid birder, the weekend sports enthusiast or the hunter.

In the United States and Canada, we distribute our products through a network of more than 400 specialty retailers, distributors and mass merchandisers, which offer our products in more than 12,000 retail store locations.  We also sell certain of our products to selected national mail order dealers.  In addition to products sold through Meade Europe (formerly Bresser) channels, we sell our products internationally through a network of over 40 foreign distributors, many of which service dealer locations in their respective countries.  Revenues from customers outside North America were $44.8 million, $45.3 million and $32.1 million for the years ended February 28, 2007, 2006 and 2005, representing approximately 44.1%, 37.8% and 28.7% of our net revenues, respectively, and $8.4 million and $7.1 million for the three months ended May 31, 2007 and 2006, representing approximately 47.67% and 37.87% of the Company’s net revenues, respectively. We intend to continue to pursue an integrated strategy of product line expansion, aggressive marketing, and expansion of our domestic and international distribution networks.

Our principal business and executive offices are located at 6001 Oak Canyon, Irvine, California 92618.  Our main telephone number is (949) 451-1450.  Our website is located at www.meade.com.  We do not consider information contained in our web site to be part of this prospectus.

The Offering

Common stock outstanding(1)	23,284,730
Common stock covered by this prospectus	3,157,895
Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares covered by this prospectus.
Nasdaq Global Market symbol	“MEAD”.
Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

(1)                 The number of shares of our common stock outstanding is based on the number of shares of our common stock outstanding as of August 31, 2007.  This number does not include, as of August 31, 2007:

3,476,924 shares of our common stock issuable upon exercise of options outstanding at a weighted average exercise price of $3.42 per share; and

1,268,072 shares of our common stock reserved for issuance under our 1997 Stock Incentive Plan.

RISK FACTORS

The shares of our common stock being offered involve a high degree of risk.  You should carefully consider the following discussion of risks as well as all other information in this prospectus before purchasing any of the shares offered pursuant to this prospectus.

Our failure to comply with any of the financial covenants in our credit facilities or other debt agreements could have a material adverse impact on our business.

We depend on operating cash flow and availability under our bank lines of credit, both in the United States and Europe, to provide short-term liquidity.  For the year ended February 28, 2007 and the three months ended May 31, 2007, we incurred significant operating and net losses which diminished the availability under our U.S. credit agreement and consumed a significant portion of our net assets.  Continued operating losses could adversely affect our ability to maintain required financial covenants under our various debt agreements.  Due to operating losses over the past three years, we have, several times, renegotiated the financial covenants contained in our U.S. credit agreement.  If financial covenants are not maintained, the creditors will have the option to require immediate repayment of all outstanding debt under the related debt agreements.  In such an event, we may be required to renegotiate certain terms of these agreements, obtain waivers from the creditors, look for additional sources of liquidity such as equity financings or obtain new debt agreements with other creditors, which may contain less favorable terms.  We can not assure that such additional sources of capital will be available on reasonable terms, if at all.  If we are unable to renegotiate acceptable terms, obtain necessary waivers or secure new debt or equity financing, this could have a material adverse effect on our business, results of operations and financial condition.

We rely on independent contract manufacturers and, as a result, we are exposed to potential disruptions in product supply.

All of our consumer optics products with retail prices under $500 are currently manufactured by independent contract manufacturers, principally located in China.  We do not have long-term contracts with our Asian manufacturers, and we compete with other consumer optics companies for production facilities.  We have experienced, and continue to experience, difficulties with these manufacturers, including reductions in the availability of production capacity, failure to meet our quality control standards, failure to meet production deadlines and increased manufacturing costs.  Some manufacturers in China are facing labor shortages as migrant workers seek better wages and working conditions.  If this trend continues, our current manufacturers’ operations could be adversely affected.

If our current manufacturers cease doing business with us, we could experience an interruption in the manufacture of our products.  Although we believe that we could find alternative manufacturers, we may be unable to establish relationships with alternative manufacturers that will be as favorable as the relationships we have now.  For example, new manufacturers may have higher prices, less favorable payment terms, lower manufacturing capacity, lower quality standards or higher lead times for delivery.  If we are unable to provide products to our customers that are consistent with our standards or the manufacture of our products is delayed or becomes more expensive, this could result in our customers canceling orders, refusing to accept deliveries or demanding reductions in purchase prices, any of which could have a material adverse effect on our business and results of operations.

We may be unable to successfully execute our growth and profitability strategies.

Our net sales and operating results have fluctuated significantly over the past five fiscal years and we may experience similar fluctuations in the future.  Our ability to grow in the future depends upon, among other things, our ability to return to profitability, the maintenance and enhancement of our brand image and expansion of our product offerings and distribution channels.  Furthermore, if our business becomes larger, we may not be able to effectively manage our growth.  We anticipate that as the business grows, we will have to improve and enhance our overall financial and managerial controls, reporting systems and procedures.  We may be unable to successfully implement our current growth and profitability strategies or other growth strategies or effectively manage our growth, any of which would negatively impact our business, results of operations and financial condition.

Our business may be negatively impacted as a result of changes in the economy.

Our business depends on the general economic environment and levels of consumer spending that affect not only the ultimate consumer, but also retailers, our primary direct customers.  Purchases of consumer optics tend to decline in periods of recession or uncertainty regarding future economic prospects, when consumer spending, particularly on discretionary items, declines.  During periods of recession or economic uncertainty, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, maintain or increase our international operations on a profitable basis, or maintain or improve our earnings from operations as a percentage of net sales.  As a result, our operating results may be materially adversely affected by downward trends in the economy or the occurrence of events that adversely affect the economy in general.

The disruption, expense and potential liability associated with existing and unanticipated future litigation against us could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to various legal proceedings and threatened legal proceedings from time to time.  Any unanticipated litigation in the future, regardless of its merits, could significantly divert management’s attention from our operations and result in substantial legal fees being borne by us.  Further, there can be no assurance that any actions that have been or will be brought against us will be resolved in our favor or, if significant monetary judgments are rendered against us, that we will have the ability to pay such judgments.  Such disruptions, legal fees and any losses resulting from these claims could have a material adverse effect on our business, results of operations financial condition and cash flows.

Our future success depends upon our ability to respond to changing consumer demands and successfully market new products.

The consumer optics industry is subject to changing consumer demands and technology trends.  Accordingly, we must identify those trends and respond in a timely manner.  Demand for and market acceptance of new products are uncertain and achieving market acceptance for new products generally requires substantial product development and marketing efforts and expenditures.  If we do not continue to meet changing consumer demands and develop successful products in the future, our growth and profitability will be negatively impacted.  We frequently make decisions about product designs and marketing expenditures several months to years in advance of the time when consumer acceptance can be determined.  If we fail to anticipate, identify or react appropriately to changes in trends or are not successful in marketing new products, we could experience excess inventories, higher than normal markdowns or an inability to profitably sell our products.  Because of these risks, the consumer optics industry has experienced periods of growth in revenues and earnings and thereafter periods of declining sales and losses.  Similarly, these risks could have a material adverse effect on our results of operations, financial condition or cash flows.

Our business and the success of our products could be harmed if we are unable to maintain our brand image.

Our principal brands include Meade®, Bresser®, Simmons®, Weaver®, Redfield® and Coronado®.  If we are unable to timely and appropriately respond to changing consumer demand, our brand names and brand images may be impaired.  Even if we react appropriately to changes in consumer preferences, consumers may consider these brands to be outdated or undesirable.  If we fail to maintain and develop our principal brands, our sales and profitability will be adversely affected.

Our business could be harmed if we fail to maintain appropriate inventory levels.

We place orders with suppliers for many of our products prior to the time we receive all of our customers’ orders.  We do this to minimize purchasing costs, the time necessary to fill customer orders and the risk of non-delivery.  We, at times, also maintain an inventory of certain products that we anticipate will be in greater demand.  However, we may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory.  Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image and have a material adverse effect on our operating results and financial condition.  Conversely, if we underestimate consumer demand for our products or if our suppliers fail to supply the products that we require with the quality and at the time we need them, we may experience inventory shortages.  Inventory shortages might delay shipments to our customers, negatively impact our retailer and distributor relationships, and diminish brand loyalty.

We face intense competition, including competition from companies with significantly greater resources, and, if we are unable to compete effectively with these competitors, our market share may decline and our business could be harmed.

We face intense competition from other established companies.  A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do.  Their greater capabilities in these areas may enable them to better withstand periodic downturns in the consumer optics market, compete more effectively on the basis of price and production and more quickly develop new products.  In addition, new companies may enter the markets in which we compete, further increasing competition in the consumer optics industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control.  We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

We depend upon a relatively small group of customers for a large portion of our sales.

During fiscal 2007, 2006 and 2005 and the three months ended May 31, 2007 and 2006, net sales to our ten largest customers accounted for approximately 49%, 30%, 35%, 42% and 38%, of total net sales, respectively.  During the fiscal year 2007, 2006 and 2005 and the three months ended May 31, 2007 and 2006 our top two customers accounted for approximately 30%, 23%, 16%, 21% and 21%, respectively.  Although we have long-term relationships with many of our customers, those customers do not have contractual obligations to purchase our products and we cannot be certain that we will be able to retain our existing major customers.  Furthermore, the retail industry regularly experiences consolidation, contractions and closings which may result in a loss of customers or the loss of our ability to collect accounts receivable from major customers in excess of amounts that we have insured.  If we lose a major customer, experience a significant decrease in sales to a major customer or are unable to collect the accounts receivable of a major customer in excess of amounts insured, our business could be harmed.

Our international sales and third-party manufacturing operations are subject to the risks of doing business abroad, particularly in China, which could affect our ability to sell or manufacture our products in international markets, obtain products from foreign suppliers or control product costs.

A significant portion of our net sales continue to be derived from sales of products manufactured in foreign countries, with most manufactured in China.  We also sell our products in several foreign countries and plan to increase our international sales efforts as part of our growth strategy.  Foreign manufacturing and sales are subject to a number of risks, including the following: political and social unrest, including that related to the U.S. military presence in Iraq; changing economic conditions; currency exchange rate fluctuations; international political tension and terrorism; labor shortages and work stoppages; electrical shortages; transportation delays; loss or damage to products in transit; expropriation; nationalization; the imposition of domestic and international tariffs and trade duties, import and export controls and other non-tariff barriers, exposure to different legal standards (particularly with respect to intellectual property), compliance with foreign laws, and changes in domestic and foreign governmental policies.  We have not, to date, been materially affected by any such risks, but we cannot predict the likelihood of such developments occurring or the resulting long-term adverse impact on our business, results of operations or financial condition.

In particular, because most of our products are manufactured in China, adverse changes in trade or political relations with China, political instability in China, the occurrence of a natural disaster such as an earthquake or hurricane in China or the outbreak of a pandemic disease such as Severe Acute Respiratory Syndrome (SARS) or the Avian Flu in China would severely interfere with the manufacture of our products and would have a material adverse effect on our operations.  In addition, electrical shortages, labor shortages or work stoppages may extend the production time necessary to produce our orders, and there may be circumstances in the future where we may have to incur premium freight charges to expedite the delivery of product to our customers.  If we incur a significant amount of premium charges to airfreight product for our customers, gross profit will be negatively affected if we are unable to pass those charges on to our customers.

Also, the manufacturers of our products that are located in China may be subject to the effects of exchange rate fluctuations should the Chinese currency not remain stable with the U.S. dollar.  The value of the Chinese currency depends to a large extent on the Chinese government’s policies and China’s domestic and international economic and political developments.  The valuation of the yuan may increase incrementally over time should the Chinese central bank allow it to do so, which could significantly increase labor and other costs incurred in the production of our products in China.

Our business could be harmed if our contract manufacturers or suppliers violate labor, trade or other laws.

We require our independent contract manufacturers to operate in compliance with applicable United States and foreign laws and regulations.  Manufacturers may not use convicted, forced or indentured labor (as defined under United States law) nor child labor (as defined by the manufacturer’s country) in the production process.  Compensation must be paid in accordance with local law and factories must be in compliance with local safety regulations.  Although we promote ethical business practices and send sourcing personnel periodically to visit and monitor the operations of our independent contract manufacturers, we do not control them or their labor practices.  If one of our independent contract manufacturers violates labor or other laws or diverges from those labor practices generally accepted as ethical in the United States, it could result in the loss of certain of our major customers, adverse publicity for us, damage our reputation in the United States or render our conduct of business in a particular foreign country undesirable or impractical, any of which could harm our business.

In addition, if we, or our foreign manufacturers, violate United States or foreign trade laws or regulations, we may be subject to extra duties, significant monetary penalties, the seizure and the forfeiture of the products we are attempting to import or the loss of our import privileges.  Possible violations of United States or foreign laws or regulations could include inadequate record keeping of imported products, misstatements or errors as to the origin, quota category, classification, marketing or valuation of our imported products, fraudulent visas or labor violations.  The effects of these factors could render our conduct of business in a particular country undesirable or impractical and have a negative impact on our operating results.

Our quarterly revenues and operating results fluctuate as a result of a variety of factors, including seasonal fluctuations in the demand for consumer optics, delivery date delays and potential fluctuations in our annualized tax rate, which may result in volatility of our stock price.

Our quarterly revenues and net operating results have varied significantly in the past and can be expected to fluctuate in the future due to a number of factors, many of which are beyond our control.  Our major customers generally have no obligation to purchase forecasted amounts and may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice and without penalty.  As a result, we may not be able to accurately predict our quarterly sales or net operating results.  In addition, sales of consumer optics have historically been seasonal in nature and tied to the winter holiday shopping season, with the strongest sales generally occurring in our third fiscal quarter.  Holiday shopping sales typically begin to ship in August, and delays in the timing, cancellation, or rescheduling of the related orders by our wholesale customers could negatively impact our net sales and results of operations.  More specifically, the timing of when products are shipped is determined by the delivery schedules set by our wholesale customers, which could cause sales to shift between our second, third and fourth quarters.  Because our expense levels are partially based on our expectations of future net sales, expenses may be disproportionately large relative to our revenues, and we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shifts or shortfalls, which could have a material adverse effect on our net operating results.  Also, our annualized tax rate is based upon projections of our domestic and international operating results for the year, which are reviewed and revised by management as necessary at the end of each quarter, and it is highly sensitive to fluctuations in the projected mix of international and domestic earnings.  Any quarterly fluctuations in our annualized tax rate that may occur could have a material impact on our quarterly net operating results.  As a result of these specific and other general factors, our net operating results vary from quarter to quarter and the results for any particular quarter may not be necessarily indicative of results for the full year which may lead to volatility in our stock price.

Changes in currency exchange rates could affect our revenues and operating results.

A significant portion of our production is accomplished offshore, principally in China.  In addition, for the year ended February 28, 2007 and the three months ended May 31, 2007 approximately 37% and 48% of our net sales, respectively, were denominated in foreign currencies and are subject to exchange rate fluctuation risk.  Although we engage in some hedging activities to reduce foreign exchange transaction risk, changes in the exchange rates between the U.S. dollar and the currencies of Europe and Asia could make our products less competitive in foreign markets, and could reduce the sales and operating results represented by foreign currencies.  Additionally, such fluctuation could result in an increase in cost of products sold in foreign markets reducing margins and earnings.

We may not be able to raise additional funds when needed for our business or to exploit opportunities.

Our future liquidity and capital requirements will depend on numerous factors, including our success in recognizing and exploiting opportunities for expansion through potential future acquisitions.  We may need to raise additional funds to support expansion, develop new technologies, respond to competitive pressures, or take advantage of unanticipated opportunities.  If required, we may raise additional funds through public or private debt or equity financing, strategic relationships or other arrangements.  There can be no assurance that such financing will be available on acceptable terms, if at all, and such financing, if obtained, would be dilutive to our stockholders.

Our trademarks, design patents, utility patents and other intellectual property rights may not be adequately protected outside the United States.

We believe that our trademarks, design patents, utility patents and other proprietary rights are important to our business and our competitive position.  We devote substantial resources to the establishment and protection of our trademarks, design patents and utility patents on a worldwide basis.  Nevertheless, we cannot assure that the actions we have taken to establish and protect our trademarks and other proprietary rights outside the United States will be adequate to prevent infringement of our technologies or trade names by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others.  Also, we cannot assure that others will not assert rights in, or ownership of, our trademarks, patents, designs and other proprietary rights or that we will be able to successfully resolve these types of conflicts to our satisfaction.  In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States.  We may face significant expenses and liability in connection with the protection of our intellectual property rights outside the United States, and if we are unable to successfully protect our rights or resolve intellectual property conflicts with others, our business or financial condition may be adversely affected.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights or if we are sued for intellectual property infringement.

We use trademarks on virtually all of our products and believe that having distinctive marks that are readily identifiable is an important factor in creating a market for our products, in identifying the Company and in distinguishing our goods from the goods of others.  We consider our Meade®, Bresser®, Simmons®, Weaver®, Redfield® and Coronado® trademarks and brand names to be among our most valuable assets and we have registered these trademarks in many countries.  In addition, we own many other trademarks and trade names, which we utilize in marketing our products.  We continue to vigorously protect our trademarks against infringement.  We also have a number of utility patents and design patents covering components and features used in many of our telescope, riflescope, binocular and other products.  We believe our success depends more upon skills in design, research and development, production and marketing rather than upon our patent position.  However, we have followed a policy of filing applications for United States and foreign patents on designs and technologies that we deem valuable as critical contributors to our business.

We are exposed to potential risks from recent legislation requiring public companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002.  We, like all other public companies, are incurring expenses and diverting management’s time in an effort to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”).  We are a non-accelerated filer and we are in the early stages of process documentation and evaluation of our systems of internal control.  We are required to assess our compliance with Section 404 for the year ending February 29, 2008.  We expect to devote the necessary resources, including additional internal and supplemental external resources, to support our assessment.  If, in the future, we identify one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Our charter and bylaws, as well as applicable corporate laws, could limit the ability of others to take over management control of the Company.  We will have the ability to issue preferred stock, which could adversely affect the rights of holders of our common stock.

Our Certificate of Incorporation and Bylaws provide for:

•                                          advance notice requirements for stockholder proposals and director nominations,

•                                          a prohibition on stockholder action by written consent, and

•                                          limitations on calling stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  These provisions could have the effect of discouraging certain attempts to acquire the Company, which could deprive our stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.  In addition, our Board of Directors has authority to issue up to 1,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.  The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.  The issuance of preferred stock could affect adversely the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.  Additionally, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for our common stock at a premium over the market price of the common stock and may affect adversely the market price of and the voting and other rights of the holders of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management.  The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions, indicates a forward-looking statement. Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Many of the factors that will determine these results are beyond an ability to control or predict.  Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made.  For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3.  In addition, the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contains various “forward looking statements” concerning the future and are subject to risks and uncertainties that could cause the Company’s actual operating results and financial position to differ materially, including the following: the Company being able to see continued progress in its restructuring efforts, the timing of such restructuring efforts, and the expectation that the restructuring efforts will result in positive financial results in the future; the Company’s expectation that it will solve its riflescope supply chain difficulties, which will result in the Company being fully stocked in riflescope inventory for the upcoming season; the Company’s expectation that it will be able to build inventory of other necessary products in preparation for the holiday season; the Company’s expectation that it will continue to experience fluctuations in its sales, gross margins and profitability from quarter to quarter consistent with prior periods; the Company’s expectation that contingent liabilities will not have a material effect on the Company’s financial position or results of operations; the Company’s expectation that operating cash flow and bank borrowing capacity in connection with the Company’s business should provide sufficient liquidity for the Company’s obligations for at least the next twelve months.

The identification in this prospectus of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.  All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of common stock covered by this prospectus.  The selling stockholders will pay any commissions and expenses incurred by the selling stockholders for brokerage, accounting or tax services or any other expenses incurred by the stockholders in disposing of the shares of common stock, except as described below.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including without limitation, all registration and filing fees, fees and expenses of one counsel for the selling stockholders (up to $5,000), the reasonable expenses of the selling stockholders incurred in connection with the registration of the shares covered by this prospectus, and the fees and expenses of our counsel and our accountants.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “MEAD”.  The high and low sales prices on a per share basis for our common stock during the first two quarterly periods of the fiscal year ending February 29, 2008 and during each quarterly period for the fiscal years ended February 28, 2007 and 2006, were:

Year Ended February 29, 2008:	High	Low
Third quarter (through September 17, 2007)	$2.11	$1.91
Second quarter	$2.54	$1.91
First quarter	$2.58	$2.03

Year Ended February 28, 2007:	High	Low
Fourth quarter	$3.10	$1.90
Third quarter	$2.30	$1.67
Second quarter	$2.88	$2.10
First quarter	$3.15	$2.60

Year Ended February 28, 2006:	High	Low
Fourth quarter	$3.10	$2.59
Third quarter	$2.95	$2.35
Second quarter	$2.89	$2.19
First quarter	$3.47	$2.45

The reported closing sales price of our common stock on the Nasdaq Global Market on September 17, 2007 was $1.97.  As of September 21, 2007, there were 131 holders of record of our common stock.

DIVIDEND POLICY

Other than dividends paid to our ESOP in August 1996, we have not paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.  Although we intend to make future contributions to the ESOP upon Board approval, no cash dividends (other than dividends paid to all holders of common stock) will be paid to the ESOP with respect to future periods.  In addition, the terms of our credit agreement with Bank of America, N.A. restrict our ability to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of May 31, 2007:

•                                          On an actual basis; and

•                                         On an adjusted basis to give effect to the sale of 3,157,895 shares of our common stock on August 24, 2007 for an aggregate purchase price of $6.1 million.

You should read this table in conjunction with the sections of this prospectus entitled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	At May 31, 2007
	Actual	As Adjusted(1) (unaudited)
Cash and cash equivalents	$2,146,000	$8,246,000
Long-term debt, less current portion	16,000	16,000
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, 20,126,835 shares issued, and 23,284,730 as adjusted	201,000	233,000
Preferred stock, $0.01 par value, 5,000,000 shares authorized, 0 shares issued	—	—
Additional paid-in capital	45,301,000	51,369,000
Accumulated deficit	(15,289,000)	(15,289,000)
Deferred stock compensation	(199,000)	(199,000)
Accumulated other comprehensive income	1,723,000	1,723,000
	31,737,000	37,837,000
Unearned ESOP shares	(1,055,000)	(1,055,000)
Total stockholders’ equity	30,682,000	36,782,000
Total capitalization	$30,698,000	$36,798,000

(1)           The aggregate purchase price of $6.1 million was used to reduce a portion of the outstanding amount under our credit agreement.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data have been derived from the Company’s consolidated financial statements, including the audited consolidated balance sheets at February 28, 2007 and 2006 and the audited consolidated statements of operations for the three years ended February 28, 2007 and the notes thereto appearing elsewhere herein and should be read in conjunction with such financial statements. Such data should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.  The consolidated balance sheet data as of February 28, 2005, February 29, 2004 and February 28, 2003, and the consolidated income statement data for each of the two fiscal years in the period ended February 29, 2004, are derived from consolidated financial statements of the Company, which are not included in this prospectus.  Our consolidated balance sheet data as of May 31, 2007 and consolidated statements of operations data for the three months ended May 31, 2006 and 2007 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.  Historical results are not necessarily indicative of future results; and the results for the years presented should not be considered indicative of future performance.  The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance.  You should read this information together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes, and our condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended February 28/29,					Three Months Ended May 31
	2003(a)	2004	2005	2006	2007(d)	2006	2007
						(Unaudited)
	(In thousands of dollars, except share and per share amounts)
Consolidated Statements of Operations Data:
Net sales	$110,817	$138,281	$111,799	$119,835	$101,535	$18,745	$17,621
Cost of sales	77,205	99,499	83,608	90,333	84,065	15,297	15,790
Gross profit	33,612	38,782	28,191	29,502	17,470	3,448	1,831
Selling expenses	14,509	18,223	16,063	18,286	17,646	3,359	2,251
General and administrative expenses(b)	13,720	13,117	10,251	13,082	15,173	3,044	2,838
ESOP contribution expense	905	859	419	343	302	78	69
Research and development expenses	3,298	2,133	2,032	1,464	1,840	327	448
Operating income (loss)	1,180	4,450	(574)	(3,673)	(17,491)	(3,360)	(3,775)
Interest expense	1,137	1,046	888	1,203	803	99	94
Income (loss) before income taxes	43	3,404	(1,462)	(4,876)	(18,294)	(3,459)	(3,869)
Income tax provision (benefit)(c)	135	1,651	(531)	9,104	888	117	335
Net Income (loss)	$(92)	$1,753	$(931)	$(13,980)	$(19,182)	$(3,576)	$(4,204)
Per share information:
Net income (loss) – basic	$(0.01)	$0.09	$(0.05)	$(0.72)	$(0.98)	$(0.18)	$(0.21)
Net income (loss) – diluted	$(0.01)	$0.09	$(0.05)	$(0.72)	$(0.98)	$(0.18)	$(0.21)
Weighted average common shares outstanding – basic	16,410	18,983	19,288	19,419	19,608	19,504	19,709
Weighted average common shares outstanding – diluted	16,410	19,174	19,288	19,419	19,608	19,504	19,709

	As of February 28/29,					As of May 31,
	2003(a)	2004	2005	2006	2007	2007
						(Unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Working capital	$51,275	$57,523	$53,579	$41,825	$24,389	$19,612
Total assets	86,276	89,819	90,021	72,240	55,129	53,596
Total current liabilities	21,403	20,901	22,557	17,340	17,836	21,321
Long-term debt, net of current portion	2,139	1,729	1,241	1,410	1,186	16,000
Deferred rent	427	389	349	222	195	158
Additional paid-in capital	44,109	44,324	44,323	44,890	45,104	45,301
Retained earnings (deficit)	21,244	22,997	22,066	8,086	(11,096)	(15,289)
Deferred compensation	(1,081)	(117)	(8)	(507)	(148)	(199)
Total stockholders’ equity	61,109	65,746	65,874	51,728	34,476	30,682

(a)           The Company acquired Simmons Outdoor on October 25, 2002.

(b)           The Company adopted SFAS No. 142 on March 1, 2002 and as such ceased amortizing goodwill.

(c)           The Company recorded a full valuation allowance against its deferred tax assets for the year ended February 28, 2006.  The Company continued to provide a full valuation allowance against its deferred tax assets for the year ended February 28, 2007.

(d)           The Company adopted SFAS No. 123R on March 1, 2006 and as such began accounting for stock-based compensation under the fair-value method.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus.  This discussion may contain forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those risks discussed under the section entitled “Risk Factors.”

Overview of the Company

Meade Instruments Corporation is engaged in the design, manufacture, marketing and sales of consumer optics products, primarily telescopes, binoculars and riflescopes.  We design our products in-house or with the assistance of external consultants.  Most of our products are manufactured overseas by contract manufacturers in Asia while our high-end telescopes are manufactured and assembled in our U.S. and Mexico facilities.  Sales of our products are driven by an in-house sales force as well as a network of sales representatives throughout the U.S.  We currently operate out of three primary locations: Irvine, California; Tijuana, Mexico; and Rhede, Germany.  Our California facility serves as the Company’s corporate headquarters, U.S. distribution center, and manufacturing operation of certain optics and high-end telescopes; our Mexico facility primarily performs assembly, repair, and packaging; while our Germany location is primarily engaged in the distribution of our finished products in Europe.  Our business is highly seasonal and our financial results vary significantly on a quarter-by-quarter basis throughout each year.

We believe that the Company holds valuable brand names and intellectual property that provides us with a competitive advantage in the marketplace.  In the consumer telescope market, the Meade brand name is ubiquitous while the Coronado brand name represents a unique niche in the area of solar astronomy.  Our riflescope and binocular brand names include the Simmons, Weaver and Redfield brands and these brands are household names among hunters and active sportsmen nationwide.  Our Bresser brand is primarily recognized in Europe.

After two years of financial losses, the Company brought on a new chief executive officer in May 2006 with extensive experience in turnaround situations in an effort to restructure the Company and return it to profitability.  In the ensuing 12 months, the Company replaced a significant number of its executives, including its senior officer over operations and its chief financial officer.  The Company embarked on a number of initiatives to resolve supply chain constraints, to reduce the Company’s cost structure, to reduce the number of SKUs and required level of inventory, and to increase investment for new product innovations and introductions.

During the fiscal year ended February 28, 2007, our performance was negatively impacted by the closure and consolidation of four U.S. facilities into one, related headcount reductions and severance costs, aggressive reductions in inventory, and legal and audit costs associated with the Company’s restatement of historical results due to errors in accounting for stock options and deferred rent.  While we believe that we have made significant progress in restructuring the Company that will be evident in our financial results for the fiscal year ending February 29, 2008 compared with the prior year, we also believe that the restructuring is not complete and that the turnaround of the Company will be a continuing effort.  As such, we are continuing to evaluate long-term opportunities to further reduce our cost structure and these opportunities, if executed upon, may result in additional short-term costs that must be recognized in our current financial statements.

In addition, we rely on our credit facilities and other borrowings to fund our losses during the seasonal low quarters and to fund our working capital needs as we build up inventory and receivables in advance of the high season.  This requires continued mutual cooperation with our lenders.  As we continue to make progress toward returning the Company to profitability, we may incur certain costs associated with the turnaround, while at the same time anticipating growth in revenues which may require additional investments in working capital, we cannot guarantee that we will not need to raise additional capital.  There can be no assurance that additional sources of capital will be available on reasonable terms, if at all, or that if necessary, such additional sources of capital will be non-dilutive to stockholders.

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires management to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  Actual results may differ from these estimates under different assumptions or conditions.  The significant accounting policies which management believes are the most critical to assist users in fully understanding and evaluating the Company’s reported financial results include the following:

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable, and collectibility is reasonably assured.  Those criteria are typically met when product is shipped and revenue is not recognized at the time of shipment if these criteria are not met.  Although there are many factors that influence revenue recognition, the principal reason the Company may not recognize revenue at the time of shipment is if the substance of the transaction is a consignment.  Consignment type arrangements happen on a limited basis.  Under certain circumstances, the Company may accept product returns that have historically been primarily related to lower-end Meade branded products.  Management judgments must be made and used in connection with establishing the sales return estimates.  The Company continuously monitors and tracks returns and records revenues net of provisions for returns.  The Company’s estimate of sales returns is based upon several factors including historical experience, current market and economic conditions, customer demand and acceptance of the Company’s products, notification received by the Company of returns and all other available information that would assist the Company in making a determination of its sales return reserves.  While sales returns have historically been within management’s estimates, actual returns may differ significantly from management’s estimates depending on actual market conditions at the time of the return.

Inventories

Inventories are stated at the lower of cost, as determined using the first-in, first-out (“FIFO”) method, or market.  Costs include materials, labor and manufacturing overhead.  The Company evaluates the carrying value of its inventories taking into account such factors as historical and anticipated future sales compared with quantities on hand and the price the Company expects to obtain for its products in their respective markets.  The Company also evaluates the composition of its inventories to identify any slow-moving or obsolete products.  These evaluations require material management judgments, including estimates of future sales, continuing market acceptance of the Company’s products, and current market and economic conditions.  Inventory may be written down based on such judgments for any inventories that are identified as having a net realizable value less than its cost.  However, if the Company is not able to meet its sales expectations, or if market conditions deteriorate significantly from management’s estimates, reductions in the net realizable value of the Company’s inventories could have a material adverse impact on future operating results.

Goodwill and Intangible Assets

Goodwill and intangible assets are accounted for in accordance with SFAS No. 142, Goodwill and Intangible Assets.  Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually and also in the event of an impairment indicator.  As required by SFAS No. 142, we evaluate the recoverability of goodwill based on a two-step impairment test.  The first step compares the fair value of each reporting unit with its carrying amount, including goodwill.  If the carrying amount exceeds the fair value, then the second step of the impairment test is performed to measure the amount of any impairment loss.  Fair value is determined based on estimated future cash flows, discounted at a rate that approximates our cost of capital.  Such estimates are subject to change and we may be required to recognize an impairment loss in the future.  Any impairment losses will be reflected in operating income.

Income taxes

A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities.  Significant judgment is necessary in the determination of the recoverability of the Company’s deferred tax assets.  Deferred tax assets are reviewed regularly for recoverability and the Company establishes a valuation allowance when it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.  The Company assesses the recoverability of the deferred tax assets on an ongoing basis.  In making this assessment, the Company is required to consider all available positive and negative evidence to determine whether, based on such evidence, it is more likely than not that some portion, or all, of the net deferred assets will be realized in future periods.  If it is determined that it is more likely than not that a deferred tax asset will not be realized, the value of that asset will be reduced to its expected realizable value, thereby decreasing net income.  If it is determined that a deferred tax asset that had previously been written down will be realized in the future, the value of that deferred tax asset will be increased, thereby increasing net income in the period when the determination is made.  Actual results may differ significantly, either favorably or unfavorably, from the evidence used to assess the recoverability of the Company’s deferred tax assets.

The Company accounts for tax contingencies in accordance with FIN 48.

Results of Operations

The nature of the Company’s business is highly seasonal.  Historically, sales in the third quarter ended November 30th each year have been higher than sales achieved in each of the other three fiscal quarters of the year.  Thus, expenses and, to a greater extent, operating income may significantly vary by quarter.  Therefore, caution is advised when appraising results for a period shorter than a full year, or when comparing any period other than to the same period of the previous year.

The following table sets forth, for the periods indicated, certain items from the Company’s statements of operations as a percentage of net sales for the periods indicated.

	Year Ended February 28,			Three Months Ended May 31,
	2005	2006	2007	2006	2007
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	74.8	75.4	82.8	81.6	89.6
Gross profit	25.2	24.6	17.2	18.4	10.4
Operating expenses:
Selling expenses	14.4	15.3	17.4	18.0	12.8
General and administrative expenses	9.2	10.9	14.9	16.2	16.1
ESOP contribution expense	0.3	0.3	0.3	0.4	0.4
Research and development expenses	1.8	1.2	1.8	1.7	2.5
Total operating expenses	25.7	27.7	34.4	36.3	31.8
(Loss) income from operations	(0.5)	(3.1)	(17.2)	(17.9)	(21.4)
Interest expense	0.8	1.0	0.8	0.6	0.6
(Loss) income before income taxes	(1.3)	(4.1)	(18.0)	(18.5)	(22.0)
(Benefit) provision for income taxes	(0.5)	7.6	0.9	0.6	1.9
Net (loss) income	(0.8)	(11.7)	(18.9)	(19.1)	(23.9)

Three Months Ended May 31, 2007 Compared to Three Months Ended May 31, 2006

Net sales during the first quarter of fiscal year 2008 were $17.6 million, down approximately 6% from the prior year’s first quarter net sales of $18.7 million.  The decrease was largely driven by the recently announced closure of the Discovery Channel Stores’ retail locations, which has historically been a significant customer of the Company.  Sales to Discovery Channel Stores were $0.2 million during the quarter ended May 31, 2007 versus $2.0 million in the same period last year and this reduction primarily affected the Company’s sales of low-end telescopes.  Overall sales of telescopes were $8.7 million in the first quarter of fiscal 2008 compared with $11.6 million in the same quarter of fiscal 2007.  Sales of riflescopes were $3.8 million, a 41% increase compared with $2.7 million in the same quarter last year as the Company began shipping riflescope models that had not been available in the prior year due to supply chain constraints.  The Company expects to be able to meet substantially all of the likely demand for riflescopes in the upcoming season.  The U.S. dollar weakened versus the euro from the prior year quarter which positively affected the Company’s reported sales by approximately $0.3 million.

Gross profit for the quarter ended May 31, 2007 was $1.8 million or 10.4% of net sales compared with $3.4 million or 18.4% of net sales in the prior year’s comparable quarter, a decrease of 8%.  There were several factors that contributed to this decrease in gross profit.  First, approximately $1 million of the decrease in gross profit related to inventory that was either sold at low margins as part of the Company’s ongoing campaign to reduce inventory levels or inventory that the Company otherwise determined was excess or obsolete and wrote down accordingly.  Second, the Company saw a shift in product mix toward lower margin products.  Finally, the Company experienced a higher-than-anticipated increase in warranty claims and adjusted its reserve for warranties accordingly.

Selling expenses for the quarter ended May 31, 2007 were $2.2 million, a 33% decrease from $3.4 million for the same quarter in the prior year.  The decrease versus the prior year was due to headcount reductions related to the restructuring of the Company and the consolidation of four domestic facilities into one, lower bad debt expense including a bad debt recovery, and a deliberate reduction in advertising and marketing costs.

General and administrative expenses for the quarter ended May 31, 2007 were $2.8 million, a 7% decrease from $3.0 million for the same quarter in the prior year.  The decrease versus the prior year was due to headcount reductions related to the restructuring of the Company and the consolidation of four domestic facilities into one, a reduction in legal fees from the prior year due, non-recurrence of certain one-time costs and an increased focus on cost controls.

Research and development expenses for the quarter ended May 31, 2007 were $0.4 million compared with $0.3 million for the same quarter in the prior year.  The increase was principally due to an increase in the development of new products slated for market introduction during the fiscal year ending 2008.

Interest expense decreased slightly in the comparable periods.  During the quarter the Company finalized a renewal of its credit facility with Bank of America, which was filed as an exhibit to its Annual Report on Form 10-K for the fiscal year ended February 28, 2007.

The tax provision was $0.3 million on consolidated basis compared with $0.1 million in the same quarter of fiscal 2007.  The tax provision relates almost exclusively to taxes that the Company will pay in Germany for its profitable European subsidiary.  The Company did not record any income tax provision or benefit in the U.S. due to its continued loss from operations, level of net operating losses, and valuation allowances placed against its deferred tax assets.

Fiscal 2007 Compared to Fiscal 2006

Net sales decreased from $119.8 million in fiscal 2006 to $101.5 million in fiscal 2007, a decrease of 15.3%.  Sales of the Company’s higher-end telescope products decreased in the aggregate by approximately $3 million from the prior year.  Related telescope accessories also decreased from the prior year by approximately $2 million.  Sales of the Company’s mid-level ETX products decreased by approximately $9 million and sales of the Company’s less-expensive, smaller-aperture telescopes decreased from the prior year period by approximately $2 million.  Binocular sales were down approximately $3 million and riflescope sales declined by approximately $2 million from prior year sales levels.  Partially offsetting these sales declines was an increase in sales of spotting scopes of approximately $2 million, principally on increased sales of spotters in Europe.  Also offsetting the sales declines was an increase of nearly $2 million in sales of microscopes and magnifiers.  Management believes that as supply problems are resolved, sales of the Company’s higher-end products and accessories and sales of mid-level ETX products will improve.  Management also believes that as the Company introduces new and innovative products into the telescope markets (several of which are slated for introduction during fiscal 2008 and 2009) that demand for a broad range of products in that category may be stimulated.  Management believes that demand for the Company’s less-expensive telescope and binocular products can be enhanced with new product introductions, targeted marketing and competitive pricing.  Included in the above discussion of specific year over year changes is the positive effect of the stronger euro versus the dollar compared to the prior year (European U.S. dollar sales were positively affected by approximately $1.6 million).

Gross profit decreased from $29.5 million (24.6% of net sales) in fiscal 2006 to $17.5 million (17.2% of net sales) in fiscal 2007, a decrease of 40.1%.  The dollar decrease followed the $18.3 million decrease in net sales and the 7.4 percentage point decrease in gross margin (gross profit as a percent of net sales) for the period.  A combination of significantly reduced sales volume of higher-end products during the current year not covering fixed costs to the extent those costs were covered in the prior year, unit cost increases outpacing average selling price (“ASP”) increases, unit cost decreases not compensating for discounted ASPs, (the previous two conditions reflecting the aggressive inventory rationalization undertaken by management during the year), and SKU reduction led to the overall declines in gross margins.  Among the product types that the Company buys as finished goods from its various suppliers (principally located in China), small imported telescope, mid-level ETX products, microscopes and magnifiers saw an increase in ASPs over the ASPs for fiscal 2006.  ASPs for the Company’s higher-end manufactured product categories (those sold under the Meade and Coronado brand names) also experienced higher overall ASPs during fiscal 2007 as compared to the prior year.  Other imported finished goods including riflescopes, binoculars, and the majority of the Company’s accessories, all experienced decreases in ASPs for fiscal 2007 as compared to fiscal 2006.  Discounts, markdowns and product mix change were the principal drivers of the lower ASPs during fiscal 2007.  Despite the improvements in ASPs for certain imported product types and for the domestically manufactured higher-end products, all of the Company’s imported and domestically manufactured higher-end product categories experienced decreased gross margins from the prior year (except for binoculars which was the only product category to show gross margin improvement over the prior year).  Adding marginally to the decrease in gross profit was approximately $0.5 million in severance for certain employees in the manufacturing and operations departments included in cost of sales during fiscal 2007.  There was no corresponding severance included in cost of sales in the prior year.  The strengthened euro versus the dollar did not have a significant effect on gross margin because the European subsidiary utilizes forward contracts on substantially all of its significant dollar inventory purchases.

Selling expenses decreased from $18.3 million (15.3% of net sales) in fiscal 2006 to $17.6 million (17.4% of net sales) in fiscal 2007, a decrease of 3.5%.  The dollar decrease was primarily due to: 1) a reduction in marketing and advertising expenses of approximately $1 million as the Company rationalized its advertising expenses against lower sales; 2) freight cost reductions of approximately $0.5 million on lower sales; 3) commission expense reduction of approximately $0.2 million on lower commissionable sales; and 4) a decrease of approximately $0.8 million in sales related compensation costs that was completely offset by approximately $0.8 million in severance costs during fiscal 2007.  Partially offsetting the decreases were increases in temporary labor of approximately $0.3 million and increased bad debt expense of approximately $0.7 million.  The increase in selling expenses as a percent of sales compared to the prior year is attributable to the variability of the expenses being less than the variability of sales.

General and administrative expenses increased from $13.1 million (10.9% of net sales) in fiscal 2006 to $15.2 million (14.9% of net sales) in fiscal 2007, an increase of 16.0%.  The dollar increase in general and administrative expenses was primarily due to: 1) an increase of approximately $0.6 million in stock compensation costs related to the Company’s adoption of FAS 123R; 2) an increase of approximately $0.9 million in accounting and legal fees that were principally related to the Company’s internal stock option investigation and the related preparation of the Company’s required filings; and 3) increased temporary labor of approximately $0.3 million.  General and administrative compensation costs included approximately $0.8 and $0.5 million related to severance costs during fiscal 2007 and 2006, respectively.  Not including severance costs, compensation costs decreased approximately $0.3 million in fiscal 2007 as compared to the prior year.  Including severance costs, general and administrative compensation costs were unchanged from the prior year.  Severance costs incurred during fiscal 2007 were related to the departure of the Company’s general counsel and chief financial officer.  Severance during the prior year related to the departure of the Company’s then chief executive officer.  The increase in general and administrative expenses as a percent of sales compared to the prior year is partially due to the “one time” nature of several of the charges during the year and the relatively fixed nature of other costs incurred.  Stock-based compensation expenses, included in general and administrative expenses, related to stock options with exercise prices deemed to be below the fair market value at the measurement date were zero in fiscal 2007, and approximately $3,000 in fiscal 2006, respectively.

ESOP contribution expense was relatively flat from the prior year at approximately $0.3 million in each of the two years; 0.3% of net sales in fiscal 2006 and 2007, respectively.  Changes in this non-cash charge are principally due to changes in the average market value of the Company’s common stock during the year.  The non-cash ESOP contribution expense may fluctuate as the number of shares allocated and the market value of the Company’s common stock changes.

Research and development expenses increased to $1.8 million (1.8% of net sales) in fiscal 2007 from $1.5 million in fiscal 2006 (1.2% of net sales), an increase of 25.7%.  The increase was principally due to an increase in external research and development consulting costs.  Research and development expenses continue to be focused on new product development and product improvement in the Company’s core consumer product categories.

Interest expense decreased from $1.2 million for fiscal 2006 (1.0% of net sales) to $0.8 million for fiscal 2007 (0.8% of net sales), a decrease of 33.3%.  This decrease was principally due to lower average borrowings as compared to the prior year.

The tax provision was $0.9 million on consolidated pre-tax losses of $18.3 million for fiscal 2007.  This was the result of: 1) the Company recording a provision for income taxes on pre-tax income generated in Europe at an estimated rate of 33% (the European pre-tax income was approximately $3.6 million for the fiscal 2007 year); and 2) no tax benefit recognized on pre-tax losses generated by the Company’s domestic operations (domestic operations’ pre-tax loss was approximately $22.0 million for the year).  The Company did not recognize tax benefit on its domestic pre-tax losses due to the uncertainty of realizing those benefits.  The Company is not recognizing tax benefits for financial reporting purposes because it continues to believe, consistent with its determination made at February 28, 2006, that those tax benefits should not be recognized due to insufficient objective evidence at this time to support recognition of those benefits for financial reporting purposes.  The effective tax rate for the year ended February 28, 2006 was significantly affected by recording a valuation allowance to recognize the uncertainty of realizing the benefits of the Company’s domestic net deferred tax assets.  The valuation allowance was recorded because there was insufficient objective evidence at that time to recognize those assets for financial reporting purposes.  At February 28, 2006, a valuation allowance of approximately $12.5 million was recorded to offset the Company’s deferred tax assets.  Ultimate realization of any tax benefits is dependent upon the Company generating sufficient taxable income in future periods, including periods prior to the expiration of certain underlying tax credits.

Fiscal 2006 Compared to Fiscal 2005

Net sales increased from $111.8 million in fiscal 2005 to $119.8 million in fiscal 2006, an increase of 7.2%.  Sales of the Company’s higher-end telescopes and telescope accessory products increased in the aggregate by approximately $8 million over the prior year.  Management believes that the increase in high-end sales reflects the market’s favorable response to new products introduced late in fiscal 2005 and during fiscal 2006.  Included in the approximate $8 million increase in high-end product is approximately $2 million related to increased Coronado brand product sales.  The prior year reflects only four months of Coronado sales compared to a full year in the current period.  Sales of the Company’s less-expensive, smaller-aperture telescopes increased over the prior year period by approximately $8 million on stronger demand, principally related to the Company’s ETX product lines.  Included in the approximate $8 million increase in small telescopes is approximately $1 million from Coronado sales.  Sales of microscopes, magnifying glasses, laser rangefinders, OEM camera products and other miscellaneous products increased, in the aggregate, by approximately $3 million compared to the prior year.  Sales increases were offset principally by a decrease in sales of riflescopes of approximately $10 million and a decrease in binocular sales of just under $1 million.  Included in the above discussion of specific year over year changes is the negative effect of the stronger dollar versus the euro compared to the prior year (European U.S. dollar sales were negatively affected by approximately $1.6 million).

Gross profit increased from $28.2 million (25.2% of net sales) in fiscal 2005 to $29.5 million (24.6% of net sales) in fiscal 2006, an increase of 4.7%.  The dollar increase followed the increase in net sales and relatively flat gross margin (gross profit as a percent of net sales) for the period.  Gross margin was down six-tenths of a point compared to the prior year as improvements coming from sales trending to several higher margin products were offset by lower margins at Simmons Outdoor principally due to discounts on prior year, older-technology, products and air freight expenses on the new Simmons products.  The air freight was incurred in an effort to provide the Company’s customers with the Simmons products in as timely a manner as possible.  The strengthened dollar versus the euro did not have a significant effect on gross margin because the European subsidiary utilizes forward contracts on substantially all of its significant dollar inventory purchases.  Stock-based compensation expenses, included in cost of sales, related to stock options with exercise prices deemed to be below the fair market value at the measurement date were zero in fiscal 2006 compared to $19,000 in fiscal 2005.

Selling expenses increased from $16.1 million (14.4% of net sales) in fiscal 2005 to $18.3 million (15.3% of net sales) in fiscal 2006, an increase of 13.8%.  The dollar increase was primarily due to higher variable costs, principally freight (up over $1 million from the prior year), on higher net sales, plus increases in advertising and personnel expenses (up approximately $0.7 million, each).  The increase as a percent of sales was principally due to marketing and advertising costs related to the introduction of the new Simmons riflescopes that the Company was not able to cancel subsequent to the identification of the significantly lower than expected shipments of Simmons riflescopes from the Company’s Asian supplier.  Stock-based compensation expenses, included in selling expenses, related to stock options with exercise prices deemed to be below the fair market value at the measurement date were zero in fiscal 2006 compared to $17,000 in fiscal 2005.

General and administrative expenses increased from $10.3 million (9.2% of net sales) in fiscal 2005 to $13.1 million (10.9% of net sales) in fiscal 2006, an increase of 27.6%.  The increase in general and administrative expenses includes approximately $0.5 million in severance payments for the Company’s outgoing chief executive officer, approximately $0.3 million in executive search fees related to the search for a new chief executive officer and the addition of personnel in the Company’s finance department, and nearly $0.5 million related to management consultants that advised the Company on operational matters and internal control documentation.  Expenses at the Company’s European subsidiary increased nearly $1.0 million on higher consulting fees related to product testing to meet European Union requirements (approximately $0.3 million), higher personnel costs and lower foreign currency exchange gains (approximately $0.2 million, each) and the balance in higher facilities related costs.  Also contributing to the increase was approximately $0.7 million for Coronado general and administrative costs that were not included in the prior year period.  Stock-based compensation expenses, included in general and administrative expenses, related to stock options with exercise prices deemed to be below the fair market value at the measurement date were approximately $3,000 in fiscal 2006 compared to $64,000 in fiscal 2005.

ESOP contribution expense decreased from $0.4 million (0.4% of net sales) in fiscal 2005 to $0.3 million (0.3% of net sales) in fiscal 2006, a decrease of 18.1%.  The decrease in this non-cash charge was principally due to a decrease in the average market value of the Company’s common stock over the current year.  The non-cash ESOP contribution expense may fluctuate as the number of shares allocated and the market value of the Company’s common stock changes.

Research and development expenses decreased to $1.5 million (1.2% of net sales) in fiscal 2006 from $2.0 million in fiscal 2005 (1.8% of net sales), a decrease of 28.0%.  The decrease was principally due to a decrease in external research and development consulting costs as well as decreased in-house personnel costs.  Research and development expenses continue to be focused on new product development and product improvement in the Company’s core consumer product categories.  Stock-based compensation expenses, included in research and development expenses, related to stock options with exercise prices deemed to be below the fair market value at the measurement date were zero in fiscal 2006 compared to $14,000 in fiscal 2005.

Interest expense increased from $0.9 million for fiscal 2005 (0.8% of net sales) to $1.2 million for fiscal 2006 (0.1% of net sales), an increase of 35.5%.  This increase was principally due to higher costs of funds as compared to the prior year.

The effective tax rate for the year ended February 28, 2006 was significantly affected by recording a valuation allowance to recognize the uncertainty of realizing the benefits of the Company’s domestic net deferred tax assets.  The valuation allowance was recorded because there was insufficient objective evidence at the time to recognize those assets for financial reporting purposes.  Ultimate realization of the benefit of the deferred tax assets is dependent upon the Company generating sufficient taxable income in future periods including periods prior to the expiration of certain underlying tax credits.  At February 28, 2006, a valuation allowance of approximately $12.5 million was recorded to offset the Company’s deferred tax assets.

Seasonality

The Company has experienced, and expects to continue to experience, substantial fluctuations in its sales, gross margins and profitability from quarter to quarter.  Factors that influence these fluctuations include the volume and timing of orders received, changes in the mix of products sold, market acceptance of the Company’s products, competitive pricing pressures, the Company’s ability to meet fluctuating demand and delivery schedules, the timing and extent of research and development expenses, the timing and extent of product development costs and the timing and extent of advertising expenditures.  In addition, a substantial portion of the Company’s net sales and operating income typically occurs in the third quarter of the Company’s fiscal year primarily due to disproportionately higher customer demand for less-expensive telescopes during the holiday season.  The Company continues to experience significant sales to mass merchandisers.  Mass merchandisers, along with specialty retailers, purchase a considerable amount of their inventories to satisfy such seasonal customer demand.  These purchasing patterns have caused the Company to increase its level of inventory during its second and third quarters in response to such demand or anticipated demand.  As a result, the Company’s working capital requirements have correspondingly increased at such times.

Selected Quarterly Financial Data (Unaudited)

The following table (in thousands of dollars, except per share amounts) presents unaudited financial results for each of the nine quarters in the period ended May 31, 2007.  The Company believes that all necessary adjustments have been included to state fairly the quarterly information when read in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus.  The operating results for any quarter are not necessarily indicative of the results for any subsequent quarter.  Quarterly results can be affected by a number of factors, including the timing of orders, production delays or inefficiencies, and raw materials availability.

	May 31, 2005	Aug. 31, 2005	Nov. 30, 2005	Feb. 28, 2006	May 31, 2006	Aug. 31, 2006	Nov. 30, 2006	Feb. 28, 2007	May 31, 2007
	(in thousands of dollars except per share amounts)
Net Sales	$21,525	$21,877	$53,092	$23,341	$18,745	$18,585	$48,498	$15,707	$17,621
Cost of sales	15,533	16,870	38,424	19,506	15,297	15,674	38,189	14,905	15,790
Gross profit	5,992	5,007	14,668	3,835	3,448	2,911	10,309	802	1,831
Selling expenses	3,693	4,106	6,528	3,959	3,359	4,423	5,502	4,362	2,251
General and administrative expenses	2,880	3,041	3,010	4,151	3,044	3,994	3,866	4,269	2,838
ESOP expenses	92	79	91	81	78	72	79	73	69
Research and development expenses	369	302	395	398	327	379	467	667	448
Operating income (loss)	(1,042)	(2,521)	4,644	(4,754)	(3,360)	(5,957)	395	(8,569)	(3,775)
Interest expense	204	231	419	349	99	116	277	311	94
Income (loss) before income taxes	(1,246)	(2,752)	4,225	(5,103)	(3,459)	(6,073)	118	(8,880)	(3,869)
Provision (benefit) for income taxes	(464)	(1,288)	2,744	8,112	117	(140)	1,299	(388)	335
Net income (loss)	$(782)	$(1,464)	$1,481	$(13,215)	$(3,576)	$(5,933)	$(1,181)	$(8,492)	$(4,204)
Net income (loss) per share—basic and diluted	$(0.04)	$(0.08)	$0.08	$(0.68)	$(0.18)	$(0.30)	$(0.06)	$(0.43)	$(0.21)

Liquidity and Capital Resources

Recent Operating Losses

The Company incurred net losses of ($3,775,000) and ($3,360,000) for the three months ended May 31, 2007 and 2006, respectively, and ($19,182,000), ($13,980,000) and ($931,000) for the years ended February 28, 2007, 2006 and 2005, respectively.  The net loss in fiscal 2006 was significantly affected by a $12,504,000 valuation allowance recorded against the Company’s deferred tax assets.  During fiscal 2007 the Company continued to maintain a full valuation allowance on its deferred tax assets.  The net loss for the year ended February 28, 2007, therefore, reflects no tax benefits on the Company’s U.S.-based pre-tax losses which aggregated ($21,885,000).  On a consolidated basis, the Company incurred pre-tax losses of ($18,294,000), ($4,876,000) and ($1,462,000), for the years ended February 28, 2007, 2006 and 2005, respectively.  Net sales during fiscal 2007 decreased approximately 15% from fiscal 2006 levels.  For the fiscal year 2007, sales were negatively affected as supply shortages expanded to include not just riflescopes but many of the Company’s foreign-sourced and domestically produced telescopes as well.  Management can not apportion how much of the decline in sales may be attributable to lack of supply versus diminished market demand.  However, the supply problems during fiscal 2007 were severe.  Gross margins dropped over seven percentage points during fiscal 2007 as compared to the prior year.  The combination of significantly reduced sales volume of higher-end products during the current year not covering fixed costs to the extent those costs were covered in the prior year, average selling prices dropping or not keeping pace with average cost per unit increases (reflecting the aggressive inventory rationalization undertaken by management during fiscal 2007), and SKU reduction led to the overall declines in gross margins.  Operating margins fell significantly during fiscal 2007 as the effects of significant severance costs and increased legal and accounting costs (related to late filing of the prior years’ required filings) added to the effects of lower gross margins.

With respect to sales recovering from the declines experienced during fiscal 2007, management believes that: 1) sufficient quantities of riflescope and telescope products (both domestically produced and foreign sourced) are in production and that production will be able to meet substantially all of the likely demand; 2) a combination of new products, effective marketing and appropriate pricing will stimulate demand for the Company’s products; and 3) while competition for low-end products will continue to be acute, the Company may be able to increase demand for these products with enhanced and new product introductions, targeted marketing and competitive pricing.

Supply chain management will be critical to the Company’s success in achieving its fiscal 2008 targets and beyond.  Management took two major steps during fiscal 2007 to improve supply chain management at the Company.  First, management appointed a new senior vice president of operations and, with that, restructured the operations department, adding two additional senior level managers and emphasizing a process-driven supply chain organization.  Second, management signed an agreement with Three Sixty Sourcing Ltd., a Hong Kong corporation (“360 Sourcing”).  360 Sourcing will provide the Company with assistance for sourcing in China.  Management believes that these steps, among others, will mitigate the current supply chain problems and eliminate the severe shortages in key products (principally riflescopes and mid-priced telescopes) that the Company has experienced over the past two fiscal years.

Liquidity

The Company’s principal sources of funds are cash flow from operating activities and bank lines of credit to provide short-term liquidity.  The Company had $2.1 million in cash at May 31, 2007, compared to $4.0 million in cash at February 28, 2007.  For the three months ended May 31, 2007, the Company funded its operations principally by borrowing on its bank lines of credit and by utilizing its cash on hand.  Cash flow from operating activities was negatively affected principally by losses for the period and an increase in accounts receivable which was offset by a decrease in inventories.  Management efforts to reduce inventories resulted in a decrease of nearly $2.0 million in inventories for the current quarter period.  Management does not expect that trend to continue as it expects inventory to build as the Company prepares for the holiday season.  Working capital totaled approximately $20.0 million at May 31, 2007, compared to $24.0 million at February 28, 2007.  Working capital requirements fluctuate during the year due to the seasonal nature of the business.  As noted above, these requirements are typically financed through a combination of internally generated cash flow from operating activities and short-term bank borrowings.

The Company funded its operations during the fiscal year ended February 28, 2007 with cash and other working capital.  Operations generated approximately $2.6 million in cash, overcoming a $19.2 million net loss with approximately $2 million in depreciation, amortization and ESOP expenses, approximately $0.6 million in stock-based compensation expenses, approximately $0.5 million in bad debt allowances and approximately $10 million and $4 million reductions in inventories and accounts receivable, respectively.  Also adding to cash flow from operations was approximately $4.5 million in increased short-term liabilities.  Inventories decreased as management continued to focus on inventory reduction through aggressive discounts on older inventories and planned SKU count reductions.  Lack of sufficient supply of several of the Company’s primary products also affected inventory levels.  Inventories at February 28, 2007 were $25.3 million on fiscal year sales of $101.5 million.  Inventories at February 28, 2007 were at the lowest level at a year end reporting period since February 28, 1999 when inventories were $14.2 million on fiscal year sales of $76.3 million.  Overall inventory turns increased to 2.8 times during fiscal 2007, up from 2.2 times in fiscal 2006.  In addition, cash from operations was used to pay down the Company’s bank lines of credit by approximately $3 million bringing the balance owed on its bank lines to $0.9 million at February 28, 2007.  Accounts receivable decreased on lower sales during the Company’s fourth fiscal quarter as compared to the prior year’s fourth quarter.  Accounts payable, accrued liabilities and income taxes payable all increased from the prior year and were influenced by the timing of certain expenses and deliberate cash management.

Recent Financing

In the middle of the Company’s second quarter of its fiscal year ending February 28, 2008, the Company’s management determined that additional working capital was needed 1) to purchase inventory to satisfy anticipated demand in the holiday season (as discussed above under the heading “Seasonality”) and 2) to increase cash on hand which has been depleted by the Company’s continuing losses.  While the Company had both debt and equity options available to satisfy its liquidity needs, the Company ultimately decided that equity financing was the more prudent method of raising additional funds to satisfy these needs.  The Company carefully considered internal business and macro-economic risks, the current status of management’s turnaround plan, including the potential for further restructuring activities, the Company’s plans for new product development and funding thereof and the impact of various methods of raising capital on financial performance and dilution to existing stockholders, and the Company concluded that an equity financing was in the best interest of the Company’s stockholders.  Consequently, on August 24, 2007 (the “Closing Date”), the Company entered into a Purchase Agreement (the “Purchase Agreement”) with five institutional investors (the “Investors”) pursuant to which the Investors purchased in a private placement 3,157,895 shares of Meade common stock, par value $0.01 (the “Common Shares”), at a purchase price of $1.90 per share.  Three of the Investors (the “Hummingbird Investors”) are controlled by a director of the Company, Paul D. Sonkin, through his management and control of Hummingbird Capital, LLC, the general partner of the Hummingbird Investors, purchased in the aggregate 526,316 of the Common Shares and paid a purchase price of $2.00 per share (or an aggregate purchase price of approximately $1.1 million) in accordance with the applicable rules of the Nasdaq Global Market.  Gross proceeds from the sale of the Common Shares were approximately $6.1 million.

In connection with entering into the Purchase Agreement, on August 24, 2007, Meade also entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”).  The Registration Rights Agreement provides that the Company will file a registration statement with the Securities and Exchange Commission (the “Commission”) covering the resale of the Common Shares within 30 days after the Closing Date (the “Filing Deadline”).  If the registration statement is not filed with the Commission by the Filing Deadline, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) for which no registration statement is filed.  If the registration statement is not declared effective by the Commission within 120 days after the Closing Date, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) for which no registration statement is declared effective.  If the registration statement is declared effective by the Commission and after such effectiveness, subject to certain exceptions, sales cannot be made pursuant to the registration statement, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) during which sales under the registration statement are not permitted.

Capital Expenditures

Capital expenditures, including financed purchases of equipment, aggregated $0.1 million and $0.1 million for each of the three month periods ended May 31, 2007 and 2006.  The Company had no material capital expenditure commitments at May 31, 2007.  Capital expenditures aggregated $0.4 million, $2.8 million and $0.9 million for the fiscal years ended February 28, 2007, 2006, and 2005, respectively.  On December 1, 2004, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of Coronado Technology Group, LLC, for approximately $2.5 million in cash plus contingent consideration.  A final payment of approximately $1.0 million was paid in May 2006 based upon the financial performance of the acquired operations for the twelve months ended December 31, 2005.

Credit Facilities

As discussed above, the Company continues to depend principally on operating cash flow and availability under its bank lines of credit to provide short-term liquidity.  Availability under its domestic bank lines of credit at May 31, 2007 was over $5.0 million.  The credit facility expires in September 2009, is collateralized by substantially all of the domestic assets of the Company and its domestic subsidiaries and contains certain financial covenants including, but not limited to, minimum EBITDA levels, minimum tangible net worth targets, minimum fixed charge coverage ratios and certain limits on capital expenditures.  Amounts outstanding under the U.S. revolving loan bear interest at the bank’s base rate (or LIBOR rate) plus applicable margins (10.25% at February 28, 2007).  On July 31, September 29, October 31, and November 30, 2006 the Company executed the Seventh, Eighth, Ninth and Tenth amendments to its U.S. bank Credit Agreement, respectively.  The Seventh, Eighth and Ninth amendments granted the Company additional time to meet the Credit Agreement requirements regarding reporting deadlines for the Company’s audited year-end financial statements and quarterly financial statements.  The Company met those reporting deadlines with the filing of its Form 10-K for the year ended February 28, 2007.  The Tenth amendment granted the Company until December 15, 2006 to report its quarterly results to the bank for the quarter ended August 31, 2006.  The Company met the reporting deadline for the quarter ended August 31, 2006.  The Company was in compliance with all restrictive covenants under its Credit Agreement for the period ended May 31, 2007.

On May 31, 2007, the Company executed the Eleventh Amendment to Amended and Restated Credit Agreement (the “Eleventh Amendment”).  The Eleventh Amendment makes the following key changes to the U.S. credit agreement: (1) extends the expiration date to September 30, 2009; (2) reduces the facility to $30,000,000; (3) adjusts the pricing grid based on the Company’s calculated fixed charge coverage ratio; (4) removes the $4 million reserve previously established in the Fifth Amendment; (5) sets minimum EBITDA, tangible net worth and capital expenditure requirements measured on a rolling four quarter basis beginning with the quarter ending May 31, 2007 and minimum fixed charge coverage ratio covenants measured on a rolling four quarter basis beginning with the quarter ending on May 31, 2008; (6) requires payment of an intercompany loan to the Company’s European subsidiary in the amount of approximately $2,000,000 by not later than July 31, 2007 (which was satisfied on a timely basis); and (7) establishes prepayment penalties.  The fee for the amendment was $125,000.  Upon execution of the Eleventh Amendment the Company was in compliance with all of its bank covenants.

On July 29, 2005, the Company’s European subsidiary purchased a building for cash of approximately 1,487,000 euro (approximately $1,805,000 USD at that date).  The approximately 50,000 sq. ft building, located in Rhede, Germany, is being used as office and warehouse space.  The building is being depreciated straight-line over twenty-five years.  In addition to an already existing long term loan with its bank (“European term loan no. 1”) the European subsidiary obtained a 1,375,000 euro (approximately $1,814,000 USD at February 28, 2007) long-term loan commitment (“European term loan no. 2”) toward the purchase of the building.  European term loan no. 2 bears interest fixed at 4.55% with monthly principal payments due of approximately 11,500 euro (approximately $15,200 USD at February 28, 2007) for ten years.  On September 9, 2005, the European subsidiary drew down the 1,375,000 euro term loan no. 2 (approximately $1,705,000 USD at that date).

The European subsidiary renegotiates the terms of its short-term revolving lines on an annual basis.  The European line was 2,000,000 euro (approximately $2,638,000 USD at February 28, 2007) increasing to a maximum of 9,000,000 euro (approximately $11,872,000 USD at February 28, 2007) during fiscal 2008.  The line bears interest at EURIBOR plus 2%.  The line increases to 3,500,000 euro (approximately $4,617,000 USD at February 28, 2007) from August 1, 2007 through August 31, 2007, then increases to 9,000,000 euro from September 1, 2007 through February 29, 2008.  From March 1, 2008 through August 31, 2008 the line returns to 2,000,000 Euro.  The aforementioned lines of credit are provided on the condition that an intercompany loan of $2,000,000 be repaid to the Company’s European subsidiary by July 31, 2007 (which was satisfied on a timely basis).  The European line of credit and term loans are collateralized by all of the principal assets of the subsidiary; are further collateralized by a guarantee from the U.S. parent company in the amount of 2,600,000 euro (approximately $3,430,000 USD at February 28, 2007); and require a minimum capitalization of 3,500,000 euro (approximately $4,617,000 USD at February 28, 2007) at the subsidiary.

Future Cash Requirements

In the event the Company’s plans require more capital than is presently anticipated, or in the event the Company requires amendments to the covenants or other terms and conditions of the credit agreement that it is unable to secure from its bank, additional sources of liquidity such as debt or equity financings, may be required to meet its capital needs.  There can be no assurance that such additional sources of capital will be available on reasonable terms, if at all.  However, management believes that operating cash flow and bank borrowing capacity in connection with the Company’s business should provide sufficient liquidity for the Company’s obligations for at least the next twelve months.

ESOP Contributions

Contributions to the Company’s Employee Stock Ownership Plan (“ESOP”) are accounted for as a contribution expense on the Company’s statement of operations and are accrued quarterly based upon the expected annual contribution amount.  As quarterly contributions are accrued, the corresponding number of shares is added to the Weighted Average Common Shares Outstanding and Unearned ESOP Shares on the Company’s Balance Sheet are reduced.  The ESOP uses the contributions to repay amounts due on the ESOP Loan.  The ESOP contribution expense is a net non-cash charge which is added back to net income to arrive at cash flows provided by operating activities.  As the Company makes these non-cash contributions to the ESOP to fund the repayment of the ESOP Loan, the Company will realize cash tax savings equal to the product of the tax basis of the contributions, multiplied by the applicable statutory tax rates in effect at the time.

Contractual Obligations

The following table summarizes the Company’s contractual obligations as of February 28, 2007, and the effect such obligations are expected to have on its liquidity and cash flows in future periods:

		Payments due by period:
	Total	Up to 1 year	1-3 years	3-5 years	After 5 years
Contractual Obligations:	$1,360,000	$182,000	$364,000	$364,000	$450,000
Non-cancelable operating leases and other contractual obligations	7,562,000	1,501,000	2,530,000	2,705,000	826,000
Total contractual cash obligations	$8,922,000	$1,683,000	$2,894,000	$3,069,000	$1,276,000

Inflation

The Company does not believe that inflation has had a material effect on the results of operations during the past three years.  There can be no assurance that the Company’s business will not be affected by inflation in the future.

New Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company adopted the provisions of FIN 48 as of March 1, 2007.  The adoption of FIN 48 did not have a material impact on the Company’s results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The Company does not expect the adoption of SFAS No. 157 in fiscal 2009 to have a material impact on its results of operations or financial position.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 regarding the process of quantifying financial statement misstatements.  SAB No. 108 states that registrants should use both a balance sheet approach and an income statement approach when quantifying and evaluating materiality of a misstatement.  The interpretations in SAB No. 108 contain guidance on correcting errors under the dual approach as well as provide transition guidance for correcting errors.  This interpretation does not change the requirements within

SFAS No. 154 for the correction of an error in financial statements.  SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006.  The Company will be required to adopt this interpretation for its fiscal year ending 2008.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”.  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  Most of the provisions of this Statement apply only to entities that elect the fair value option.  However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities.  Some requirements apply differently to entities that do not report net income.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The Company does not expect the adoption of SFAS No. 159 in fiscal 2009 to have a material impact on its results of operations or financial position.

Quantitative And Qualitative Disclosures About Market Risk

The Company is exposed to certain levels of market risks, including changes in foreign currency exchange rates and interest rates.  Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates.  The Company conducts business in a number of foreign countries and is primarily exposed to currency exchange-rate risk with respect to its transactions and net assets denominated in the euro.  Business activities in various currencies expose the Company to the risk that the eventual net United States dollar cash inflows resulting from transactions with foreign customers and suppliers denominated in foreign currencies may be adversely affected by changes in currency exchange rates.  In prior years, foreign currency fluctuations have not had a material impact on Meade’s revenues or results of operations.  There can be no assurance that European or other currencies will remain stable relative to the U.S. dollar or that future fluctuations in the value of foreign currencies will not have a material adverse effect on the Company’s business, operating results, financial condition or cash flows.

The Company has adopted a hedging program to manage its foreign currency exchange rate and, at times, interest rate risks.  Upon continuing evaluation and when deemed appropriate by management, the Company may enter into hedging instruments to manage its foreign currency exchange and interest rate risks.  From time to time, the Company enters into forward exchange contracts to establish with certainty the U.S. dollar amount of future firm commitments denominated in a foreign currency.  The notional amounts of the forward exchange contracts vary, typically with the seasonal inventory requirements of the Company’s German subsidiary.  The Company’s German subsidiary purchases inventory from Asian suppliers in U.S. dollars.  A forward exchange contract is typically entered into when the U.S. dollar amount of the inventory purchase is firm.  Given our foreign exchange position, a change in foreign exchange rates upon which these foreign exchange contracts are based would result in exchange gains and losses.  In all material aspects, these exchange gains and losses would be fully offset by exchange gains and losses on the underlying net monetary exposures for which the contracts are designated as hedges.  We do not expect material exchange rate gains and losses from unhedged foreign currency exposures.  As of May 31, 2007 and February 28, 2007, the Company had the following forward exchange contracts outstanding:

	May 31, 2007		February 28, 2007
	Notional Amount	Fair Value	Notional Amount	Fair Value
Forward currency contracts	$11,200,000	$17,000	—	—

At May 31, 2007, the fair value of forward currency contracts is recorded in accrued liabilities on the accompanying Consolidated Balance Sheets.  Changes in the fair value of the cash flow forward currency contracts have been recorded as a component of accumulated other comprehensive income (loss), net of tax, as these items have been designated and qualify as cash flow hedges.  Due to continuing taxable losses, the Company has provided an allowance against all tax benefits generated during the quarter.  Therefore, the change in the fair value of the cash flow forward currency contracts is presented in the accompanying financial statements with no net tax benefit.  The settlement dates on the forward currency contracts vary based on the underlying instruments through February 2008.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, short-term obligations, and long-term obligations.  The Company’s principal exposure to interest rate fluctuations relates primarily to the U.S. revolving loan.  The debt under the U.S. revolving loan bears interest at a floating rate tied to either the LIBOR rate or the bank prime rate of interest.  Management believes that a 1% increase in interest rates on its U.S. revolving loan would have resulted in an immaterial amount of less than $0.1 million additional interest expense for the three months ended May 31, 2007.

BUSINESS

General

Meade Instruments Corp. (“Meade” or the “Company”) is a multinational consumer optics company that designs, manufactures, imports and distributes telescopes, telescope accessories, binoculars, riflescopes, spotting scopes, microscopes, and other consumer optical products.  Meade is dedicated to bringing innovative, cutting-edge, consumer-friendly products to the consumer optics marketplace.  The Company’s brands, which include Meade®, Bresser®, Simmons®, Weaver®, Redfield®, and Coronado®, are recognized throughout the world and are associated with innovation in the amateur astronomy, consumer optical and sporting goods markets.  Products such as the recently announced mySKY™, an easy to-use multi-media night sky exploration guide, the RCX400™ high-end telescopes featuring an Advanced Ritchey-Chrétien (“ARC”) optical design, the LX200®R series of telescopes that combine the state-of-the-art LX200 with the precision of the ARC optics, the LX90GPS™ that brings GPS capabilities to a moderately priced Schmidt-Cassegrain telescope, the Deep Sky Imager™ (“DSI”) series of high-performance charge-coupled device (“CCD”) cameras that have advanced astro-imaging to near point-and-shoot simplicity, and NightView™, a compact night vision monocular built on an innovative and proprietary digital imaging technology, help sustain the Meade brand as a brand known for innovation in amateur astronomy and other consumer optical products.  The Bresser brand, active in the European market for nearly 30 years, is known for its wide range of modestly-priced products including binoculars and smaller-aperture telescopes.  In October 2002, the Company acquired Simmons Outdoor Corp. (“Simmons Outdoor”) to expand its brand name offerings and extend its reach into the worldwide sporting goods marketplace.  With the purchase of Simmons Outdoor the Company acquired the Simmons, Weaver and Redfield brand names.  The Simmons, Weaver and Redfield brand names have long histories in the sporting goods channel (the Redfield brand name will be 100 years old in 2008).  In December 2004, in its continuing efforts to expand the Company’s product offerings, the Company purchased substantially all of the assets and assumed substantially all of the liabilities of Coronado Technology Group, LLC, a supplier of high-end hydrogen-alpha and other solar filters and high-end dedicated solar telescopes, as well as various related accessories and more modestly priced dedicated solar observation equipment.

The Company offers numerous different telescope, riflescope and binocular models as well as hundreds of accessory products for amateur astronomy and sporting goods consumers.  The Company’s telescopes range in aperture from under 2 inches to 20 inches and in retail price from less than $50 to almost $50,000.  The Company offers several families of binoculars and riflescopes under its various brand names at retail price points from about $10 to approximately $500.  Whether a consumer is a serious amateur astronomer, an avid naturalist, a hunter or someone just looking for a good binocular, Meade offers a complete range of quality products to satisfy the consumer optics buyer.

Founded in 1972, Meade has a reputation for providing the amateur astronomer with technically sophisticated products at competitive prices.  Combining its manufacturing expertise with its dedication to innovation, quality and value, Meade has developed and produced some of the industry’s most technologically advanced consumer telescopes at affordable prices.  Capitalizing on its brand name recognition among serious amateur astronomers and its ability to bring advanced technology to lower price points, the Company has marketed its less-expensive telescopes to beginning and intermediate amateur astronomers.  The Company is a supplier of consumer optics to such retailers as Lidl (in Europe), Wal-Mart, Costco, Dick’s Sporting Goods, Sam’s Club and Cabela’s Inc.

Meade has consistently emphasized a business plan that is concentrated on new product development and effective targeted marketing.  As an indication of its commitment to product development, the Company spent $1.8 million, $1.5 million and $2.0 million on research and development during fiscal 2007, 2006 and 2005, respectively, and has, over the last five fiscal years, expended $10.8 million in the aggregate on research and development.  The Company also spent $448,000 and $327,000 on research and development in the three months ended May 31, 2007 and 2006, respectively.  These research and development expenditures were centered on the development of technologically advanced telescopes and other astronomy related products, breakthrough riflescopes for the shooting and hunting markets and other new products for the general consumer and sports optics markets as well as product improvement and industrial applications of the Company’s existing technologies.

The Company manufactures a complete line of advanced astronomical telescopes.  Parts and components for the advanced telescopes are manufactured and assembled in various plants located in the United States, Mexico, Korea, Taiwan, Japan, the Philippines and China.  The advanced optical systems are manufactured in a Company-leased plant in Irvine, California.  The Company’s binoculars and riflescopes and many of its mid-range to less-expensive telescopes, as well as certain component parts for its telescopes, are manufactured under proprietary designs by manufacturers located in Asia, including Mainland China, Taiwan and Japan.  The Company also assembles many of its products and accessories into finished products in the Company’s Mexican assembly plant.

The Company complements its efforts in new product development with an aggressive marketing plan.  The Company’s marketing plan includes a state-of-the-art web site, print advertising in astronomy, outdoor and hunting related magazines and, at times, in general consumer magazines, as well as jointly developed advertising campaigns with many of the Company’s key retail partners, and point-of-sale marketing displays.  In addition, Meade publishes comprehensive, full-color, high-quality product catalogs that provide significant product exposure for a broad range of consumers including the serious amateur astronomer, the avid birder, the weekend sports enthusiast or the hunter.

On September 1, 1999, the Company acquired 100% of the equity interests in Bresser Optik GmbH & Co. KG and Bresser Optik Geschaftsfuhrung und Verwaltungs GmbH (collectively “Bresser”), for $5.0 million in cash and 201,830 shares of the Company’s common stock valued at approximately $2.0 million.  Bresser is a German distributor of binoculars, telescopes, microscopes and other consumer optical products.  Bresser has provided the Company greater foreign distribution opportunities for the Company’s products.  Moreover, Bresser’s significant presence in the binocular and low-priced telescope market in Europe has strengthened the Company’s penetration into these markets.  The cost structure at Meade Europe (formerly Bresser), operating as a distribution company with the majority of its sales coming from product manufactured in Asia, has resulted in steady profitability for these operations since the Company acquired Bresser in 1999.  In January 2000, the Company also purchased what was formerly its German distributor for approximately $1.1 million cash.

On October 25, 2002, the Company acquired 100% of the outstanding common stock of Simmons Outdoor Corp. for $20.8 million cash ($16.0 million was paid at close; the balance was paid in December 2002).  Simmons Outdoor, a designer and distributor of riflescopes, binoculars and other consumer sports optics, offers products under the Simmons, Weaver and Redfield brand names.  To fund a portion of the purchase price, the Company sold 3,292,000 shares of its common stock in a private placement for net cash proceeds of $7.3 million.  The balance of the purchase price was funded through borrowings on the Company’s domestic bank line of credit.

On December 1, 2004, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of Coronado Technology Group, LLC, for approximately $2.5 million in cash plus contingent consideration.  A final payment of approximately $1 million was paid in May 2006, based upon the financial performance of the acquired operations for the twelve months ended December 31, 2005.  Coronado is a supplier of high-quality hydrogen-alpha and other filters and dedicated solar telescopes, as well as various related accessories, designed to meet the needs of amateur as well as professional solar observers.  The acquisition of Coronado added a respected name in the solar observation markets to Meade’s suite of brands, adding to the Company’s product offerings, particularly in the telescope and accessory lines.

In the United States and Canada, the Company distributes its products through a network of more than 400 specialty retailers, distributors and mass merchandisers, which offer the Company’s products in more than 12,000 retail store locations.  The Company also sells certain of its products to selected national mail order dealers.  In addition to products sold through Meade Europe (formerly Bresser) channels, Meade sells its products internationally through a network of over 40 foreign distributors, many of which service dealer locations in their respective countries.  Revenues from customers outside North America were $44.8 million, $45.3 million and $32.1 million for the years ended February 28, 2007, 2006 and 2005, representing approximately 44.1%, 37.8%, and 28.7% of the Company’s net revenues, respectively (See Note 9 of Notes to Consolidated Financial Statements beginning on page F-18), and $8.4 million and $7.1 million for the three months ended May 31, 2007 and 2006, representing approximately 47.67% and 37.87% of the Company’s net revenues, respectively.  The Company intends to continue to pursue an integrated strategy of product line expansion, aggressive marketing, and expansion of the Company’s domestic and international distribution networks.

Industry Overview

Market-size data for the consumer optics industry are difficult to obtain because nearly all of the companies in the industry are privately held.  The Company believes the overall size of the consumer optics market is driven, in part, by the introduction of new products.

The Company offers products at numerous price points in the consumer optics market, from advanced astronomical telescopes, state-of-the-art riflescopes and cutting-edge binoculars with integrated digital cameras to less-expensive telescopes for beginning amateur astronomers and low-priced binoculars and riflescopes for the casual user.

The advanced astronomical telescope market is characterized by frequent technological developments, including the relatively recent introduction of innovative optical designs and computer-aided features.  Serious amateur astronomers demand that the optical, electronic and mechanical performance of the telescopes and accessories they purchase be of very high quality.  These advanced telescopes continue to drive the technological advances specifically in the telescope industry and generally in the consumer optics industry.

Telescopes are generally offered in three different optical configurations: (a) refracting telescopes, which use a lens at the upper end of the optical tube to collect light; (b) reflecting telescopes, which use a concave mirror as the primary optical element; and (c) catadioptric (mirror-lens) telescopes, which employ a combination of mirrors and lenses to form the image.  Each type has its own advantages: refractors are easy to maintain, yield sharp images and are relatively inexpensive in smaller apertures; reflectors generally are the lowest-cost means of purchasing larger apertures and are well suited to the intermediate amateur astronomer; and mirror-lens telescopes are more portable in larger apertures.

The binocular market is typically characterized less by technological developments than by styling, features and price.  The principal features considered by binocular buyers include: (1) the diameter of the objective lenses, which serve to collect light, (2) the types of prisms used to right the visual image—either porro prisms (which give some binoculars the familiar zig-zag profile) or roof prisms that permit straight line designs, and (3) the magnification, or power, of the optical system.  A binocular’s field of view, anti-reflective lens coatings and eye relief are also considered by consumers buying binoculars.  Binoculars typically range in size from mini binoculars that generally have objective lenses not larger than 26mm to professional-level binoculars that can support objective lenses exceeding 60mm in diameter.  Binocular retail prices range from under ten dollars to several thousand dollars.  The Company’s binoculars, offered under the Meade, Bresser, Simmons, Weaver and Redfield brand names, as well as various private label names, generally sell for between $10 and $400 at retail.

The riflescope market demands a product that is rugged, waterproof and unerringly accurate.  Like the binocular and telescope markets, features, styling, price and brand reputation are prime motivators in the riflescope market.  The principal product features considered by rifle and pistol scope buyers include: (1) light gathering ability and light transmission which are principally dependent on the diameter of the objective lens and the effectiveness of the anti-reflective coatings applied to the various lens surfaces in the scope, (2) waterproof/fogproof/shockproof integrity and durability of construction, (3) eye relief, which measures the distance from the shooter’s eye to the surface of the ocular lens, (4) ease of adjustment for windage and elevation, and (5) magnification—riflescopes typically offer variable magnification but come in fixed magnifications as well.  Riflescopes are sized by the diameter of the objective lens, which typically ranges from 20mm to 56mm, and are priced from under $30 to nearly $2,000 at retail.  The Company’s rifle and pistol scopes, offered under the Simmons, Weaver and Redfield brand names, generally sell from $30 to approximately $500 at retail.

Meade believes that it is well positioned in the marketplace to capitalize on its strong family of brand names, its research and development resources, its history of innovation and its manufacturing capabilities, to bring new and innovative products to market.

Products

Meade has developed and expanded its product line to include a full line of telescopes and accessories for the beginning, intermediate and serious amateur astronomer.  The Company offers a complete line of binoculars from small aperture theater glasses to full-size waterproof roof-prism glasses and the Company’s CaptureView binocular with an integrated digital camera.  The Company’s product offerings also include a complete line of riflescopes from the lower-to-moderately priced Simmons line to the higher priced precision scopes in the Weaver line.  During fiscal 2004, under the Meade and Weaver brand names, the Company introduced a new compact night vision monocular that is built on an innovative and proprietary digital imaging technology that yields crisp, detail-rich images.  Moreover, in addition to adding new products, the Company continually refines and improves its existing products.  Certain of Meade’s products are described in greater detail below:

Advanced Astronomical Telescopes.  Among the Company’s most sophisticated products are its RCX and LX series ARC and Schmidt-Cassegrain telescopes and the recently introduced MAX Mount™, a fully integrated robotic German equatorial mount for the most advanced amateur astronomer.  The RCX and LX series telescopes incorporate optical systems that provide high-quality resolution, contrast and light transmission and offer the serious amateur astronomer a broad range of products, from the attractively priced Autostar-controlled LX90GPS, to the state-of-the-art RCX400 and LX200R lines.  The RCX400 telescopes, currently available in 10, 12, 14, 16 and 20 inch apertures, are the Company’s newest state-of-the-art large-aperture scopes specifically targeting serious amateur astronomers interested in astrophotography.  The RCX line makes observatory-grade optics, mechanics and electronics available to consumers at reasonable prices.  The LX200R telescopes, available in 8, 10, 12, 14 and 16-inch apertures, are the most popular of the Company’s telescopes among serious amateur astronomers.  Both the RCX and the LX200R telescopes feature the Company’s proprietary ARC optics, a Global Positioning System (“GPS”) receiver for automatic telescope alignment and a built-in computer library of more than 145,000 celestial objects.  These objects are cataloged in the Company’s proprietary hand-held computerized Autostar II control system.  By entering any of the celestial objects presented on the Autostar II display, the telescope automatically locates and tracks the selected object.  Advanced telescopes also include the Company’s LX90GPS, a moderately priced line of Schmidt-Cassegrain telescopes available in 8, 10 and 12 inch apertures.  The Company’s LXD75 series and Truss Dobsonian telescopes offer the more serious amateur a wide variety of advanced features on larger aperture telescopes at economical prices.  With the acquisition of Coronado in December 2004, the Company added sophisticated, dedicated solar viewing telescopes to its advanced telescope lines.  The SolarMax™ telescopes, ranging in aperture from 40mm to 90mm, feature Coronado’s patented hydrogen-alpha (“H-alpha”) etalon filters.  Coronado’s H-alpha etalons isolate the hydrogen-alpha wavelength while rejecting all others allowing “naked-eye” observation of the sun, its flares, prominences, filaments, spiculae, faculae, and active regions.  The Company has recently introduced, under the Coronado brand, two telescopes that isolate Calcium K (“CaK”) solar emissions.  The SolarMax 70 CaK and Personal Solar Telescope (“PST”) CaK are solar observing telescopes which isolate ionized calcium emissions of the sun allowing for a different view than that produced by the H-alpha wavelength filters.  Advanced astronomical telescopes collectively represented approximately 3%, 2%, and 1% of telescope units shipped and approximately 17%, 17% and 11% of the Company’s net sales for the years ended February 28, 2007, 2006 and 2005, respectively, and approximately 5% of telescope units shipped and approximately 18% of net sales for the three months ended May 31, 2007.

Entry-Level Telescopes.  Designed specifically for the beginning to intermediate amateur astronomer or terrestrial observer, the Company’s less-expensive 50mm to 130mm refracting, reflecting and spotting scopes and the ETX series telescopes include many of the features of the more advanced telescopes at economical prices.  With the NG and NGC series of telescopes (the “NG telescopes”) and the Digital Electronic Series telescopes (the “DS telescopes”), with apertures ranging from 60mm to 130mm, and the ETX series, with apertures ranging from 60mm to 125mm, some of the most sophisticated features of the Company’s advanced telescopes are made available at some of the Company’s lowest retail price points.  Equipped with the hand-held Autostar Computer Controller, the ETX series and the DS telescopes can find and track any one of one thousand or more celestial objects at the push of a button.  The Autostar, with its “go to” capability, brings to the general consumer, for prices starting at a few hundred dollars, features that have previously been available only on the most sophisticated high-end telescopes selling for thousands of dollars.  The Company offers several variations of its small refracting and reflecting telescopes (including its traditional models, the NG telescopes and the DS telescopes) for distribution on a semi-exclusive basis to specific specialty retailers.  With the acquisition of Coronado in December 2004, in addition to the advanced H-alpha and CaK scopes described above, the Company added dedicated solar-viewing telescopes to its entry-level offerings.  The Coronado PST is a 40mm dedicated solar telescope that makes solar viewing possible at a more consumer friendly price.  The Coronado PST uses a filtering technology similar to that which goes into a SolarMax telescope but with a few unique design characteristics that allow for a lower price to the consumer.  These various telescope models comprise the lower-priced end of the Company’s telescope product lines.  Sales of entry-level telescopes comprised approximately 97%, 98% and 99% of the Company’s telescope units shipped and approximately 36%, 38% and 34% of the Company’s net sales for the years ended February 28, 2007, 2006 and 2005, respectively, and approximately 95% of the telescope units shipped and approximately 18% of the net sales for the three months ended May 31, 2007.

Binoculars.  The Company expanded its market presence in binoculars with the acquisition of Simmons Outdoor in 2002 and Bresser in 1999.  The Simmons Outdoor brands are widely recognized in the sports optics marketplace as quality products at competitive prices.  The Bresser name is equally well recognized in Germany and other countries in Europe as a quality supplier of a wide range of binoculars.  Sales of Bresser branded binoculars accounted for approximately one-third of Meade Europe’s sales during each of the years ended February 28, 2007, 2006 and 2005, respectively, and approximately 40% of Mead Europe’s sales during the three months ended May 31, 2007.  The Company also sells a complete line of consumer binoculars through its existing domestic distribution network under the Meade brand name.  The Company’s CaptureView line of binoculars with an integrated digital camera is sold under the Meade and Simmons brand names.  The binoculars sold by the Company are purchased from manufacturers outside the United States.  Binocular sales in each of the years ended February 28, 2007, 2006 and 2005, represented approximately 21%, 21% and 23% of the Company’s net sales during those fiscal years, respectively, and in the three months ended May 31, 2007, represented approximately 21% of the net sales during those three months.

Riflescopes, Shotgun Scopes and Pistol Scopes.  The Company added riflescopes, shotgun scopes and pistol scopes to its product offerings with the acquisition of Simmons Outdoor in October 2002.  Meade now sells riflescopes under the Simmons, Weaver and Redfield brand names.  Riflescope sales accounted for most of the Company’s sales attributed to Simmons Outdoor during fiscal 2007, 2006 and 2005 and the three months ended May 31, 2007.  The riflescopes sold by the Company are purchased from manufacturers outside the United States.  Riflescopes represented approximately 11%, 10% and 20% of the Company’s net sales for the years ended February 28, 2007, 2006 and 2005, respectively, and approximately 19% of the net sales for the three months ended May 31, 2007.

Accessories.  The Company also offers accessories for each of its principal product lines that range from additional eyepieces and multi-media celestial observation guides (such as the Company’s recently announced mySKY) and software that enhance the consumer’s telescope experience to bore sighters for riflescopes.  The Coronado acquisition added several high-end H-alpha etalon filters and CaK filters to the list of telescope accessories for the serious amateur astronomer.  Sales of accessories represented approximately 7%, 7% and 8% of the Company’s net sales for the years ended February 28, 2007, 2006 and 2005, respectively, and approximately 8% of the net sales for the three months ended May 31, 2007.  Other miscellaneous products such as industrial optical and digital imaging products, microscopes, rangefinders, night vision and other consumer optical products accounted for approximately 8%, 7% and 4% of the Company’s net sales for the years ended February 28, 2007, 2006 and 2005, respectively, and approximately 15% of the net sales for the three months ended May 31, 2007.

Operations

Supply Chain Management.  Complete and on-time delivery of the Company’s products to its customers is a key tenet of the Company’s mission and strategy.  Management of the supply chain is critical to that end.  The Company made significant changes in its operations and supply chain management during fiscal 2007 with the appointment of a new senior vice president of operations, the addition of several new professionals to the operations staff and the execution of an agreement with Three Sixty Sourcing Ltd., a Hong Kong corporation (“360 Sourcing”).  360 Sourcing will provide the Company with assistance for virtually all aspects of its exclusive sourcing in China; including, without limitation, identification and management of Chinese suppliers, quality control and assurance, logistics services, business development support, and administrative services.

The Company works closely with factories in China to develop proprietary product designs.  In an effort to mitigate the risks associated with reliance on any one supplier, Meade has engaged 360 Sourcing to assist it in sustaining its relationships with multiple suppliers in China and to broaden the number of suppliers of its products worldwide.  Many of the Company’s products purchased during the three fiscal years ending in February 2007 were supplied by Chinese manufacturers.  The Company owns many of the key designs, molds and dies used by such suppliers.

Materials and Supplies.  The Company purchases high grade optical glass for its higher-end telescopes in order to avoid imperfections that can degrade optical performance.  Lenses and mirrors for the Company’s domestically manufactured telescopes are individually polished and figured by master opticians to precise tolerances to achieve a high level of resolution.  The Company purchases metal telescope components from numerous foundries, metal stamping and metal working companies.  Certain of the Company’s products contain computerized drive systems and other electronic circuitry.  The components of these computerized drive and electronic systems are purchased from various suppliers and are generally assembled by third party vendors.

Optical Testing.  As each of Meade’s ARC and Schmidt-Cassegrain optical sets, or parabolic Newtonian primary telescope mirrors progress through the grinding, polishing and figuring stages of development, they are repeatedly tested and re-tested for irregularities, smoothness of figure and correction.  Optical testing of the Company’s products produced outside of the United States is performed by trained optical technicians to comply with strict quality standards.  The Company maintains strict quality standards for all of its optics included in the Company’s products from telescopes and eyepieces to riflescopes and binoculars.

Optical Alignment and Centration.  Finished, individually-matched and figured high-end optical sets are sent to the optical alignment and centration process, where each optical set is placed into a special optical tube that permits rotation of the optical elements about their optical axes.  A variation of this alignment and centration process is performed on all of the Company’s optical products from riflescopes and binoculars to eyepieces and small telescopes.

The Company also utilizes its 50,000 sq. ft. assembly facility in Tijuana, Mexico (the “Mexico Facility”).  This facility employs from 50 to over 150 people (based upon product sales levels and seasonal demand) engaged in the assembly of several products including telescopes, electronic sub-assemblies, and accessory products.

Intellectual Property

The Company relies on a combination of patents, trademarks and trade secrets to establish and protect its proprietary rights and its technology.  In general, the Company pursues patent protection both in the United States and selected foreign countries for subject matter considered patentable and important to the Company’s business strategy.  The Company has patents issued and/or pending in the U.S. and in several foreign jurisdictions including Europe, Australia, Canada, Japan and China.

Generally, patents issued in the U.S. are effective for 20 years from the original date of application.  The duration of foreign patents varies in accordance with applicable foreign local law.  While the duration of the Company’s patents varies, most of its most important patents have been issued within the last ten years.

The Company believes that its patents, proprietary technology, know-how and trademarks provide significant protection for the Company’s competitive position in the marketplace and the Company intends to protect and enforce its intellectual property assets.  Nevertheless, there can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation or infringement of its technologies or that the Company’s competitors will not independently develop technologies that are substantially equivalent or superior to the Company’s technologies.  Effective protection of intellectual property rights may be limited or unavailable in certain foreign countries.

Seasonality

The Company has experienced, and expects to continue to experience, substantial fluctuations in its sales, gross margins and profitability from quarter to quarter.  Factors that influence these fluctuations include the volume and timing of orders received, changes in the mix of products sold, market acceptance of the Company’s products, competitive pricing pressures, the Company’s ability to meet increasing demand and delivery schedules, the timing and extent of research and development expenses, the timing and extent of product development costs and the timing and extent of advertising expenditures.  In addition, a substantial portion of the Company’s net sales and operating income typically occurs in the third quarter of the Company’s fiscal year primarily due to disproportionately higher customer demand for less-expensive consumer products during the holiday season.  The Company continues to experience significant sales to mass merchandisers.  Mass merchandisers, along with specialty retailers, purchase a considerable amount of their inventories during the Company’s third fiscal quarter to satisfy such seasonal consumer demand.  These purchasing patterns have caused the Company to increase its level of inventory during its second and third quarters in response to such demand or anticipated demand.  As a result, the Company’s working capital requirements have correspondingly increased at such times.

Sales and Marketing

The Company’s products are sold through a domestic network of mail order and internet dealers, specialty retailers, distributors and mass merchandisers.  Internationally, the Company’s products are sold through its wholly owned subsidiary in Germany to specialty retailers and mass merchandisers and through a network of foreign distributors and dealers in other countries around the world.  The Company’s high-end telescopes are generally sold through mail order and internet dealers or single and multiple-location specialty retailers.  Meade’s less-expensive telescopes are sold in similar venues but are sold principally through mass merchandisers.  The Company’s binoculars and riflescopes are sold principally through a network of domestic distributors, as well as through specialty retailers and mass merchandisers.  The Company maintains direct contact with its larger dealers and its domestic and foreign distributors through the Company’s sales professionals.  A network of independent representatives is used to maintain contact with its smaller specialty retailers.  Included among the Company’s customers are the following: Wal-Mart, Costco, Lidl, Sam’s Club, Dick’s Sporting Goods and Cabela’s.  For additional information about geographic areas, see Note 9 of Notes to Consolidated Financial Statements beginning on page F-18.

The Company’s sales force works closely with its dealers, specialty retailers, distributors and mass merchandisers on product quality, technical knowledge and customer service.  The Company employs a large sales and customer service force in the U.S. and Europe trained to assist the Company’s customers in all facets of its products’ operations.  The Company’s internal sales personnel are supplemented by a network of regional sales representatives.  Together, these individuals advise the Company’s specialty retailers about the quality features of the Company’s products and provide answers to questions from specialty retailers as well as directly from end users of the Company’s products.  The Company stresses service to both its customers and end users by providing marketing assistance in the form of hang-tags, catalog layouts and other print media as well as dedicated toll-free customer service telephone numbers.  In addition to giving its customers personal attention, the Company believes toll-free telephone numbers also help reduce the number of product returns from end users who are generally unfamiliar with the assembly and operation of telescopes, binoculars and riflescopes.  The Company’s dedication to providing a high level of customer service is one factor that management believes sets Meade apart from its competition.

The Company’s telescope products are regularly advertised in all major domestic and most international telescope and astronomy-related magazines with comprehensive, full color, technically informative advertisements which present a consistent message of innovation and quality about the Company and its products.  Innovation and quality is also the theme in the Simmons, Weaver and Redfield advertising and marketing programs.  The hunting brands are regularly advertised in most of the widely circulated hunting and outdoors consumer magazines.  The Company also focuses advertising dollars on point-of-sale promotions and displays in partnership with its retail customers to jointly market the Company’s products to the end consumer.

Throughout fiscal 2007, the Company sold its products to mail order dealers, to distributors, and to more than 400 specialty retailers and mass merchandisers that offer Meade’s products in more than 12,000 retail store outlets.  During fiscal years 2007 and 2006, Lidl, a European retailer, accounted for approximately 20% and 15% of the Company’s net sales, respectively.  During the fiscal years ended 2007 and 2005, Wal-Mart accounted for approximately 10% and 11% of the Company’s net sales, respectively.  The net sales to Wal-Mart in fiscal 2005 included the net sales to Sam’s Club.  If those net sales to Sam’s Club were not included, Wal-Mart would have accounted for approximately 9% of net sales in fiscal 2005.  The Company’s ten largest customers, in the aggregate, accounted for approximately 49%, 30% and 35% of the Company’s net sales for the years ended February 28, 2007, 2006 and 2005, respectively, and approximately 42% of the net sales for the three months ended May 31, 2007.  The loss of, or the failure to replace, any significant portion of the sales made to any significant customer could adversely affect results of operations of the Company to the extent the Company did not replace any such lost sales with increased sales to existing or new customers.

Competitive Strengths

The Company believes that it derives significant benefits from its position as a leading designer and distributor of telescopes, binoculars, riflescopes, spotting scopes, microscopes, night vision and other consumer optical related products.  These benefits include its ability to offer its customers a broad and innovative product line embodying both high quality and value.  The Company believes it has the following competitive strengths:

New Products/Research and Development.  The Company places a primary emphasis on product innovation and quality through its research and development efforts.  The Company employs an in-house engineering staff at its Irvine, California facility that develops new products and applies technological advances and improvements to existing products.  The Company is able to obtain additional benefits by out-sourcing certain research and development services to supplement its internal expertise.  Meade believes that the members of its engineering team are among the most experienced in the consumer optics industry.  The Company, its management and its employees are dedicated to the goal of producing technically superior yet price-competitive products and have been responsible for some of the consumer optics industry’s most technically advanced, easy to use, consumer optical products.

Broad Line of Products.  The Company has pursued a strategy in which it uses the advancements in microprocessor technology to build on its existing know-how in advanced telescope design and operation to bring computer technology and features to consumer optical products at lower and lower price points.  Through its acquisitions of Bresser in 1999, Simmons Outdoor in 2002 and Coronado in 2004, the Company has expanded its product lines to include a wide variety of binoculars and telescopes under the Bresser brand name (a well-known and respected brand in Germany and throughout Europe), complete lines of riflescopes, pistol scopes and binoculars under the Simmons, Weaver and Redfield brand names, and a broad assortment of solar viewing equipment under the Coronado brand name.  As a result, the Company offers numerous different telescope, riflescope, spotting scope and binocular models with several different optical configurations, as well as hundreds of accessory products for the consumer optics and sports optics buyers.  The Company’s telescopes range in aperture from under 2 to 20 inches and in retail price from less than $50 to almost $50,000.  The Company offers several families of riflescopes and binoculars (including digital camera binoculars) under its several brand names at retail price points from about $10 to approximately $500.  During fiscal 2004, Meade and Weaver introduced a compact night vision monocular that is built on an innovative and proprietary digital imaging technology that yields crisp, detail-rich images.  Whether a consumer is a serious amateur astronomer, an avid hunter, or someone just looking for a good binocular, Meade offers a wide range of quality products to satisfy the consumer optics buyer.

Optical Systems Expertise.  Meade has made substantial investments to develop an expertise in optical engineering, providing it with the ability to produce high quality optics.  Meade employs highly skilled opticians who use sophisticated manufacturing techniques and equipment, including specialized optical polishing machines and vacuum-coating machines, to produce what the Company believes to be the highest quality optics available in the more advanced consumer telescope market.  Meade uses its optical engineering expertise to ensure that the optics in its foreign-sourced products meet the strictest of standards.

Quality Control.  Meade’s manufacturing and engineering personnel coordinate and oversee the manufacturing process in order to ensure that product quality is maintained at a high level within an efficient cost structure.  The Company has in place quality controls covering all aspects of the manufacturing process of its products, from each product’s precision optical system to its final assembly and testing.  Parts and components for the advanced telescopes are manufactured and assembled in various plants located in the United States, Mexico and China.  The production of the most advanced optical systems, which are critical components of the advanced telescopes are manufactured in a Company-leased plant in Irvine, California.  Many of the Company’s less-expensive telescopes and its binoculars, riflescopes and microscopes, as well as certain component parts for its small to midrange telescopes, are manufactured under proprietary designs by manufacturers located in Asia, including mainland China, Taiwan, Korea, the Philippines and Japan.  The Company also assembles many of its products and accessories into finished products in the Company’s Mexican assembly plant.

Broad Distribution Network.  The Company’s sales force in the U.S. and in Germany works closely with specialty retailers, distributors and mass merchandisers on product quality, technical knowledge and customer service.  Meade has its own on-site graphic arts departments in Irvine, CA and Rhede, Germany to work with specialty retailers, distributors and mass merchandisers to produce print advertising, hang-tags for displays within retail outlets and other point-of-sale support.  This capability provides the Company’s customers with a comprehensive marketing program to assist in their sales efforts.  As a result of these efforts, Meade has become a major supplier of consumer optics to such major retailers as Lidl (in Europe), Wal-Mart, Sam’s Club, Costco, Dick’s Sporting Goods and Cabela’s.  Meade Europe also has continued to expand the Company’s international presence.

Superior Customer Service.  The Company believes that its high level of customer service and technical support are important factors that differentiate it from its competitors.  In addition to providing toll-free phone access to customers in an effort to provide superior post-sale service, Meade has consolidated its various customer service departments and increased its technical support staff for all of its product offerings.  Communications infrastructure has been upgraded with a new phone system integrated with CRM software.  The Company’s internet support pages also include video how-to instruction for many of Meade’s products, as well as technical manuals to further educate users about product operation.

Competition

The consumer optics market is competitive and sensitive to consumer needs and preferences.  In the telescope market, Meade competes in the United States and Canada with SW Technology Corporation (“Celestron”), and Bushnell Performance Optics, Inc. (“Bushnell”) and, to a lesser extent, with other smaller companies which service niche markets.  In April 2005, SW Technology Corporation (a Delaware corporation and an affiliate of Synta Technology Corporation of Taiwan (“Synta”), a long-time supplier to Celestron) acquired all of the outstanding equity of Celestron Acquisition LLC.  Meade has begun to see increased pricing pressure from Celestron as a result of this change in ownership and a substantial capital infusion by Synta.  The Company will continue to endeavor to execute on its strategy to be the lowest cost producer in order to answer the pricing pressure brought on by the acquisition of Celestron.  In Europe and Japan, the Company competes primarily with Celestron, Vixen Optical Industries, Ltd., and with other smaller regional telescope importers and manufacturers.  Some of the Company’s current and potential competitors in the telescope market may possess greater financial or technical resources and competitive cost advantages due to a number of factors, including, without limitation, lower taxes and lower costs of labor associated with manufacturing.

The binocular and riflescope markets are generally more competitive than the telescope market with a greater number of competitors at each price point.  In the binocular market, the Company competes primarily with Bushnell, Nikon Inc., Pentax Corporation, Barska Optics and various smaller manufacturers and resellers.  In the riflescope market, the Company competes primarily with Bushnell, Leupold & Stevens, Inc., Nikon Inc., BSA Optics, Inc., and Burris Company.  Many of these competitors in the binocular and riflescope market have significantly greater brand name recognition and financial and technical resources than those of the Company, and many have long-standing positions, customer relationships and established brand names in their respective markets.

Employees

As of August 31, 2007, Meade had 326 full-time employees, worldwide.  The Company believes that it offers competitive compensation and benefits and that its employee relations are good.  None of the Company’s United States-based employees is represented by a union.  The Company’s employees at its facility in Mexico are represented by a union.  The success of the Company’s future operations depends in large part on the Company’s ability to attract and retain highly skilled technical, marketing and management personnel.  There can be no assurance that the Company will be successful in attracting and retaining such key personnel.

In order to enable its employees to share in the Company’s growth and to receive the benefits of ownership, Meade established the Meade Instruments Corp. Employee Stock Ownership Plan (the “ESOP”), effective March 1, 1996.  The ESOP provides participating United States-based employees an opportunity to receive beneficial ownership of Meade’s common stock.

Facilities

During fiscal 2007, the Company leased a 161,000 square foot manufacturing, distribution and corporate facility located in Irvine, California.  This facility lease had an expiration date of September 30, 2007.  In December 2006, the Company renewed this lease for an additional five-year term.  This lease renews as of October 1, 2007, expires on September 30, 2012 and is renewable at the Company’s option for one additional five-year term.  During fiscal 2007, the Simmons Outdoor operation was housed in a leased 96,000 square foot distribution facility in Thomasville, Georgia that included 6,000 square feet of office space.  The Simmons Outdoor facility lease expires in December 2007, with an option for the Company to renew for up to four four-year terms.  As of February 28, 2007, the Company had consolidated the Simmons Outdoor operation into its Irvine facility, closed operations in Georgia and sublet the Thomasville facility through December 2007.  The Company will not exercise its option to renew the Thomasville lease upon its expiration in December 2007.  The Company also leases a 50,000 square foot manufacturing and assembly plant in Tijuana, Mexico.  The Tijuana lease expires in 2010 with two, five-year options remaining.  The Company owns a 30,000 square foot distribution facility located in Borken, Germany, and a 44,000 square foot office and distribution facility in Rhede, Germany.  The Company leased a 1,200 square foot office space, in Graefelfing, Germany that was terminated in May of 2006.  The Company also leased 8,300 square feet of office and manufacturing space in Tucson, Arizona for its Coronado Instruments subsidiary.  The Company did not renew the Coronado lease and operations were moved to the Company’s Irvine, California facility upon expiration of the Coronado lease in August 2006.  The Company’s management believes that all facilities occupied by the Company are adequate for present requirements, and that the Company’s current equipment is in good condition and suitable for the operations involved.

Legal Proceedings

1.             The following purported stockholder derivative action has been filed challenging conduct by certain of the Company’s current and former board members and officers in connection with various stock option grants:

a.             In re Meade Instruments Corp. Derivative Litigation, No. 06 CC 205, Superior Court of the State of California for the County of Orange, filed October 6, 2006. On November 22, 2006, the court consolidated under the above caption two state derivative actions: (i) Barclay v. Diebel, et al., No. 06 CC 205, Superior Court of the State of California for the County of Orange, filed October 6, 2006 and (ii) Bryant v. Diebel, et al., No. 06 CC 206, Superior Court of the State of California for the County of Orange, filed October 6, 2006.  The plaintiffs filed a consolidated complaint on December 22, 2006.  The consolidated complaint asserts causes of action for breach of fiduciary duty, accounting, abuse of control, gross mismanagement, constructive trust, corporate waste, rescission, unjust enrichment, and violation of California Corporations Code in connection with the Company’s option granting practices.  The defendants filed demurrers to the complaint on February 5, 2007.  On May 23, 2007, the parties in both this action and the class action discussed below participated in a mediation.  As a result of this mediation, the parties in both actions reached a preliminary settlement understanding, which includes corporate governance reforms and an amount to cover plaintiffs’ attorneys fees.  The Company anticipates that the monetary portion of the proposed settlement will be covered by the Company’s director and officer liability insurance.  The parties are in the process of finalizing their settlement agreements.  These settlements are conditioned upon court approval.

2.             The following putative federal securities class action has also been filed challenging conduct by the Company and certain of its current and former board members and officers in connection with various stock option grants:

Grecian v. Meade Instruments Corp., et al., No. SA CV 06 908 AG (JTLx), United States District Court for the Central District of California, filed September 27, 2006.  On January 8, 2007, the court granted the named plaintiffs’ motion to be appointed lead plaintiffs.  On February 22, 2007, the plaintiffs filed their second amended complaint, which asserts claims for violations of Section 10(b), 14(a) and 20(a) of the Securities Exchange Act in connection with the Company’s option granting practices.  On May 23, 2007, the parties in both this action and the derivative action discussed above participated in a mediation.  As a result of this mediation, the parties in both actions reached a preliminary settlement understanding, which includes corporate governance reforms and an award to the class, from which plaintiffs’ attorneys fees and administrative costs would be paid.  The Company anticipates that the monetary portion of the proposed settlement will be covered by the Company’s director and officer liability insurance.  The parties are in the process of finalizing their settlement agreements.  These settlements are conditioned upon court approval.

3.             On September 28, 2006, Daniel Azari and Paul T. Jones (dba Star Instruments) and RC Optical Systems, Inc. filed an action against Meade and certain Meade dealers in the United States District Court for the Southern District of New York, alleging the following claims: (1) violation of the Racketeer Influenced And Corrupt Organization Act (“RICO”); (2) violation of New York General Business Law §§ 349 and 350; (3) violation of California Business and Professions Code § 17200; (4) unfair competition; and (5) product disparagement.  The gravamen of the complaint is that Meade and other defendants allegedly falsely advertise Meade’s Advanced Ritchey-Chretien products as being Ritchey-Chretien products.  On October 31, 2006, Plaintiffs filed an Amended Complaint, adding claims for violation of the Lanham Act.  On January 3, 2007, the United States District Court for the Southern District of New York granted a motion filed by Meade and ordered the case transferred to the United States District Court for the Central District of California.  In March 2007, the court dismissed the following claims: (1) violation of the RICO Act; (2) violation of New York General Business Law §§ 349 and 350; and (3) product disparagement.  In June 2007, the court dismissed all claims by Plaintiff Daniel Azari.  The complaint seeks injunctive relief, compensatory damages, and attorneys’ fees and costs.

4.             On June 13, 2006, the Company issued a press release announcing that it had received notification from the Securities and Exchange Commission (the “SEC”) of an informal inquiry into the Company’s past stock option grant practices.  The Company cooperated with the SEC in connection with that inquiry.

Due to the uncertainties of litigation, the Company is unable to provide an evaluation of the likelihood of either a favorable or unfavorable outcome in the above mentioned cases.

In addition to the above, the Company is involved from time to time in litigation incidental to its business. Management believes that the outcome of such litigation will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their positions and ages, as of August 31, 2007, are as follows:

Name	Age	Position
Steven L. Muellner	57	Chief Executive Officer, President, Director
Paul E. Ross	34	Senior Vice President – Finance and Chief Financial Officer
Robert L. Davis	41	Senior Vice President – Sales
Donald Finkle	49	Senior Vice President – Operations
Harry L. Casari	71	Chairman of the Board and Director
Paul D. Sonkin	39	Director
Timothy C. McQuay	56	Director
James M. Chadwick	34	Director
Frederick H. Schneider, Jr.	51	Director
Steven G. Murdock	56	Director, Former President and Chief Executive Officer

Steven L. Muellner has been the Company’s President, Chief Executive Officer and a member of the Board since May 8, 2006.  From December 2004 until April 2006, Mr. Muellner was a private investor.  From August 1998 to December 2004, Mr. Muellner served as President of Variflex, Inc., an outdoor sports products supplier.  From July 1996 to May 1998, Mr. Muellner was President and Co-Chief Executive Officer of Applause Enterprises, a distributor of children’s toys and licensed merchandise.  From 1995 to 1996, Mr. Muellner served as Executive Vice President of Sales and Marketing at Caradon Doors and Windows, a leading provider of custom doors and windows.  From 1987 to 1994, Mr. Muellner served in various capacities, including, President, Vice President of Sales and Marketing and Vice President of Marketing at LouverDrape, Inc., a distributor of window coverings, and from 1983 to 1987, Mr. Muellner served in various capacities, including product manager, at Frito-Lay, Inc.  Mr. Muellner received his Masters degree in business administration from Cornell University and BS from the University of Minnesota in Minneapolis.

Paul E. Ross has been the Company’s Senior Vice President—Finance and Chief Financial Officer since March 2007.  From May 2005 to March 2007, Mr. Ross was the Chief Financial Officer and Treasurer of Power-One, Inc., a Nasdaq-listed manufacturer of power supply products for use in communication, semiconductor, testing, medical, industrial and other electronic instruments.  From April 2001 to May 2005, Mr. Ross held various positions with Power-One including finance and corporate controller, director of corporate finance, and manager of financial planning and reporting.  From December 1998 to April 2001, Mr. Ross was the senior financial analyst of the external reporting group with BP/Atlantic Richfield Company (ARCO).  From September 1996 to December 1998, Mr. Ross was an audit associate and then senior audit associate with PricewaterhouseCoopers LLP.  Mr. Ross received his BA degree from UCLA in 1996 and his MBA degree from USC in 2002.

Robert L. Davis has been the Company’s Senior Vice President—Sales since July 2006 and its Senior Vice President—Corporate Development since March 2003.  Mr. Davis was the Company’s Senior Vice President and Assistant General Counsel from March 2002 to February 2003.  Mr. Davis was the Company’s Vice President and Assistant General Counsel from December 1999 to February 2002.  From September 1996 to December 1999, Mr. Davis was an attorney with O’Melveny & Myers LLP, specializing in corporate and securities law.  From August 1994 to September 1996, he worked as an attorney with Morrison & Foerster LLP, specializing in corporate finance and labor and employment law.  Mr. Davis received a BA degree in English and a JD degree from Brigham Young University.

Donald W. Finkle has been the Company’s Senior Vice President—Operations since August 2006.  From January 2004 to August 2006, Mr. Finkle served as President and Chief Executive Officer of Southwest Business Systems, a private integrator of software and hardware operating solutions for the hospitality industry.  From September 2001 to July 2003, he served as Group Vice President of R&D for BIC Corporation, a consumer packaged goods company.  From May 1998 to September 2001, Mr. Finkle was Director of Product Development and Engineering at Avery Dennison Corporation, a manufacturer of pressure sensitive materials and consumer packaged goods.  From 1990 to 1998, Mr. Finkle was employed by Toro Corporation, where he held various positions including materials and logistics manager and total quality manager.  Mr. Finkle received a BS degree in Business and a MS degree in Systems and Industrial Engineering from the University of Arizona.

Harry L. Casari was named Chairman of the Board of the Company as of June 1, 2003.  Mr. Casari is currently a private investor.  He worked as a Certified Public Accountant for Ernst & Young LLP from 1969 until 1994 when he retired as a Partner.  Mr. Casari received a BS degree in business administration from the University of Denver.  He serves as a member of the Board of Directors of Cohu, Inc., Orange 21, Inc., and Catcher Holdings, Inc.

Paul D. Sonkin has served as the Chief Investment Officer to Hummingbird Value Fund, L.P., a Delaware limited partnership, since its inception in December 1999, to Hummingbird Microcap Value Fund, LP, since its inception in March 2002, to Hummingbird Concentrated Fund, LP, since its inception in January 2004, and to Tarsier Nanocap Value Fund, LP, since its inception in June 2005.  Since January 1998, Mr. Sonkin has served as an adjunct professor at Columbia University Graduate School of Business, where he teaches courses on securities analysis and value investing.  From May 1998 to May 1999, Mr. Sonkin was a senior analyst at First Manhattan & Co., a firm that specializes in mid and large cap value investing.  From May 1995 to May 1998, Mr. Sonkin was an analyst and portfolio manager at Royce & Associates, which practices small and micro cap value investing.  Mr. Sonkin is a member of the Board of Directors of Conihasset Capital Partners, Inc.  Mr. Sonkin received an MBA from Columbia University and a BA degree in Economics from Adelphi University.

Timothy C. McQuay has been a Managing Director—Investment Banking at A.G. Edwards & Sons, Inc. since August 1997.  From May 1995 to August 1997, Mr. McQuay was a Partner at Crowell, Weedon & Co. and from October 1994 to August 1997 he also served as Managing Director of Corporate Finance.  From May 1993 to October 1994, Mr. McQuay served as Vice President, Corporate Development with Kerr Group, Inc., a New York Stock Exchange listed plastics manufacturing company.  From May 1990 to May 1993, Mr. McQuay served as Managing Director of Merchant Banking with Union Bank.  Mr. McQuay received an AB degree in economics from Princeton University and a MBA degree in finance from the University of California at Los Angeles.  He serves as a member of the Board of Directors of Keystone Automotive Industries, Inc.

Frederick H. Schneider, Jr. has served as the Chief Financial Officer of Skechers USA, Inc. since January 2006.  From July 2004 to January 2006, Mr. Schneider served as Senior Managing Director of Pasadena Capital Partners, LLC, a private equity investment firm.  Prior to working at Pasadena Capital Partners, LLC, Mr. Schneider was an independent private equity investor and consultant.  From September 1994 to January 1998, he served as Chief Financial Officer and Principal of Leonard Green & Partners, L.P., a merchant banking firm.  From June 1978 to September 1994, he was employed by KPMG Peat Marwick, including five years as an Audit and Due Diligence Partner.  Mr. Schneider received a BA degree in accounting and management from Ambassador College.  He serves as a member of the Board of Directors of Sport Chalet, Inc.

James M. Chadwick founded Monarch Activist Partners LP, a Delaware limited partnership, and has been its managing partner since its formation in January 2006.  From January 2003 to June 2005, Mr. Chadwick was the Managing Member of Pacific Coast Investment Partners, LLC, a hedge fund specializing in shareholder activism.  From April 1999 to October 2002, Mr. Chadwick served as an analyst for Relational Investors, LLC, a registered investment advisor.  Mr. Chadwick is a director of AirNet Systems, Inc., an American Stock Exchange listed specialty air carrier company for time-sensitive deliveries.  Mr. Chadwick graduated with a BA in History from the University of California Los Angeles.

Director Compensation – Fiscal 2007

Directors who are also employees of the Company are reimbursed for expenses incurred in attending meetings of the Board but do not otherwise receive compensation for serving as directors of the Company.  The compensation paid to any director who was also one of our employees during fiscal 2007 is presented below in the Summary Compensation Table—Fiscal 2007 and the related explanatory tables.  Such employee-directors are generally not entitled to receive additional compensation for their services as directors.  Each director who is not an employee of the Company (referred to herein as “Non-Employee Directors”) is entitled to receive compensation consisting of an annual retainer, fees for committee chairmanship and annual option awards as set forth below.

Annual Retainer and Chairmanship Fees

The following table sets forth the schedule of annual retainers and chairmanship fees for each Non-Employee Director in effect during Fiscal 2007:

Type of Fee	Dollar Amount
Annual Board Retainer	$30,000
Additional Annual Fee to Chair of Audit Committee	$1,500
Additional Annual Fee to Chair of Compensation Committee	$1,500
Additional Annual Fee to Chair of Nomination and Governance Committee	$1,500

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors and attending meetings.

Equity Awards to Non-Employee Directors

The Company’s 1997 Stock Incentive Plan provides for the automatic granting of stock options to Non-Employee Directors.  Each time a new Non-Employee Director is elected, an option to purchase 5,000 shares of Common Stock is automatically granted to such Non-Employee Director at the then fair market value of the Common Stock.  In addition, Non-Employee Directors receive an additional grant of 5,000 options on the date of each Annual Meeting of Stockholders after which such director will continue in office, provided that any new Non-Employee Director will only receive one automatic grant during the year in which such director is elected.  All options granted to Non-Employee Directors are non-qualified stock options and vest ratably over the three-year period following the date of the grant.  The option exercise price is the fair market value or closing price of the Company’s Common Stock as of the date of grant.  The options granted to Non-Employee Directors do not include any dividend or dividend equivalent rights.  However, Non-Employee Directors are entitled to dividends with respect to shares purchased under an option at the same rate as of the Company’s other stockholders.

Director Compensation Table

The following table presents information regarding the compensation paid during Fiscal 2007 to Non-Employee Directors:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($)(3)(4) (d)		All Other Compensation ($) (e)	Total ($) (f)
Harry L. Casari	31,500	—	8,124		—	39,624
Timothy C. McQuay	31,500	—	8,124		—	39,624
Paul D. Sonkin(1)	23,022	—	1,372		—	24,394
James M. Chadwick(1)	21,522	—	1,372		—	22,894
Frederick H. Schneider, Jr.	31,500	—	6,765		—	38,265
Steven G. Murdock(1)	24,538	—	194	(5)	—	24,732
Vernon L. Fotheringham(2)	22,500	—	7,930		—	22,500
Michael P. Hoopis(2)	22,500	—	7,930		—	22,500

(1)                                  Includes pro-rata portion of fees for time period served on the Board of Directors.

(2)                                  Messrs. Fotheringham and Hoopis resigned from the Board of Directors effective December 15, 2006.

(3)                                  The amounts reported in column (d) above reflect the aggregate dollar amounts recognized for financial statement reporting purposes with respect to Fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions).  For a discussion of the assumptions and methodologies used in connection with the stock options reported in column (d) above, please see the discussion of stock and option awards contained in Note 3 “Summary of Significant Accounting Policies—Stock Based Compensation” and Note 10 “Stock Incentive Plan” to the Company’s Consolidated Financial Statements for the fiscal years ended February 28, 2007, 2006 and 2005, which are included in this prospectus.

(4)                                  As described above, we granted each of our Non-Employee Directors (other than Messrs. Fotheringham and Hoopis, who resigned from the Board of Directors prior to the grant date, and Messrs. Sonkin and Chadwick, who joined the Board pursuant to the Settlement Agreement described above and were granted options on June 13, 2006 at the time they joined the Board) an award of 5,000 stock options in connection with the Company’s Annual Meeting on January 31, 2007.  The exercise price of each stock option awarded had a value equal to the closing price of the Company’s Common Stock on the grant date ($2.76 on January 31, 2007 and $2.79 on June 13, 2006).  The grant date value for the options dated January 31, 2007 was $9,000 and for the options dated June 13, 2006 was $7,648.  See footnote (3) above for the assumptions used to value these awards in the table.

(5)                                  In connection with Mr. Murdock’s resignation as the Company’s President, CEO and Secretary effective May 8, 2006, all Mr. Murdock’s then current outstanding stock options were cancelled.  The 5,000 options set forth in the table represent stock options Mr. Murdock received on January 31, 2007 in connection with the Company’s Annual Meeting of Stockholders and his position as a Non-Employee Director.  Information regarding Mr. Murdock’s compensation as a Named Executive Officer is presented in the “Summary Compensation Table – Fiscal 2007.”

Director Option Awards

The following table presents the number of outstanding and unexercised option awards held by each of our Non-Employee Directors as of February 28, 2007.  No Non-Employee Director had any stock awards outstanding on February 28, 2007.

Director	Number of Shares Subject to Outstanding Option Awards as of 6/1/07
Harry L. Casari	73,000	(3)
Timothy C. McQuay	73,000	(3)
Paul D. Sonkin(1)	5,000
James M. Chadwick(1)	5,000
Frederick H. Schneider, Jr.	10,000
Steven G. Murdock(1)	5,000
Vernon L. Fotheringham(2)	0
Michael P. Hoopis(2)	0

(1)                                  In connection with Mr. Murdock’s resignation as the Company’s President, CEO and Secretary effective May 8, 2006, all Mr. Murdock’s then current outstanding stock options were cancelled.  The 5,000 options set forth in the table represent stock options Mr. Murdock received on January 31, 2007 in connection with the Company’s Annual Meeting of Stockholders and his position as a Non-Employee Director.  Information regarding Mr. Murdock’s compensation as a Named Executive Officer is presented in the “Summary Compensation Table—Fiscal 2007.”

(2)                                  Messrs. Fotheringham and Hoopis resigned from the Board on December 15, 2006.  All outstanding stock options have been subsequently cancelled.

(3)                                  The numbers in the table represent the actual number of stock options outstanding as of June 1, 2007.  The numbers include (and have been reduced by) the number of options exercised by Mr. Casari (5,000 options exercised) and Mr. McQuay (5,000 options exercised).

Committees of the Board of Directors

The standing committees of the Board of Directors consist of a Compensation Committee, a Nominating and Governance Committee and an Audit Committee.  No member of any Committee is either an officer or employee of the Company and, with the exception of Mr. Murdock, who is a member of the Nominating and Governance Committee, each of the members of each Committee is “independent” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and applicable law.

Compensation Committee.

The Compensation Committee of the Board of Directors is responsible for establishing and governing the compensation and benefit practices of the Company.  As of February 28, 2007, the Compensation Committee was comprised of Messrs. Sonkin (Chairman), Casari and McQuay. During Fiscal 2007, members of the Compensation Committee also included Mr. Hoopis, who served as Chairman until his resignation from the Board effective December 15, 2006, and Mr. Schneider, who served as a member of the Compensation Committee from March 22, 2006 to December 15, 2006.  The Compensation Committee responsibilities are set forth in the Company’s Amended and Restated Compensation Committee Charter, last amended by the Board of Directors as of April 20, 2004 (the “Compensation Committee Charter”).  A copy of the Company’s Compensation Committee Charter is available on the Company’s website at www.meade.com.

All members of the Compensation Committee must be independent directors (as determined by the Board) under the independence requirements of the NASDAQ Global Market listing requirements and applicable law, and must qualify as nonemployee directors under Rule 16b-3 and outside directors under Internal Revenue Code Section 162(m) and applicable law.  The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two (2) Board members.  At all times during Fiscal 2007, the Compensation Committee consisted of at least three (3) Board members, each of whom the Board has affirmatively determined satisfies these independence requirements. Pursuant to its Charter, the Compensation Committee’s responsibilities include the following:

•                                          establish the general compensation policies of the Company, specifically, reviewing and approving the compensation of the Company’s Chief Executive Officer, as well as reviewing the compensation of the Company’s other executive officers and key employees;

•                                          evaluate the Chief Executive Officer’s performance (and, in consultation with the Chief Executive Officer, evaluate the other executive officers’ performance) in connection with each person’s goals and objectives;

•                                          set executive officers’ compensation levels based on such evaluations and other factors deemed appropriate, including the Company’s performance and relative stockholder return, the value of incentive awards to executive officers at comparable companies and the awards given to the Company’s officers in past years;

•                                          oversee and approve the grant of awards, including options and restricted shares or other awards under the Company’s 1997 Stock Incentive Plan, as amended (the “1997 Plan”);

•                                          oversee the Company’s employee benefit plans;

•                                          review and approve significant employment, separation, severance and other contracts having any compensatory effect or purpose;

•                                          review and assist the Board in developing succession plans for executive officers;

•                                          review and recommend to the Board appropriate director compensation programs for non-employee directors;

•                                          develop and periodically assess the Compensation Committee’s compensation policies;

•                                          have express authority to retain and terminate any compensation consulting firm used to evaluate executive or director compensation, including to approve the consulting firm’s fees and other retention terms;

•                                          review and reassess the adequacy of the Compensation Committee Charter as the Committee deems necessary and recommend any proposed changes to the Board for approval and publish the Compensation Committee Charter as required by the rules and regulations of applicable law and as otherwise deemed advisable by the Committee;

•                                          timely prepare and approve the compensation discussion and presentation to be included in the Company’s annual proxy statement; and

•                                          perform any other activities consistent with the Charter.

The Board has delegated authority to the Compensation Committee to grant equity-based awards (including stock options and/or restricted stock) to employees of the Company.  Equity-based awards to all officers, including those subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are made by the Compensation Committee.  As indicated above, pursuant to the Compensation Committee Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including all of the Named Executive Officers).  The Compensation Committee has, in the past, retained the services of a compensation consulting firm.  In addition, from time to time, management has consulted with its own outside advisors to assist in analyzing and preparing recommendations to the Compensation Committee regarding compensation programs and levels.

Generally, our Chief Executive Officer, after consultation with legal counsel when appropriate, recommends to the Compensation Committee the salary, annual bonus and long-term compensation levels for senior officers, including the other Named Executive Officers, in accordance with the Amended and Restated Compensation Committee Charter.  The Chief Executive Officer works closely with legal counsel, together with input from the Human Resources Department when deemed appropriate, in order to establish recommendations for the Compensation Committee regarding the compensation package for the members of senior management, including the Named Executive Officers.  Other Named Executive Officers, such as the Company’s Chief Financial Officer, periodically provide financial and other information to the Compensation Committee to assist in determining appropriate compensation levels.  Our other executive officers, including the other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers and our other members of senior management.

Nominating and Governance Committee.

As of February 28, 2007, the Nominating and Governance Committee was comprised of Messrs. McQuay (Chairman), Chadwick and Murdock.  During Fiscal 2007, members of the Nominating and Governance Committee also included Mr. Fotheringham, who served as Chairman until March 22, 2006 at which time Mr. McQuay joined the Committee as Chairman, Mr. Hoopis, who served as a member of the Nominating and Governance Committee until his resignation from the Board effective December 15, 2006, and Mr. Casari, who served as a member of the Nominating and Governance Committee until December 15, 2006.  As set forth in the Company’s Amended and Restated Nominating and Governance Committee Charter, the Nominating and Governance Committee’s functions include establishing criteria for selecting new directors, identifying individuals qualified to become Board members, selecting or recommending director nominees and developing and recommending corporate governance principles for the Company.  The Nominating and Governance Committee will consider stockholder proposals for nominees to the Board of Directors.  A copy of the Company’s Amended and Restated Nominating and Governance Committee Charter is available on the Company’s website at www.meade.com.

Criteria the Nominating and Governance Committee uses in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of independence required by the listing requirements of the NASDAQ Global Market and applicable law.  While the Nominating and Governance Committee does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the Committee is guided by the following principles: (a) each director should be an individual of high character and integrity; (b) each director should be accomplished in his or her respective field, with superior credentials and recognition; (c) each director should have relevant expertise and experience, and be able to offer advice and guidance to management based on that expertise and experience; (d) each director should have sufficient time available to devote to the affairs of the Company; (e) each director should represent the long-term interests of the stockholders as a whole; and (f) each director should be selected such that the Board represents a diversity of backgrounds and experience.  The Nominating and Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at an annual meeting of stockholders.  The Nominating and Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Audit Committee.

As of February 28, 2007, the Audit Committee was comprised of Messrs. Schneider (Chairman), Casari and Chadwick.  During Fiscal 2007, members of the Audit Committee also included Messrs. Hoopis and Fotheringham, who served as members of the Audit Committee until their resignation from the Board effective December 15, 2006.  In addition, as of March 22, 2006, Mr. Schneider replaced Mr. Casari as the Chairman of the Audit Committee.  The Board of Directors has determined that Messrs. Schneider and Casari have accounting and related financial management expertise within the meaning of the NASDAQ Global Market listing requirements and qualify as “audit committee financial experts” within the meaning of the SEC regulations.  The Board of Directors has also determined that each of the members of this Committee is an “independent director” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.  As set forth in the Company’s Second Amended and Restated Audit Committee Charter, the Audit Committee’s functions include reviewing the financial reporting process, the Company’s internal control systems, the audit process and the Company’s process for monitoring compliance with laws and regulations, and recommending to the Board of Directors the engagement of and determining the independence of the Company’s independent accountants.  A copy of the Company’s Second Amended and Restated Audit Committee Charter is available on the Company’s website at www.meade.com.

Compensation Committee Interlocks and Insider Participation

Of the Compensation Committee members whose names appear on the Compensation Committee Report above, Mr. Casari was a Committee member during all of Fiscal 2007.  Messrs. Sonkin (Chairman) and McQuay were appointed as Committee members by the Company’s Board of Directors on December 15, 2006.  During fiscal 2007, members of the Compensation Committee also included Mr. Hoopis, who served as Chairman until his resignation from the Board effective December 15, 2006, and Mr. Schneider, who served as a member of the Compensation Committee from March 22, 2006 to December 15, 2006.  None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during Fiscal 2007.  Except as described below, no member of the Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

On August 24, 2007 (the “Closing Date”), the Company entered into a Purchase Agreement (the “Purchase Agreement”) with five institutional investors (the “Investors”) pursuant to which the Investors purchased in a private placement 3,157,895 shares of the Company’s common stock, par value $0.01 (the “Common Shares”), at a purchase price of $1.90 per share.  Gross proceeds from the sale of the Common Shares were approximately $6.1 million.  Three of the Investors (the “Hummingbird Investors”) are controlled by a director of the Company, Paul D. Sonkin, through his management and control of Hummingbird Capital, LLC, the general partner of the Hummingbird Investors.  Mr. Sonkin owns a direct interest in each of the three Hummingbird Investors as a limited partner.  In addition, through his equity interest in Hummingbird Capital, LLC, Mr. Sonkin also has a significant indirect profits interest in each of the Hummingbird Investors.  The Hummingbird Investors purchased in the aggregate 526,316 of the Common Shares and paid a purchase price of $2.00 per share (or an aggregate purchase price of approximately $1.1 million) in accordance with applicable rules of the Nasdaq Global Market.  The approximate dollar value of the amount of Mr. Sonkin’s interest in the transaction is $45,000.  Prior to the sale of the Common Shares to the Hummingbird Investors, Mr. Sonkin beneficially owned approximately 15.6% of the Company’s common stock.  The Company’s policies and procedures for reviewing and approving transactions between directors and the Company are set forth in the Company’s Code of Conduct Guidelines for Members of the Board of Directors (available at www.Meade.com) (the “Code of Conduct”).  Any transaction between the Company and a director in which there could be a conflict of interest or a potential conflict of interest is subject to review under the Code of Conduct.  A conflict of interest exists in any situation in which the Company has an interest and the interest (personal or financial) of a director is or may also be involved.  The Company’s Ethics Review Team (consisting of the Company’s legal department, the Chief Financial Officer and the Controller) must be consulted and has the authority to approve or disapprove of any conflict of interest.

In connection with entering into the Purchase Agreement, on August 24, 2007, the Company also entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”).  The Registration Rights Agreement provides that the Company will file a registration statement with the Securities and Exchange Commission (the “Commission”) covering the resale of the Common Shares within 30 days after the Closing Date (the “Filing

Deadline”).  If the registration statement is not filed with the Commission by the Filing Deadline, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) for which no registration statement is filed.  If the registration statement is not declared effective by the Commission within 120 days after the Closing Date, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) for which no registration statement is declared effective.  If the registration statement is declared effective by the Commission and after such effectiveness, subject to certain exceptions, sales cannot be made pursuant to the registration statement, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) during which sales under the registration statement are not permitted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of the compensation awarded to, earned by or paid to our principal executive and principal financial officers during the fiscal year ended February 28, 2007 (“Fiscal 2007”) (including both our current and former CEO), and the three other executive officers of the Company for Fiscal 2007.  These individuals are collectively referred to as the “Named Executive Officers” in this Proxy Statement.

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board of Directors.  None of the Named Executive Officers is a member of the Compensation Committee.  As contemplated by the Charter of the Compensation Committee, the base salary, annual bonus and long-term compensation awards of the Company’s Chief Executive Officer are set by the Compensation Committee.  The Chief Executive Officer makes recommendations to the Compensation Committee regarding the base salary, annual bonus and long-term compensation awards for the other Named Executive Officers.  Our Chief Executive Officer may work with other Named Executive Officers, such as the Chief Financial Officer or General Counsel, in formulating recommendations for, and providing certain financial and other information to, the Compensation Committee in order to assist in determining appropriate compensation levels for senior management.  Our other officers, including the other Named Executive Officers, do not currently participate in determining or recommending the form or amount of compensation paid to our Named Executive Officers or our other members of senior management.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders.  In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•                                          Competition.  The Company should provide competitive compensation opportunities so that we can attract, retain and motivate qualified executives.

•                                          Alignment with Stockholder Interests.  A substantial portion of compensation should be contingent on the Company’s performance.  As an executive officer’s level of responsibility increases, a greater portion of the officer’s total compensation should be dependent on the Company’s performance and stock price appreciation.

•                                          Pay for Performance.  A substantial portion of compensation should be tied to individual performance.

As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include a base salary, an annual cash incentive opportunity, a long-term share-based incentive opportunity, 401(k) retirement benefits, Employee Stock Ownership Plan (“ESOP”) benefits, and severance protection for certain actual or constructive terminations of a Named Executive Officer’s employment or a change in control of the Company.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives.  The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executives
Annual Cash Incentive Opportunity	• Hold executives accountable for performance (both personal performance and company performance)
• Attract, retain and motivate qualified executives
Long-Term Share-Based Incentives	• Align executives’ interests with those of stockholders
• Hold executives accountable for performance (primarily company performance)
• Attract, retain and motivate qualified executives
401(k) Retirement Benefits	• Attract, retain and motivate qualified executives
ESOP Benefits	• Attract, retain and motivate qualified executives
Severance and Other Benefits Upon Termination of Employment or Change of Control	• Attract, retain and motivate qualified executives

As illustrated by the table above, base salaries, 401(k) retirement benefits, ESOP benefits, and severance and other termination benefits are all primarily intended to attract, retain and motivate qualified executives.  These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable.  We believe that in order to attract, retain and motivate top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service.  Some of the elements, such as base salaries, are generally paid out on a short-term or current basis.  The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our annual cash incentive opportunity is primarily intended to hold executives accountable for performance (both personal performance and company performance), although we also believe it helps us attract, retain and motivate executives.  Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our stockholders, although we also believe they help hold executives accountable for performance and help us attract, retain and motivate executives.  These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance.  Each Named Executive Officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for the immediately preceding fiscal year.  Long-term equity incentives are generally paid out or earned over a longer-term basis and are designed to reward performance over one or more years.

The individual compensation elements are intended to create a total compensation package for each Named Executive Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities.  From time to time, the Compensation Committee has retained independent compensation consultants to obtain and evaluate current executive compensation data for similarly situated companies.  Consistent with our compensation philosophies described above, our goal is to provide each Named Executive Officer with a current executive compensation program that is competitive in light of the compensation paid to comparable executives at similarly situated companies.  In determining the appropriate levels of compensation to be paid to Named Executive Officers, we may consider amounts realized from prior compensation.

Current Executive Compensation Program Elements

Base Salaries

Each of the Company’s Named Executive Officers has an employment agreement so as to set forth the terms and conditions of the Company’s expectations for the Named Executive Officer during his employment with the Company.  The employment agreements are also designed to determine, in advance, an appropriate compensation package during the Named Executive Officer’s employment term, and a fair and equitable severance package should that employment be terminated (See “Compensation Discussion and Analysis—Employment Agreements”).

The Compensation Committee generally reviews the base salaries for each Named Executive Officer in the first fiscal quarter of each year.  In determining the appropriate Fiscal 2007 base salary for our Named Executive Officers, the Compensation Committee considered the base salary levels in effect for comparable executives at similarly situated companies, the experience and personal performance of such Named Executive Officers and the financial performance of the Company.  The weight given to each of these factors generally differed from individual to individual, as the Compensation Committee deemed appropriate. Notwithstanding, given the performance of the Company over the last fiscal year, the Compensation Committee determined that no increases in base salary were given to any of the Named Executive Officers or other members of senior management.

The Compensation Committee recently reviewed each current executive officer’s base salary in connection with its overall review of the Company’s compensation package for Fiscal 2008.  In light of the Company’s financial performance during Fiscal 2007, the Compensation Committee determined, similar to the previous year, that no member of senior management, including all of the Named Executive Officers, would receive an increase in base salary in connection with the Company’s Fiscal 2008 compensation package.

Employment Agreements

Fiscal 2007 Compensation Package

For Fiscal 2007, each Named Executive Officer’s employment agreement, with the exception of Mr. Muellner and Mr. Finkle, who joined the Company in May and August 2006, respectively, was essentially identical, except for the base salary.  The employment agreement for Messrs. Murdock (prior to his resignation from the Company in May 2006), Christensen, Peterson, and Davis included the following material terms and conditions: the employment agreements provided for the payment of an annual base salary ($450,000 for Mr. Murdock, $233,000 for Mr. Christensen, $291,000 for Mr. Peterson, and $268,500 for Mr. Davis).  The amount of these base salaries was subject to review annually by the Compensation Committee.  These Named Executive Officers were also entitled to participate in and were covered by all bonus, incentive and other employee health, insurance, 401(k), ESOP (if eligible under the terms of the ESOP), and other plans and benefits established for the employees of the Company.  In addition, these employment agreements provided these Named Executive Officers with vacation benefits of three weeks per year, with a maximum accrued vacation not to exceed six weeks, and reimbursement of all business expenses.  If the Company terminated one of these executive officer’s employment without cause, or if any of these Named Executive Officers terminated his employment under certain circumstances set forth in the employment agreement (for “good reason”), then such Named Executive Officer was entitled to a lump sum payment equal to one year’s aggregate salary and all benefits normally provided to such Named Executive Officer (tax effected).  The goal of these terms and conditions was to essentially put the Named Executive Officer in the same position, financially, as he would have been had such Named Executive Officer been employed under the same terms and conditions as immediately prior to the termination.  If any of such Named Executive Officers was terminated for a disability, then he was entitled to receive 100% of his base salary (less any amount paid to such individual pursuant to any disability insurance or benefit plan provided by the Company) for up to 24 months.  In the event of a change-in-control of the Company (as defined in the employment agreements), each such Named Executive Officer would have been entitled (at his option and regardless of whether or not he was terminated) to the greater of (i) 2.99 times his highest aggregate annual amount of compensation (including base salary, bonus and additional benefits) during the preceding three fiscal years, or (ii) 2.99 times his base salary and additional benefits, including the full targeted amount of any bonus or incentive agreement for the year in which his resignation or discharge occurs, subject to certain voluntary reductions based on the maximum amount allowable without penalty under Section 280G of the Code.  As partial consideration for these terms and conditions, each Named Executive Officer agreed to not compete with the Company or solicit its customers or employees, during the term of employment or for one year after termination of employment.

The employment arrangement for Mr. Muellner during Fiscal 2007 was set forth in the Offer Letter executed by and between the Company and Mr. Muellner, effective April 28, 2006, immediately preceding his commencement as the Company’s President and Chief Executive Officer.  Pursuant to such employment arrangement, Mr. Muellner received a base salary of $350,000 and was also eligible for a bonus in addition to his base salary.  The terms and conditions of this bonus are described in “Compensation Discussion and Analysis—Annual Performance Share (Bonus) Award—Fiscal

Year 2007 Compensation Package.”  Mr. Muellner was also eligible to participate in the Company’s ESOP.  Mr. Muellner was eligible to participate in Meade’s group medical, dental, life insurance, vision and long-term disability plans, subject to the terms and conditions of such plans.  Mr. Muellner was also entitled to three weeks paid vacation each twelve-month period with a maximum accrued vacation not to exceed six weeks.  Under the terms of this employment arrangement, Mr. Muellner was employed by the Company at will and his employment relationship could be terminated by either Mr. Muellner or the Company at any time, with or without notice, and with or without cause; provided, however, that in the event his employment is terminated without cause, he would be entitled to receive a lump-sum payment equal to 50% of his annualized base salary, which increased to a lump-sum payment equal to 100% of his annualized base salary in the event he was terminated without cause after one year of service for the Company.  In the event of a change in the control of the Company, if Mr. Muellner’s employment was subsequently terminated in connection with such change in control, he would be eligible to receive a lump-sum payment equal to that set forth above, pursuant to such terms.

The employment arrangement for Mr. Finkle during Fiscal 2007 was pursuant to an employment agreement by and between the Company and Mr. Finkle, effective August 16, 2006. Pursuant to such employment agreement, Mr. Finkle’s title was Senior Vice President—Operations and he received an annual base salary of $230,000 and was also eligible for a bonus target equal to 20% of his base salary.  The terms and conditions of this bonus are described in “Compensation Discussion and Analysis—Annual Performance Share (Bonus) Award—Fiscal Year 2007 Compensation Package.”  Mr. Finkle was eligible to participate in the Company’s ESOP.  Mr. Finkle was eligible to participate in Meade’s group medical, dental, life insurance, vision and long-term disability plans, subject to the terms and conditions of such plans.  Mr. Finkle was also entitled to three weeks paid vacation each twelve-month period with a maximum accrued vacation not to exceed six weeks.  If the Company terminated Mr. Finkle without cause, he would be entitled to receive six monthly payments equal to his monthly salary, which increased to 12 monthly payments equal to his monthly salary in the event he was terminated without cause after one year of service for the Company.  In the event of a change in control of the Company, if Mr. Finkle’s employment was subsequently terminated in connection with such change in control, he would be eligible to receive payments equal to that set forth above, pursuant to such terms.

Fiscal 2008 Compensation Package

In an effort to continually improve and refine its compensation package for senior management of the Company, the Compensation Committee has developed, and the Company has entered into, new employment agreements with all the executive officers of the Company for Fiscal 2008.  The new employment agreements (the “FY2008 Employment Agreements”) provide for the following terms and conditions:  Each executive officer is entitled to the payment of an annual base salary equal to the following amounts: $350,000 for Mr. Muellner, $260,000 for Paul E. Ross (the Company’s Senior Vice President—Finance and CFO), $268,500 for Mr. Davis, and $230,000 for Mr. Finkle.  The amount of these base salaries is subject to discretionary review annually by the Compensation Committee.  The executive officers are also entitled to participate in and are covered by all bonus, incentive and employee health, insurance, 401(k), ESOP, and other plans and benefits established for the employees of the Company.  In addition, the FY2008 Employment Agreements provide the executive officers with vacation benefits of three weeks per year, up to a maximum accrual of six weeks, and reimbursement of all business expenses.  If the Company terminates the employment of one of these executive officers without cause, or if one of these executive officers terminates his employment for one of the following reasons: (A) a material diminution of authority, duties or responsibilities of the executive officer, (B) any reduction by the Company to the executive officer’s base salary (except within certain limits as set forth in the FY2008 Employment Agreement), or (C) the Company requires the executive officer to be based at any office or location which increases the distance from such executive officer’s home to the office or location by more than 45 miles from the distance in effect at the beginning of the term of the FY2008 Employment Agreement, then such executive officer will be entitled to an aggregate severance payment equal to: (x) 12 months base salary, (y) 50% of the executive officer’s target bonus amount, and (z) HMO level COBRA benefits for 12 months (collectively, the “Severance Payments”).  The Severance Payments will be paid in 12 equal payments over a 12-month period.  As partial consideration for the benefits set forth above, the executive officers agree to not compete with the Company, or solicit its customers or employees, during the term of employment and for 12 months after termination of employment.

Annual Performance Share (Bonus) Award

Fiscal 2007 Compensation Package

During Fiscal 2007, each of the Named Executive Officers, other than Mr. Muellner who joined the Company after the commencement of the fiscal year in May 2006, entered into a Performance Share (Bonus) Award Agreement with the Company, which entitled such officers to receive cash bonus awards equal to a targeted percentage of each individual’s respective base salary.  The target amount for each Named Executive Officer was as follows: Mr. Murdock—50%, Mr. Christensen—50%, Mr. Peterson—50%, Mr. Davis—50%, and Mr. Finkle—20% of each such Named Executive Officer’s base salary, with a minimum bonus to be paid equal to 0% and a maximum bonus to be paid of two times (2X) the target amount.  These cash bonus awards were granted pursuant to the Company’s 1997 Stock Incentive Plan and were intended to comply with the rules and regulations of Section 162(m) of the Internal Revenue Code (see “Section 162(m) Policy” below) (each a “Bonus Agreement”).  Up to 80% of the amount to be paid pursuant to each Bonus Agreement was based on the Company achieving a certain pre-tax income target, with the exact amount determined by how much the Company exceeded or fell short of achieving that pre-tax income target.  In addition, up to 20% of the amount to be paid pursuant to each Bonus Agreement was based on each respective Named Executive Officer achieving certain quantitative and qualitative financial and business objectives.  The overall bonus amount to be paid was contingent upon the Company first meeting at least the minimum threshold pre-tax income target.  If the Company did not meet this minimum pre-tax income target, the Named Executive Officers would not be eligible for any amount under the Bonus Agreement, regardless of whether or not any personal business objectives were achieved.  In Fiscal 2007, the Company did not achieve the minimum pre-tax income target and accordingly, the Named Executive Officers (other than Mr. Muellner) were not eligible for any payment under the Bonus Agreements.

Because Mr. Muellner joined the Company in May 2006 after the commencement of the 2006 fiscal year, the Compensation Committee awarded Mr. Muellner a bonus agreement (the “Muellner Bonus Agreement”) that was substantially different from the Bonus Agreements in place for the other Named Executive Officers.  The Muellner Bonus Agreement entitled Mr. Muellner to receive an award of restricted shares of the Company’s Common Stock with an aggregate market value (i.e., the number of shares granted multiplied by the closing price of the Company’s Common Stock on the last trading day of Fiscal 2007) from a minimum award amount of 0% up to a maximum award amount of 40% of Mr. Muellner’s base salary prorated for the amount of time Mr. Muellner was employed with the Company during Fiscal 2007.  The award amount was based on Mr. Muellner’s level of achievement of certain personal qualitative and quantitative business objectives as determined by the Compensation Committee that related to the following factors: (i) Fiscal 2007 net revenue; (ii) inventory reduction during Fiscal 2007; (iii) consolidation of the Company’s Simmons and Coronado operations and facilities into the Company’s Irvine operations and facility and during Fiscal 2007; (iv) satisfaction of certain supply problems related to the Company’s Asian riflescope production; and (v) Mr. Muellner’s overall performance. At the conclusion of Fiscal 2007, the Compensation Committee reviewed Mr. Muellner’s and the Company’s performance against the objectives set forth in the Muellner Bonus Agreement.  The Compensation Committee concluded that Mr. Muellner had satisfied 80% of the objectives set forth in the Agreement. Accordingly, Mr. Muellner was awarded with 38,946 restricted shares of the Company’s Common Stock pursuant to the terms and conditions of the Muellner Bonus Agreement.

Fiscal 2008 Compensation Package

For Fiscal 2008, the Compensation Committee has developed a new bonus agreement for each of the executive officers of the Company in an effort to hold each executive officer accountable for performance (both Company performance and personal performance).  With the exception of position specific personal objectives, the Fiscal 2008 bonus agreements are nearly identical for each executive officer, including Mr. Muellner.  Under the Fiscal 2008 bonus agreements, each executive officer will have the potential to earn a cash bonus equal to a percentage of their base salary, based on a combination of the Company’s financial performance and the individual’s performance measured against position specific objectives established by the person to whom each individual reports.  Mr. Muellner’s Fiscal 2008 bonus agreement establishes a cash bonus target of 50% of Mr. Muellner’s base salary, with the opportunity to earn up to two times the bonus target. Each executive officer, other than Mr. Muellner, has a bonus target of 25% of his base salary, with the opportunity to earn up to two times his bonus target.  The Company financial performance objectives for the Fiscal 2008 bonus agreements are based on the Company meeting or exceeding certain operating income targets for Fiscal 2008.  After the Company financial performance objectives have been partially or fully met, each executive officer’s position specific personal objectives are determined.  Such personal objectives are determined as a percentage of overall satisfaction (between 0% and 100%).  This satisfaction percentage is then multiplied by the bonus amount that would have been achieved based solely on the Company’s financial performance.  After considering both the Company’s financial performance objectives and the personal position specific objectives, each executive officer’s cash bonus can be calculated.

Long-Term Share-Based Incentive Awards

The Company’s policy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our stockholders.  Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of share-based instruments that are in or valued by reference to our Common Stock.  Prior to Fiscal 2006, the Company historically made annual equity incentive grants solely in the form of non-qualified stock options.  In Fiscal 2006, the annual awards were granted in the form of restricted stock.  The number of shares of the Company’s Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer’s current position with the Company, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s personal performance in recent periods.  The Compensation Committee may also take into account the number of unvested equity awards held by the Named Executive Officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company’s Named Executive Officers.  Given the Company’s performance and the management and operational changes taking place in the Company during Fiscal 2007, the Company did not award any Named Executive Officers (other than Mr. Muellner in connection with his new employment as President and CEO and Mr. Finkle in connection with his new employment as Senior Vice President—Operations) any long term share based incentive awards, including stock options and restricted shares (see “Grants of Plan-Based Awards” Table).

Stock Options.  The Company has traditionally and intends to continue to make a portion of its long-term incentive awards to Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of the Company’s Common Stock on the grant date.  Thus, the Named Executive Officers will only realize value on their stock options if our stockholders realize value on their shares.  The stock options also function as a retention incentive for our executive officer as they generally vest over a four (4) year period following the grant date.

Restricted Stock.  In Fiscal 2006, the Company made a portion of its long-term incentive grants to Named Executive Officers in the form of restricted stock.  Restricted stock represents Common Stock of the Company that is subject to a restriction until such time as a specified vesting requirement is satisfied.  The Company has determined that at times it is advisable to grant restricted stock in addition to or in lieu of larger stock option grants in order to minimize stock expense to the Company and dilution.  The restricted stock also functions as a retention incentive as the restrictions generally vest over a time period following the grant date.  In Fiscal 2007, the Compensation Committee granted restricted stock in lieu of cash to Mr. Muellner in connection with the Muellner Bonus Agreement (see “Compensation Discussion and Analysis—Annual Performance Share (Bonus) Award—Fiscal Year 2007 Compensation Package”).

Employee Stock Ownership Plan

The Board of Directors adopted the amended and restated Employee Stock Ownership Plan (“ESOP”) effective January 1, 1999, as amended.  The purpose of the ESOP is to enable participating employees to share in the growth and prosperity of the Company and to provide an opportunity for participating employees to accumulate capital for their future economic advantage by receiving beneficial ownership of the Company’s Common Stock in proportion to their relative compensation, subject to certain limits.  The ESOP is intended to be a stock bonus plan that is qualified under Section 401(a) of the Internal Revenue Code (the “Code”).  Currently, all domestic employees who have completed at least six months of service with, and who work a minimum of 1,000 hours a year for, the Company are eligible to participate in the ESOP.  Generally, a participant becomes fully vested in contributions to the ESOP upon completion of three years of service with the Company or its affiliates.  Under the Company’s ESOP, the Company matches 100% (in the form of Common Stock) of the amount deferred by employees under the 401(k) Plan, up to 4% of each employee’s annual compensation, subject to certain limits as regulated by the Code.  This matching contribution vests according to the provisions of the Company’s ESOP.

Distributions from the ESOP are generally made to vested participants following termination of employment, but in certain circumstances, the ESOP allows vested participants to receive in-service distributions of up to 50% of the aggregate shares allocated to a vested participant’s account.  Shares of Common Stock allocated to participants’ accounts are voted in the manner directed by such participants, irrespective of whether the participants’ shares are vested.  The ESOP Committee directs the voting of unallocated shares and shares for which participants do not provide voting instructions.

401(k) Plan

The Company maintains a 401(k) Plan which is qualified under Section 401(k) of the Internal Revenue Code for all employees of the Company who have completed at least six months of service with the Company and are at least 21 years of age.  The 401(k) Plan is designed for all eligible employees to save for retirement on a tax-deferred basis.  Eligible employees may contribute up to 15% of their annual compensation up to a maximum amount allowed under the Code.  Other than through the ESOP as set forth above, the 401(k) Plan does not currently include an employer match provision (see “Employee Stock Ownership Plan”).

Severance and Other Benefits Upon Termination of Employment or Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our Named Executive Officers with certain severance protections.  For Named Executive Officers, our philosophy is that severance should only be payable upon certain terminations of a Named Executive Officer’s Employment Agreement with the Company.  We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Named Executive Officers.  This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level.  In order to encourage the Named Executive Officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Named Executive Officers with severance benefits in a change in control situation.  For all Named Executive Officers of the Company (other than Mr. Muellner who joined the Company in May 2006 and Mr. Finkle who joined the Company in August 2006), the Company in the past has provided change in control severance benefits equal to approximately three times the Named Executive Officer’s prior annual compensation (for a more complete description of this prior change in control severance arrangement, see “Current Executive Compensation Program Elements—Employment Agreements—Fiscal Year 2007 Compensation Program”).

In connection with the termination of the Fiscal 2007 Employment Agreements with each of the Named Executive Officers as described herein, and the employment of several new executive officers during the fiscal year, the Compensation Committee has developed new Employment Agreements for the Named Executive Officers (see “Current Executive Compensation Program Elements—Employment Agreements—Fiscal Year 2008 Compensation Program”).  Because we continue to believe that the Named Executive Officers should receive change in control severance benefits if their employment is constructively or actually terminated in connection with a change in control, the severance benefits paid to a Named Executive Officer in a change in control situation under the new Fiscal 2008 Employment Agreements will result in a payment equal to that paid to the Named Executive Officer in the event of a termination without cause or for “good reason” as defined in such agreements.

In addition to the severance benefits, the Named Executive Officers are entitled to receive pursuant to an Employment Agreement, under the terms of our 1997 Plan, if there is a liquidation, sale of all or substantially all of our assets, or merger or reorganization that results in a change in control of the Company, and such outstanding awards will not be continued or assumed following the transaction, then, like all other employees, Named Executive Officers may receive immediate vesting of their outstanding long-term incentive compensation awards (see “1997 Stock Incentive Plan”).  Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year.  The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan.

The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or stock options, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.  The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Summary Compensation Table—Fiscal 2007

The following table presents information regarding compensation of our Named Executive Officers for services rendered during Fiscal 2007:

Name and Principal Position (a)	Year (b)	Salary ($) (C)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)		Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total ($) (j)
Steven L. Muellner(2)	2007	275,962	—	—	283,438	(4)	—	5,784	(6)	565,184
Steven G. Murdock(3)	2007	147,117	—	10,397	—	(3)	—	485,525	(7)	643,039
Brent W. Christensen	2007	233,000	35,000	27,500	21,248		—	346,176	(8)	662,924
Mark D. Peterson	2007	291,000	—	27,500	21,248		—	399,455	(9)	739,203
Robert L. Davis	2007	268,500	—	27,500	21,248		—	371,072	(10)	688,320
Donald W. Finkle(11)	2007	117,654		—	21,644	(5)	—	50,173	(12)	167,827

(1)                                  The amounts reported in Columns (e) and (f) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions).  Detailed information about the amount recognized for specific awards is reported in the table under “Outstanding Equity Awards at Fiscal 2007 Year-End.”  For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see the discussion of equity incentive awards contained in Note 3 “Summary of Significant Accounting Policies—Stock Based Compensation” and Note 10 “Stock Incentive Plan” to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2007 Annual Report on Form 10-K, which note is incorporated herein by reference.

(2)                                  Mr. Muellner joined the Company as the President and CEO effective May 8, 2007.  The salary amount shown in the table represents the pro-rata portion of his salary for Fiscal 2007.

(3)                                  Mr. Murdock resigned as the Company’s President, CEO and Secretary effective May 8, 2007.  The salary amount shown in the table represents the pro-rata portion of his salary for Fiscal 2007.  In connection with Mr. Murdock’s resignation, all Mr. Murdock’s then current outstanding stock options were cancelled.  Mr. Murdock received 5,000 options on January 31, 2007 in connection with the Company’s Annual Meeting of Stockholders in his position as a Non-Employee Director.  Information regarding Mr. Murdock’s compensation as  a Non-Employee Director is not included in the table above but is presented in the “Equity Awards to Non-Employee Directors” table.

(4)                                  Mr. Muellner was granted 500,000 stock options on May 8, 2006 pursuant to the Company’s 1997 Plan and an additional 200,000 stock options also granted May 8, 2006 granted outside the 1997 Plan and subject to stockholder approval in connection with the commencement of his employment.  Such stock options were approved by the stockholders of the Company on January 31, 2007.

(5)                                  Mr. Finkle was granted 100,000 stock options on August 16, 2006 pursuant to the Company’s 1997 Plan in connection with the commencement of his employment with the Company.

(6)                                  Includes $4,965 for ESOP shares allocated to Mr. Muellner’s ESOP (determined using the closing price of the Company’s Common Stock on February 28, 2007) and $819 for life insurance premium payments paid on behalf of Mr. Muellner.

(7)                                  Includes $375,000 in severance during fiscal 2007 pursuant to an Executive Severance Agreement, dated as of May 17, 2006.  A detailed description of the nature and amounts of these payments is found below under “Severance Agreements.”  Also includes $105,000 in consulting payments paid during Fiscal 2007, $620 for life insurance premium payments paid on behalf of Mr. Murdock, $3,405 for COBRA payments paid on behalf of Mr. Murdock and approximately $1,500 for cellular phone expenses paid on behalf of Mr. Murdock.

(8)                                  Includes $9,434 for ESOP shares allocated to Mr. Christensen’s ESOP (determined using the closing price of the Company’s Common Stock on February 28, 2007) and $450 for life insurance premium payments paid on behalf of Mr. Christensen. Also included $336,292 paid pursuant to an Executive Severance Agreement entered into in connection with the termination of Mr. Christensen’s Employment Agreement dated February 28, 2007.  A detailed description of the nature and amounts of these payments is found below under “Severance Agreements.”

(9)                                  Includes $9,434 for ESOP shares allocated to Mr. Peterson’s ESOP account (determined using the closing price of the Company’s Common Stock on February 28, 2007) and $306 for life insurance premium payments paid on behalf of Mr. Peterson. Also included $389,715 paid pursuant to an Executive Severance Agreement entered into in connection with the termination of Mr. Peterson’s Employment Agreement dated February 28, 2007.  A detailed description of the nature and amounts of these payments is found below under “Severance Agreements.”

(10)                            Includes $8122 for ESOP shares allocated to Mr. Davis’ ESOP account (determined using the closing price of the Company’s Common Stock on February 28, 2007) and $300 for life insurance premium payments paid on behalf of Mr. Davis.  Also included $362,650 paid pursuant to an Executive Severance Agreement entered into in connection with the termination of Mr. Davis’ Employment Agreement dated February 28, 2007.  A detailed description of the nature and amounts of these payments is found below under “Severance Agreements.”

(11)                            Mr. Finkle joined the Company on August 16, 2006 as the Senior Vice President—Operations.  The salary amount shown in the table represents the pro-rata portion of his salary for Fiscal 2007.

(12)                            Includes $50,000 provided to Mr. Finkle in connection with his relocation at the commencement of his employment with the Company and $173 for life insurance premium payments paid on behalf of Mr. Finkle.

Compensation of Named Executive Officers

The Summary Compensation Table—Fiscal 2007 above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers during Fiscal 2007.  The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus and long-term equity incentives consisting of stock options and, in Fiscal 2006, restricted shares.  Named Executive Officers also were paid the other benefits listed in column (i) of the Summary Compensation Table—Fiscal 2007, as further described in Footnotes 7, 8, 9, 10, 11, and 13 to the table.

The Summary Compensation Table—Fiscal 2007 should be read in conjunction with the tables and narrative descriptions that follow.  A description of the material terms of each Named Executive Officer’s base salary and annual bonus is provided below.  The Grants of Plan-Based Awards in Fiscal 2007 table set forth below, and the description of the material terms of any stock options awarded in Fiscal 2007 provides information regarding the long-term equity incentives awarded to Named Executive Officers.  The Outstanding Equity Awards at Fiscal 2007 Year-End and Option Exercises and Stock Vested in Fiscal 2007 tables below provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.  The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

As indicated above, each of the Named Executive Officers is employed pursuant to an employment agreement or arrangement.  As a result, their base salary and other employment terms and conditions are fixed by contract. (See “Employment Agreements” above for a description of the terms and conditions of each Named Executive Officer’s employment agreement or arrangement, as well as the terms and conditions of each Named Executive Officer’s Fiscal 2008 employment agreement.  As discussed above, in light of the Company’s financial performance during Fiscal 2006, and consistent with the Company’s philosophy that a substantial portion of each Named Executive Officer’s compensation should be contingent on the Company’s performance, the Compensation Committee determined not to increase any of the base salaries of Named Executive Officers during Fiscal 2007.

In addition, given the disappointing financial results for the Company during Fiscal 2006, and the continued financial challenges and management changes during Fiscal 2007, the Compensation Committee determined not to award any equity awards during Fiscal 2007 to the Named Executive Officers (other than at the commencement of employment for Messrs. Muellner and Finkle).  The Company believed that given the existing equity award position of each of the Named Executive Officers remaining with the Company, and the changes taking place in senior management, it was appropriate to balance the Company’s goals of aligning the interests of executive officers and stockholders and providing predictable benefit amounts that reward an executive officer’s continued service with tying financial performance to financial reward.

Grants of Plan-Based Awards in Fiscal 2007

The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during Fiscal 2007 under the Company’s 1997 Stock Incentive Plan.  The material terms of each grant are described below under “Description of Plan-Based Awards.”

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Stock Awards: Number of		All Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)		Threshold ($)(3) (c)	Target ($) (d)	Maximum ($) (e)	Shares of Stock or Units (#) (f)		Underlying Options (#) (g)	Option Awards ($/Sh) (h)	Option Awards ($) (i)
Steven L. Muellner	5/08/06	(1)	—	—	—	—		500,000	2.89	995,000
	5/08/06	(2)	—	—	—	—		200,000	2.89	398,000
	10/18/06	(3)	—	—	—	38,946	(3)	—	—	77,892
Steven G. Murdock(4)	3/01/06		0	225,000	450,000	—		—	—	—
Brent W. Christensen(4)	3/01/06		0	116,500	233,000	—		—	—	—
Mark D. Peterson(4)	3/01/06		0	145,500	291,000	—		—	—	—
Robert L. Davis(4)	3/01/06		0	134,250	268,500	—		—	—	—
Donald W. Finkle(5)	8/16/06		0	24,900	48,900	—		100,000	2.33	160,000

(1)                                  Mr. Muellner was awarded a grant of 500,000 stock options on May 8, 2006, the first day of his employment with the Company, pursuant to the 1997 Plan.  The stock options were priced at the fair market value on the date of grant.

(2)                                  Mr. Muellner was awarded a grant of 200,000 stock options on May 8, 2006, the first day of his employment with the Company, which were granted outside of the 1997 Plan and were subject to stockholder approval.  The stock options were priced at the fair market value on the date of grant.  The grant was subsequently approved by the stockholders of the Company on January 31, 2007 in connection with the Annual Meeting of Stockholders of the Company.

(3)                                  For fiscal 2007, Mr. Muellner was granted a Performance Share Award Agreement pursuant to which Mr. Muellner was entitled to receive restricted shares of the Company’s Common Stock upon Mr. Muellner satisfying certain personal growth objectives set forth in the Agreement.  Upon satisfaction of such personal objectives, Mr. Muellner was entitled to receive an award of restricted shares with an aggregate market value (i.e., the number of shares granted multiplied by the closing price of the Company’s Common Stock on the last trading day of Fiscal 2007) from a minimum award amount of 0% up to a maximum award amount of 40% of Mr. Muellner’s base salary for the fiscal year pro-rated for the amount of time Mr. Muellner was employed with the Company during Fiscal 2007.  The restricted shares granted pursuant thereto are subject to a six (6) month restriction period, after which such restricted shares will be vested and exercisable in full.  Any restricted shares granted to Mr. Muellner pursuant thereto were granted to Mr. Muellner on June 1, 2007.

(4)                                  Granted pursuant to Performance Share Award Agreements based upon the Company achieving certain pre-tax income results and the Named Executive Officer achieving certain qualitative and quantitative personal performance objectives.  Due to the Company’s financial performance during Fiscal 2007, no amount was awarded to the Named Executive Officers pursuant to the Performance Share Award Agreements.

(5)                                  Granted pursuant to a Performance Share Award Agreement pursuant to which Mr. Finkle was entitled to receive a cash award target of 20% of his base salary (pro-rated for the period of time he was an employee during Fiscal 2007) based upon the Company achieving certain pre-tax income results and Mr. Finkle achieving certain qualitative and quantitative personal performance objectives.  Due to the Company’s financial performance during Fiscal 2007, no amount was awarded to Mr. Finkle pursuant to the Performance Share Award Agreement.

Description of Plan-Based Awards

Performance Share Award (Bonus) Agreements

During Fiscal 2007, each Named Executive Officer (other than Mr. Muellner who joined the Company after the commencement of the fiscal year in May 2006) was awarded a Performance Share Award (Bonus) Agreement with the Company, which entitled such officers to receive cash bonus awards equal to a targeted percentage of each individual’s respective base salary.  The target award amount for Messrs. Christensen, Peterson and Davis was 50% of such officer’s base salary, with a minimum bonus to be paid equal to 0% and a maximum bonus to be paid of 100%.  The target award amount for Mr. Finkle was 20% of Mr. Finkle’s base salary, with a minimum bonus to be paid equal to 0% and a maximum bonus to be paid of 40%.  The Performance Share Award (Bonus) Agreements were granted pursuant to, and under the terms and conditions of, the 1997 Plan.  See “Current Executive Compensation Program Elements—Performance Share Award (Bonus) Agreements—Fiscal 2007 Compensation Program.”

Stock Option Awards

Given the financial performance of the Company during Fiscal 2006, and the management changes taking place during Fiscal 2007, with the exception of Messrs. Muellner and Finkle in connection with the commencement of their employment, no Named Executive Officers were granted stock options during Fiscal 2007.  In connection with Mr. Muellner’s employment with the Company, Mr. Muellner was awarded a total of 700,000 stock options, dated May 8, 2006, Mr. Muellner’s first date of employment.  These stock options were all priced at fair market value on the date of grant.  The fair market value is equal to the closing price of a share of Common Stock of the Company on the NASDAQ Global Market on the applicable grant date.  The stock options were granted to Mr. Muellner in two separate grants: (i) 500,000 stock options were granted under and pursuant to the terms and conditions of the 1997 Plan, and (ii) 200,000 stock options were granted outside of the 1997 Plan and were subject to stockholder approval.  This grant was subsequently approved by the stockholders of the Company on January 31, 2007 in connection with the Annual Meeting of Stockholders.  In connection with Mr. Finkle’s employment with the Company, Mr. Finkle was awarded a total of 100,000 stock options, dated August 16, 2006, Mr. Finkle’s first date of employment.  These stock options were all priced at fair market value on the date of grant.  All of the stock options granted to Messrs. Muellner and Finkle are subject to a four (4) year vesting schedule, with 25% of the option vesting each year on the anniversary date of the grant date.  Once vested, each stock option will generally remain exercisable until its normal expiration date.  Outstanding options, however, may terminate earlier in connection with a change in control transaction or a termination of employment.

Subject to any accelerated vesting that may apply, the unvested portion of the stock option will immediately terminate upon a termination of employment.  Stock option recipients generally have three (3) months to exercise the vested portion of the stock options following a termination of employment.  This period is extended to twelve (12) months if the termination is on account of death or permanent disability.  However, if employment is terminated by the Company for “cause,” generally all outstanding stock options (whether vested or unvested) will immediately terminate.

The stock options granted to Messrs. Muellner and Finkle during Fiscal 2007 do not include any dividend or dividend equivalent rights.

Restricted Shares

Given the financial performance of the Company during Fiscal 2006, and the management changes taking place during Fiscal 2007, with the exception of Mr. Muellner, no Named Executive Officers were granted restricted shares during Fiscal 2007.  In connection with Mr. Muellner’s Performance Share Award Agreement, Mr. Muellner was awarded a total of 38,946 restricted shares (see Footnote (3) to the “Grants of Plan Based Awards in Fiscal 2007” table above).

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table presents information regarding the outstanding share-based awards held by each Named Executive Officer as of February 28, 2007, including the vesting dates for the portions of these awards that have not vested as of that date.

	Option Awards(1)						Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (3)	Option Grant Date (f)	Option Exercise Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (j)		Stock Award Grant Date (i)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (k)
Steven L. Muellner	125,000	(5)	375,000	2.89	5/8/07	5/7/17	—		—	—
	50,000	(5)	150,000	2.89	5/08/07	5/07/17
Steven G. Murdock(4)	—		—	—	—	—	—		—	—
Brent W. Christensen	50,000		—	3.5000	04/14/97	04/13/07	10,000	(6)	5/24/05	23,400	(6)
	20,000		—	3.6250	07/11/97	07/10/07
	20,000		—	4.4375	01/28/98	01/27/08
	40,000		—	4.6875	08/18/98	08/17/09
	70,000		—	5.3125	03/31/99	03/30/09
	40,000		—	5.0000	01/09/01	01/08/11
	60,000		—	2.3100	03/05/02	03/04/12
	40,000		—	2.8600	04/02/03	04/01/13
	44,444		5,556	3.0500	06/03/04	06/02/14
Totals	384,444		5,556
Mark D. Peterson(7)	70,000		—	3.8125	08/18/97	08/17/07	—		—	—
	20,000		—	4.4375	01/28/98	01/27/08
	40,000		—	4.6875	08/18/98	08/17/09
	70,000		—	5.3125	03/31/99	03/30/09
	40,000		—	5.0000	01/09/01	01/08/11
	60,000		—	2.3100	03/05/02	03/04/12
	40,000		—	2.8600	04/02/03	04/01/13
	44,444		5,556	3.0500	06/03/04	06/02/14
Totals	384,444		5,556
Robert L. Davis(8)	10,000		—	12.1250	12/22/99	12/21/09	—		—	—
	30,000		—	11.0625	03/03/00	03/02/10
	40,000		—	5.0000	01/09/01	01/08/11
	60,000		—	2.3100	03/05/02	03/04/12
	40,000		—	2.8600	04/02/03	04/01/13
	44,444		5,556	3.0500	06/03/04	06/02/14
Totals	224,444		5,556
Donald W. Finkle(4)	—		100,000	2.3300	8/16/06	08/15/16	—		—	—

(1)                                  Unless otherwise noted, each stock option grant reported in the table above was granted under, and is subject to, the Company’s 1997 Plan.  Unless otherwise noted, the option expiration date shown in column (g) above is the normal expiration date, and the latest date that the options may be exercised.  The options may terminate earlier in certain circumstances described below.  For each Named Executive Officer, the unexercisable options shown in column (c) above are also unvested and will generally terminate if the Named Executive Officer’s employment terminates.  The exercisable options shown in column (b) above, and any unexercisable options shown in column (c) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer’s employment terminates. Unless exercised, exercisable stock options will generally terminate within three months after the date of termination of employment.  In addition, the stock options (whether exercisable or not) will immediately terminate if a Named Executive Officer’s employment is terminated by the Company for cause or misconduct (as determined under the 1997 Plan).  The options may become fully vested and may terminate earlier than the normal expiration date if there is a change in control of the Company.

(2)                                  The stock awards held by our Named Executive Officers may be subject to accelerated vesting in connection with certain changes in control of the Company and upon certain terminations of employment in connection with a change in control of the Company, as described in more detail under “Long Term Share Based Incentive Awards” and “Potential Payments Upon Termination or Change in Control” and under “Severance Agreements.”  Except as otherwise indicated in those sections, unvested stock awards will generally be forfeited if a Named Executive Officer’s employment terminates.

(3)                                  The market or payout value of stock awards reported in column (k) is computed by multiplying the number of restricted shares reported in column (j) by $2.34, the closing market price of our Common Stock on February 28, 2007, the last trading day of 2007.

(4)                                  Mr. Murdock resigned as the Company’s President, CEO and Secretary effective May 8, 2007.  In connection with Mr. Murdock’s resignation, all Mr. Murdock’s then current outstanding stock options were cancelled.  Mr. Murdock received 5,000 options on January 31, 2007 in connection with the Company’s Annual Meeting of Stockholders in his position as a Non-Employee Director.  Information regarding Mr. Murdock’s compensation as a Non-Employee Director is not included in the table above but is presented in the “Equity Awards to Non-Employee Directors” table.

(5)                                  Mr. Muellner was granted 500,000 stock options on May 8, 2006 pursuant to the Company’s 1997 Plan and an additional 200,000 stock options also granted May 8, 2006 granted outside the 1997 Plan and subject to stockholder approval in connection with the commencement of his employment.  Such stock options were approved by the stockholders of the Company on January 31, 2007.

(6)                                  In connection with Mr. Christensen’s resignation as Senior Vice President—Finance and CFO, Mr. Christensen’s restricted share award continued to vest until June 1, 2007, Mr. Christensen’s final date of employment.  Accordingly, 10,000 restricted shares vested as of May 24, 2007 and an additional 219 restricted shares vested as of June 1, 2007.

(7)                                  Pursuant to Mr. Peterson’s Executive Severance Agreement, all outstanding stock options as of February 28, 2007 for the grants made to Mr. Peterson on March 5, 2002, April 2, 2003 and June 3, 2004 will remain outstanding until December 31, 2007, or such later date as may determined by Compensation Committee of the Board (but in no event later than the original termination date).  All other previously granted stock options were cancelled pursuant to the terms of the 1997 Plan and Mr. Peterson’s Executive Severance Agreement.  In addition with the termination of Mr. Peterson’s previously granted restricted share award continued to vest until February 28, 2007, Mr. Peterson’s final date of employment.  Accordingly, 7,761 restricted shares vested as of February 28, 2007 and the remaining 12,239 were cancelled as of that date.

(8)                                  In connection with the termination of Mr. Davis’ Employment Agreement, all unvested restricted shares previously granted to Mr. Davis were cancelled.  In addition, all previously granted stock options were cancelled pursuant to the terms of the 1997 Plan and his Executive Severance Agreement.

Option Exercises and Stock Vested In Fiscal 2007

The following table presents information regarding the exercise of stock options by Named Executive Officers during Fiscal 2007, and on the vesting during Fiscal 2007 of stock awards previously granted to the Named Executive Officers:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(3) (e)
Steven L. Muellner	—	—	—	—
Steven G. Murdock	—	—	20,000	53,800
Brent W. Christensen(4)	—	—	10,000	26,900
Mark D. Peterson(5)	—	—	17,761	45,061
Robert L. Davis	—	—	10,000	26,900
Donald W. Finkle	—	—	—	—

(1)                                  The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our Common Stock on the date of exercise and the exercise price of the options.

(2)                                  These restricted shares are part of a grant made to the senior officers of the Company effective May 24, 2005.  Such grant was subject to a three year vesting schedule (or certain performance targets which were not achieved).  The total amount granted to each Named Executive Officer was as follows: Mr. Murdock—60,000 restricted shares, Mr. Christensen—30,000 restricted shares, Mr. Peterson—30,000 restricted shares, and Mr. Davis—30,000 restricted shares.

(3)                                  The dollar amounts shown in column (e) above for restricted stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s Common Stock on the vesting date (May 24, 2006).  See Footnote (5) below.

(4)                                  Pursuant to Mr. Christensen’s Executive Severance Agreement, effective February 28, 2007, Mr. Christensen received an additional 10,219 restricted shares of the original 30,000 total grant (representing the pro-rata portion of the remaining restricted shares from May 25, 2006 to June 1, 2007, Mr. Christensen’s final date of employment.  Mr. Christensen received such shares after the end of Fiscal 2007 and are therefore not included in the table.  The remaining 9,781 restricted shares were cancelled.

(5)                                  Pursuant to Mr. Peterson’s Executive Severance Agreement, effective February 28, 2007, Mr. Peterson received an additional 7,761 restricted shares of the original 30,000 total grant (representing the pro-rata portion of the remaining restricted shares from May 25, 2006 to February 28, 2007, Mr. Peterson’s final date of employment.  Mr. Peterson received such shares after the end of Fiscal 2007 but was entitled to such shares as of February 28, 2007.  For calculation purposes, the closing price of the Company’s Common Stock on February 28, 2007 was used to value the 7,761 shares.  The remaining 12,239 restricted shares were cancelled as of February 28, 2007.

Potential Payments Upon Termination or Change In Control

The following section describes the benefits that have been paid or may become payable to Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company.  As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to these Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on February 28, 2007 or the actual date of termination and that the price per share of the Company’s Common Stock is equal to the closing price per share on February 28, 2007 or the date of actual termination.  For Messrs. Murdock, Christensen, Peterson and Davis, the following section describes the benefits that have become payable to each such Named Executive Officer under an Executive Severance Agreement entered into with the Company in connection with the termination of each such Named Executive Officer’s Employment Agreement.

In addition to the change in control and termination benefits described below, outstanding share-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans as noted under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal 2007 Year-End,” “1997 Stock Incentive Plan,” and “Severance and Other Benefits Upon Termination of Employment or Change in Control” sections.  For Mr. Muellner, the closing price of the Company’s

Common Stock was less than the exercise price of all stock options granted to Mr. Muellner resulting in no value in connection with the accelerated vesting of such stock options.  For Mr. Finkle, the closing price of the Company’s Common Stock was $0.01 higher than the exercise price of all stock options granted to Mr. Finkle resulting in an aggregate value of $1,000.  For Messrs. Murdock, Christensen, Peterson and Davis, the treatment of all stock options previously granted to such executive officers under the Company’s 1997 Plan is covered below under the description of these Named Executive Officers’ severance arrangements.

Change of Control Benefits with Named Executive Officers Other than Mr. Muellner and Mr. Finkle

As indicated in the description of each Named Executive Officer’s employment arrangement, the Company has entered into a termination and change of control arrangement with each Named Executive Officer other than Messrs. Muellner and Finkle.  The agreements are substantially similar and provide for certain benefits to be paid to the Named Executive Officers in connection with a termination and/or change of control of employment with the Company under the circumstances described below.

Change of Control Benefits with Mr. Muellner and Mr. Finkle

In connection with employment of Mr. Muellner as the Company’s President and CEO and Mr. Finkle as the Company’s Senior Vice President—Operations, the Company entered into an employment arrangements with Mr. Muellner and Mr. Finkle as of the commencement of their employment.  See “Current Executive Compensation Program Elements—Employment Agreements—Fiscal Year 2007 Compensation Program” for a description of the change in control benefits payable to Mr. Muellner and Mr. Finkle in the event of their termination in connection a change in control event.  In addition, because we continue to believe that the Named Executive Officers should receive change in control severance benefits if their employment is constructively or actually terminated in connection with a change in control event, the severance benefits paid to all Named Executive Officer in a change in control event under the new Fiscal 2008 Employment Agreements will result in a payment equal to that paid to the Named Executive Officer in the event of a termination without cause or for “good reason” as defined in such agreements.

The following table lists the Named Executive Officers that were not subject to an Executive Severance Agreement during Fiscal 2007 and the estimated amounts they would have become entitled to if terminated on February 28, 2007 under the change of control provision of their employment arrangements with the Company:

Name (a)	Estimated or Actual Value of Cash Payment ($) (b)	Estimated or Actual Value of Health Care Coverage Continuation ($) (c)
Steven L. Muellner(1)	175,000	—
Donald W. Finkle(2)	115,000	—

(1)                                  Pursuant to Mr. Muellner’s employment arrangement with the Company effective during Fiscal 2007, Mr. Muellner was entitled to a severance payment equal to six months base salary up to the time Mr. Muellner had been employed by the Company for 12 months, at which time Mr. Muellner would be entitled to a severance payment equal to 12 months base salary.  Mr. Muellner was employed by the Company in May 2006 and therefore for calculation of the amount set forth in the table, a six month amount was used.

(2)                                  Pursuant to Mr. Finkle’s employment agreement with the Company effective during Fiscal 2007, Mr. Finkle was entitled to a severance payment equal to six months base salary up to the time Mr. Finkle had been employed by the Company for 12 months, at which time Mr. Finkle would be entitled to a severance payment equal to 12 months base salary.  Mr. Finkle was employed by the Company in August 2006 and therefore for calculation of the amount set forth in the table, a six month amount was used.

Severance Agreements

On January 20, 2006, the Company announced that Steven G. Murdock was resigning as President, Chief Executive Officer and Secretary upon the naming of his successor.  Mr. Murdock’s resignation became effective on May 8, 2006 at which time Steven L. Muellner joined the Company as President and Chief Executive Officer.  In connection with Mr. Murdock’s resignation, the Company and Mr. Murdock entered into an Executive Severance Agreement pursuant to which, among other matters, the Company agreed to pay Mr. Murdock severance in the amount of

$450,000.  This severance amount was payable in installments over a one-year period.  In addition, the Company agreed to pay Mr. Murdock’s COBRA premiums or otherwise provide continued medical coverage for the three-year period following his resignation date.  In addition, the parties agreed that all of Mr. Murdock’s outstanding stock options would terminate as of the resignation date, that 20,000 shares of common stock subject to a restricted stock award granted to Mr. Murdock that were scheduled to vest on May 24, 2006 would be deemed vested as of the date of Mr. Murdock’s resignation, and that the remaining 40,000 shares subject to the restricted stock award would terminate as of that date.  The value of such 20,000 restricted shares for financial statements reporting purposes was $53,800 in Fiscal 2007.  Mr. Murdock also agreed to act as a consultant to the Company through May 7, 2008.  In exchange for such consulting services, the Company agreed to pay Mr. Murdock $140,000 for the first twelve months following May 8, 2006, and $20,000 for the second twelve months thereafter.  The Executive Severance Agreement contains a general release of claims by Mr. Murdock and a covenant not to sue and provides that, as a condition to the severance benefits described above, Mr. Murdock must comply certain provisions of the Executive Severance Agreement, such as confidentiality and a twelve (12) month non-compete, and non-solicitation of employees provision.  In addition to the Executive Severance Agreement referred to above, the Company and Mr. Murdock entered into a Registration Rights Agreement, pursuant to which the Company agreed to register for resale by Mr. Murdock, all of the shares of the Company’s Common Stock owned by Mr. Murdock.  In addition, the Company agreed, subject to certain limits set forth in the Registration Rights Agreement, to pay for the expenses related to the registration of such shares.

On December 15, 2006, the Company announced that due to continued right sizing efforts the Company was eliminating its general counsel position and terminating the Employment Agreement of Mark D. Peterson, the Company’s Senior Vice President, General Counsel and Secretary effective February 28, 2007.  In connection with the termination of Mr. Peterson’s Employment Agreement, the Company and Mr. Peterson entered into an Executive Severance Agreement pursuant to which, among other matters, the Company agreed to pay Mr. Peterson a payment equal to one year’s base salary ($291,000) and the tax effected cash equivalent of all additional benefits that Mr. Peterson was entitled to receive during a one year period, including, without limitation, COBRA payments, life and disability insurance, and ESOP payments ($98,715).  In addition, the Company agreed to accelerate the vesting of the pro-rata portion of 10,000 shares of common stock subject to a restricted stock award granted to Mr. Peterson that were scheduled to vest on May 24, 2007 (7,761 shares at a value of $18,160 based on the closing price of the Company’s Common Stock on February 28, 2007).  The remaining 12,239 shares subject to the restricted stock award terminated as of February 28, 2007.  In addition, the Company agreed that 144,444 stock options previously granted to Mr. Peterson would continue to remain outstanding. All other options would be cancelled pursuant to the terms and conditions of the Settlement Agreement.  Mr. Peterson agreed to continue to act as a consultant to the Company.  The Executive Severance Agreement contains a general release of claims by Mr. Peterson and a covenant not to sue and provides that, as a condition to the severance benefits described above, Mr. Peterson must comply with certain provisions of the Executive Severance Agreement, such as confidentiality and a twelve (12) month non-compete, and non-solicitation of employees provision.

On March 6, 2006, the Company announced the resignation of Brent W. Christensen as the Company’s Senior Vice President—Finance and CFO, effective February 28, 2007.  In connection with the termination of Mr. Christensen’s Employment Agreement, the Company and Mr. Christensen entered into an Executive Severance Agreement pursuant to which, among other matters, the Company agreed to pay Mr. Christensen a payment equal to one year’s base salary ($233,000) and the tax effected cash equivalent of all additional benefits that Mr. Christensen was entitled to receive during a one year period, including, without limitation, COBRA payments, life and disability insurance, and ESOP payments ($103,292).  In addition, the Company agreed to accelerate the vesting of the 10,000 shares of common stock subject to a restricted stock award that were scheduled to vest on May 24, 2007 as well as the pro-rata portion of 10,000 shares scheduled to vest on May 24, 2008 (totaling 10,219 shares at a value of $23,912 based on the closing price of the Company’s Common Stock on February 28, 2007).  The remaining 9,781 shares subject to the restricted stock award terminated as of June 1, 2007.  All options previously granted to Mr. Christensen would be cancelled pursuant to the terms and conditions of the Settlement Agreement.  Mr. Christensen agreed to continue to act an at-will employee for the Company until June 1, 2007.  The Executive Severance Agreement contains a general release of claims by Mr. Christensen and a covenant not to sue and provides that, as a condition to the severance benefits described above, Mr. Christensen must comply with certain provisions of the Executive Severance Agreement, such as confidentiality and a twelve (12) month non-compete, and non-solicitation of employees provision.

On March 6, 2006, the Company announced that the Company terminated its Employment Agreement with Robert L. Davis as the Company’s Senior Vice President—Sales, effective February 28, 2007.  In connection with the termination of Mr. Davis’ Employment Agreement, the Company and Mr. Davis entered into an Executive Severance Agreement pursuant to which, among other matters, the Company agreed to pay Mr. Davis a payment equal to one year’s base salary ($268,500) and the tax effected cash equivalent of all additional benefits that Mr. Davis was entitled to receive during a one year period, including, without limitation, COBRA payments, life and disability insurance, and ESOP payments ($94,146).  All options previously granted to Mr. Davis and all restricted shares not then vested would be cancelled pursuant to the terms and conditions of the Settlement Agreement.  Mr. Davis continues to function as the Senior Vice President—Sales for the Company.  The Executive Severance Agreement contains a general release of claims by Mr. Davis and a covenant not to sue and provides that, as a condition to the severance benefits described above, Mr. Davis must comply with certain provisions of the Executive Severance Agreement, such as confidentiality and a twelve (12) month non-compete, and non-solicitation of employees provision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “Potential Payments upon Termination or Change in Control—Severance Agreements” above for a description of the Executive Severance Agreements by and between the Company and certain of its Named Executive Officers.

The Company’s Certificate of Incorporation, as amended (the “Certificate”) authorizes the Company to provide indemnification of the Company’s directors and officers, and the Company’s Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify its directors and officers, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”).  In addition, each of the Company’s current directors and executive officers has entered into a separate indemnification agreement with the Company.  Finally, the Certificate and Bylaws limit the liability of directors to the Company or its stockholders to the fullest extent permitted by the DGCL.

On August 24, 2007 (the “Closing Date”), the Company entered into a Purchase Agreement (the “Purchase Agreement”) with five institutional investors (the “Investors”) pursuant to which the Investors purchased in a private placement 3,157,895 shares of the Company’s common stock, par value $0.01 (the “Common Shares”), at a purchase price of $1.90 per share.  Gross proceeds from the sale of the Common Shares were approximately $6.1 million.  Three of the Investors (the “Hummingbird Investors”) are controlled by a director of the Company, Paul D. Sonkin, through his management and control of Hummingbird Capital, LLC, the general partner of the Hummingbird Investors.  Mr. Sonkin owns a direct interest in each of the three Hummingbird Investors as a limited partner.  In addition, through his equity interest in Hummingbird Capital, LLC, Mr. Sonkin also has a significant indirect profits interest in each of the Hummingbird Investors.  The Hummingbird Investors purchased in the aggregate 526,316 of the Common Shares and paid a purchase price of $2.00 per share (or an aggregate purchase price of approximately $1.1 million) in accordance with applicable rules of the Nasdaq Global Market.  The approximate dollar value of the amount of Mr. Sonkin’s interest in the transaction is $45,000.  Prior to the sale of the Common Shares to the Hummingbird Investors, Mr. Sonkin beneficially owned approximately 15.6% of the Company’s common stock.  The Company’s policies and procedures for reviewing and approving transactions between directors and the Company are set forth in the Company’s Code of Conduct Guidelines for Members of the Board of Directors (available at www.Meade.com) (the “Code of Conduct”).  Any transaction between the Company and a director in which there could be a conflict of interest or a potential conflict of interest is subject to review under the Code of Conduct.  A conflict of interest exists in any situation in which the Company has an interest and the interest (personal or financial) of a director is or may also be involved.  The Company’s Ethics Review Team (consisting of the Company’s legal department, the Chief Financial Officer and the Controller) must be consulted and has the authority to approve or disapprove of any conflict of interest.

In connection with entering into the Purchase Agreement, on August 24, 2007, the Company also entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”).  The Registration Rights Agreement provides that the Company will file a registration statement with the Securities and Exchange Commission (the “Commission”) covering the resale of the Common Shares within 30 days after the Closing Date (the “Filing Deadline”).  If the registration statement is not filed with the Commission by the Filing Deadline, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) for which no registration statement is filed.  If the registration statement is not declared effective by the Commission within 120 days after the Closing Date, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) for which no registration statement is declared effective.  If the registration statement is declared effective by the Commission and after such effectiveness, subject to certain exceptions, sales cannot be made pursuant to the registration statement, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) during which sales under the registration statement are not permitted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of August 31, 2007, for (i) each person who beneficially owned more than 5% of the Common Stock, (ii) each of the directors and Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section above) and (iii) all directors and executive officers as a group.  Except as otherwise indicated, beneficial ownership includes voting and investment power with respect to the shares shown.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Hummingbird Management, LLC(1)	3,579,652	15.37%
Austin N. Marxe and David M. Greenhouse(2)	2,115,263	9.08%
Dimensional Fund Advisors, Inc.(3)	1,731,321	7.44%
Steven L. Muellner(4)(5)	216,068	*
Harry L. Casari(4)(6)	74,033	*
Steven G. Murdock(4)(7)	1,381,000	5.93%
Timothy C. McQuay (4)(8)	65,833	*
Frederick H. Schneider, Jr. (4)(9)	8,333	*
Paul D. Sonkin (4)(10)	3,665,084	15.74%
James M. Chadwick (4)(11)	743,459	3.19%
Brent W. Christensen (4)(12)	352,134	1.49%
Mark D. Peterson (4)(13)	338,022	1.43%
Robert L. Davis (4)(14)	220,282	*
Paul E. Ross (4)(15)	60,484	*
Donald W. Finkle (4)(16)	25,000	*
Meade Instruments Corp. Employee Stock Ownership Plan (4)(17)	1,112,189	4.78%
Wells Fargo & Company (18)	1,312,189	5.64%
All current directors and executive officers as a group (10 persons)(19)	6,459,576	27.13%

* less than 1%

(1)                                  Hummingbird Management, LLC (f/k/a Morningside Value Investors, LLC), a Delaware limited liability company (“Hummingbird”), has sole voting power as to 3,579,652 of such shares, sole dispositive power as to 3,579,652 of such shares, shared voting power as to none of such shares and shared dispositive power as to none of such shares.  Hummingbird, as investment manager, and Hummingbird Capital LLC, as general partner, may be deemed to have sole voting and investment authority over 973,301 shares of Common Stock owned by The Hummingbird Value Fund, L.P., 1,019,915 shares of Common Stock owned by The Hummingbird Microcap Value Fund, L.P., and 1,586,436 shares of Common Stock owned by The Hummingbird Concentrated Fund, L.P. Paul D. Sonkin, managing member and control person of Hummingbird (“Sonkin”), has sole voting and dispositive power as to an additional 40,666 shares of Common Stock and shared dispositive power as to an additional 43,100 shares which if included with the 3,579,652 shares listed above would result in a total of 3,663,418 shares or 15.73% of the total outstanding Common Stock. See footnote 10 below. The mailing address of Hummingbird is 460 Park Avenue, 12th Floor, New York, NY 10022.

(2)                                  Consists of shares held by Special Situations Fund III, QP, L.P. (“SSF”).  MGP Advisors Limited (“MGP”) is the general partner of SSF.  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment advisor to SSF.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the securities of SSF.  The mailing address of Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York  10022.

(3)                                  According to a Schedule 13G, dated as of February 1, 2007, filed with the Securities and Exchange Commission, Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”), has sole voting power as to 1,731,321 of such shares, sole dispositive power as to 1,731,321 of such shares, shared voting power as to none of such shares and shared dispositive power as to none of such shares. Dimensional is an Investment Advisor under Section 13d-1(b)(1)(ii)(E) of the Exchange Act.  The mailing address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

(4)                                  The address for all directors and executive officers of the Company and the Company’s Employee Stock Ownership Plan (“ESOP”) Committee is c/o Meade Instruments Corp., 6001 Oak Canyon, Irvine, CA 92618.

(5)                                  Includes 38,946 shares subject to a restricted stock award, dated June 1, 2007, which is subject to time-based vesting of six months.  Also includes 175,000 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007 and 2,122 shares allocated to Mr. Muellner’s ESOP account as an ESOP participant.  Mr. Muellner’s ESOP shares are not vested.  Excludes 1,112,189 shares held by the ESOP.  Mr. Muellner is a member of the ESOP Committee and, other than as a participant, disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,112,189 shares owned by the ESOP were included, Mr. Muellner would be deemed to beneficially own 1,328,257 shares, or 5.66%.  See footnotes 17 and 19 below.

(6)                                  Includes 63,833 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007.

(7)                                  Includes 1,361,000 shares held by Steven G. Murdock, as Trustee of the Steven G. Murdock Trust u/a/d August 16, 2001.

(8)                                  Includes 63,833 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007.

(9)                                  Includes 8,333 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007.

(10)                            Includes 1,666 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007.  Includes 3,579,652 shares held by Mr. Sonkin, as managing member and control person of Hummingbird.  Also includes 40,666 shares of Common Stock held in Mr. Sonkin’s and his wife Ms. Sonkin’s IRA Accounts and 43,100 shares of Common Stock held in IRA Accounts of various other parties for which Mr. Sonkin has dispositive power but disclaims beneficial ownership.  See footnote 1 above.

(11)                            Includes 1,666 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007.  Includes 741,793 shares held by Mr. Chadwick, as co-managing member of Chadwick Capital Management LLC, a Delaware limited liability company and the general partner of Monarch Activist Partners LP, a Delaware limited partnership.

(12)                            Includes 296,526 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007 and 10,219 shares subject to a restricted share grant that was accelerated in connection with Mr. Christensen’s Executive Severance Agreement.  Also includes 35,389 shares held by Mr. Christensen in an IRA account.

(13)                            Includes 296,943 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007 and 7,761 shares subject to a restricted share grant that was accelerated in connection with Mr. Peterson’s Executive Severance Agreement.  Also includes 23,409 shares held by Mr. Peterson in an IRA account.

(14)                            Includes 183,113 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007.  Also includes 13,945 shares held by Mr. Davis in an IRA account and 13,224 shares allocated to Mr. Davis’ ESOP account as an ESOP participant.  Mr. Davis’ ESOP shares are fully vested.

(15)                            Includes 60,484 shares subject to a restricted stock award, dated March 19, 2007 which includes a four-year term time-based vesting schedule. Mr. Ross will be an ESOP participant for the 2007 calendar year.  Excludes 1,112,189 shares held by the ESOP.  Mr. Ross is a member of the ESOP Committee and, other than as a participant beginning in the 2007 calendar year, disclaims beneficial ownership of any of the shares owned by the ESOP.  If the 1,112,189 shares owned by the ESOP were included, Mr. Ross would be deemed to beneficially own 1,172,673 shares, or 5.04%.  See footnotes 17 and 19 below.

(16)                            Includes 25,000 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007.  Mr. Finkle was employed by the Company on August 16, 2006 and will be an ESOP participant for the 2007 calendar year.

(17)                            Includes both allocated and unallocated shares owned by the ESOP. Unallocated shares (as well as allocated shares for which the ESOP has not received voting instructions) are voted by the trustee of the ESOP, Wells Fargo Bank, N.A. (the “Trustee”), as directed by the ESOP Committee.  Each participant in the ESOP is entitled to direct the Trustee as to how to vote shares allocated to his or her ESOP account, irrespective of whether the participant’s shares are vested. Any allocated shares of Common Stock for which participants do not provide voting instructions are voted by the Trustee in the manner directed by the ESOP Committee.  The ESOP Committee is comprised of Mr. Muellner and Mr. Ross.  Each of the members of the ESOP Committee, other than as a participant, disclaims beneficial ownership of any of the shares owned by the ESOP.  The Trustee’s address is 4365 Executive Drive, Suite 1700, San Diego, CA 92121-2130.

(18)                            Wells Fargo Bank, N.A., a subsidiary of Wells Fargo & Company, is the trustee of the ESOP.  See footnote 17 above.  Wells Fargo Bank, N.A. holds shared voting power over the 1,112,189 shares of Common Stock owned by the ESOP.  As set forth in the Schedule 13G/A filed with the Securities and Exchange Commission by Wells Fargo & Company and Wells Fargo Bank, National Association on February 12, 2007, that Wells Fargo & Company has sole voting power over an additional 200,000 shares (of which it has shared dispositive power over 165,000 of such shares).  The mailing address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(19)                            Included in this total of all executive officers and directors as a group as of August 31, 2007 are all directors of the Company as set forth herein, Mr. Paul E. Ross, the Company’s Senior Vice President—Finance and CFO, Mr. Donald W. Finkle, the Company’s Senior Vice President—Operations, and Mr. Robert L. Davis, the Company Senior Vice President—Sales.  Excluded from this total as executive officers as of August 31, 2007 are Mr. Christensen and Mr. Peterson.  Includes 522,444 shares subject to options that are currently exercisable or will become exercisable on or before October 30, 2007, 38,946 shares subject to a restricted stock award, dated June 1, 2007, which is subject to time-based vesting of six months, and 60,484 shares subject to a restricted stock award, dated March 19, 2007, which includes a four-year term time-based restriction schedule.  Also includes 13,945 shares held by Messrs. Davis in an IRA account.  Also includes 2,122 and 13,224 shares allocated to Messrs. Muellner’s and Davis’ ESOP accounts, respectively, as ESOP participants. Messrs. Davis’ ESOP shares are fully vested; Messrs. Muellner’s ESOP shares are not vested. Excludes 1,112,189 shares held by the ESOP.  Messrs. Muellner and Ross are members of the ESOP Committee and, other than as a participant, each disclaims beneficial ownership of any of the shares owned by the ESOP.  If the 1,112,189 shares owned by the ESOP were included, all directors and officers as a group would be deemed to beneficially own 7,571,765 shares, or 31.80%.  See footnotes 5 through 17 above.

SELLING STOCKHOLDERS

The selling stockholders may from time to time sell or otherwise dispose of any or all of the shares of our Common Stock set forth below pursuant to this prospectus.  When we refer to “selling stockholders” in this prospectus, we mean the entities listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our Common Stock other than through a public sale.  The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares, and the number of shares of common stock that the selling stockholders may offer pursuant to this prospectus.  The Common Stock covered by this prospectus was acquired from us in a private placement that was completed on August 24, 2007.  The shares of common stock were issued pursuant to exemptions from the registration requirements of the Securities Act.  Except as noted below, the selling stockholders have not, or within the past three years have not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholders are not or were not affiliated with registered broker-dealers.  Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, and assuming that the selling stockholders sell all of the shares of our Common Stock registered hereby and do not acquire any additional shares, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares Beneficially Owned After the Offering.”  We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Common Stock.  In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock covered hereby in transactions exempt from the registration requirements of the Securities Act after August 31, 2007, the date on which it provided the information set forth on the table below:

	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering	Percentage of Shares Outstanding After Offering

Special Situations Fund III QP, L.P.(1)	2,115,263	2,105,263	10,000	*
Millennium Partners, L.P.(2)	1,115,518	526,316	589,202	2.93%
Hummingbird Concentrated Fund, L.P.(3)	1,586,436	263,158	1,323,278	5.68%
Hummingbird Microcap Value Fund, L.P.(3)	1,019,915	131,579	888,336	3.82%
Hummingbird Value Fund, L.P.(3)	973,301	131,579	841,722	3.61%

* Less than 1%

(1)                                  MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. (“SSF”).  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment advisor to SSF.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the securities of SSF.

(2)                                  Includes 589,202 shares held by Millenco LLC, an affiliate.  Millennium Management LLC, a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P.  Israel A. Englander is the managing member of Millennium Management LLC.  As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management LLC.  The foregoing should not be construed in and of itself as an admission by either of Millennium Management LLC or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P.  The listed selling stockholder is an affiliate of the following registered broker-dealers:  Millenco LLC, MLP Trading Co., LLC and Millennium Funding Associates LLC.

(3)                                  Hummingbird Management, LLC (f/k/a Morningside Value Investors, LLC), a Delaware limited liability company (“Hummingbird”), has sole voting power as to 3,579,652 of such shares, sole dispositive power as to 3,579,652 of such shares, shared voting power as to none of such shares and shared dispositive power as to none of such shares.  Hummingbird, as investment manager, and Hummingbird Capital LLC, as general partner, may be deemed to have sole voting and investment authority over 973,301 shares of Common Stock owned by The Hummingbird Value Fund, L.P., 1,019,915 shares of Common Stock owned by The Hummingbird Microcap Value Fund, L.P., and 1,586,436 shares of Common Stock owned by The Hummingbird Concentrated Fund, L.P. Paul D. Sonkin, managing member and control person of Hummingbird (“Sonkin”), has sole voting and dispositive power as to an additional 40,666 shares of Common Stock and shared dispositive power as to an additional 43,100 shares which if included with the 3,579,652 shares listed above would result in a total of 3,663,418 shares prior to the offering, 3,137,102 shares after the offering and 13.47% of the total outstanding common stock after the offering.

Except as set forth above, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

DESCRIPTION OF CAPITAL STOCK

Reincorporation

The Company’s predecessor was incorporated in the State of California on December 19, 1975.  On April 1, 1997, the Company’s predecessor reincorporated as a Delaware corporation named Meade Instruments Corp. pursuant to a merger with and into a newly-formed and wholly-owned Delaware subsidiary, with such Delaware subsidiary becoming the surviving corporation.

Outstanding Capital

As of the completion of this Offering, the authorized capital stock of the Company consists of two classes of capital stock, designated respectively, “Common Stock” and “Preferred Stock.”  The Company is authorized to issue 50,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share.  As of August 31, 2007, the Company has 23,284,730 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.  The summary description included herein relating to the capital stock of the Company does not purport to be complete.  Reference is made to the Certificate of Incorporation of the Company, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

Common Stock

Holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor.  Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights.  Holders of Common Stock have no preemptive, conversion, redemption or sinking funds rights.  In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock.  The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable.  The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series.  Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both.  In addition, any such shares of Preferred Stock may have class or series voting rights.  Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock, may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company’s Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

Transfer Agent

The transfer agent and registrar for the Common Stock is ComputerShare Trust Company, N.A.

Certain Anti-Takeover Effects

The provisions of the Certificate of Incorporation and the Bylaws of the Company (the “Bylaws”) summarized in the succeeding paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.  However, certain of the following provisions may be limited or prohibited by the application of Section 2115 of the California General Corporation Law described below.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  The Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors.  The Company may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

Prohibition on Stockholder Action by Written Consent and Limitations on Calling Stockholder Meetings.  The Certificate of Incorporation and Bylaws prohibit stockholder action by written consent in lieu of a meeting, and provide that stockholder action can be taken only at an annual or special meeting of stockholders.  The Certificate of Incorporation provides that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Company.  Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders.  Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company.

Section 203 of the Delaware General Corporation Law.  The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”).  Subject to certain exclusions summarized below, Section 203 prohibits any interested stockholder (an “Interested Stockholder”) from engaging in a “business combination” with a Delaware corporation for three years following the date such person became an Interested Stockholder.  Interested Stockholder generally includes (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation and (ii) any person who is an affiliate or associate of the corporation and who held 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person’s status as an Interested Stockholder is determined.  Subject to certain exceptions, a “business combination” includes, among other things: (i) any merger or consolidation involving the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder; and (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 does not apply to a business combination if (i) before a person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or the business combination, (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares) or (iii) following a transaction in which the person became an Interested Stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

Limitation Of Liability Of Directors

The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the Delaware General Corporation Law (i.e., liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit).

While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty.  Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

Indemnification Of Directors And Officers

The Certificate of Incorporation provides that each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by the Company to the fullest extent permitted by the Delaware General Corporation Law.  The Certificate of Incorporation further provides that the right to indemnification includes the right to be paid by the Company for expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the Delaware General Corporation Law, and that the right to indemnification conferred thereunder is deemed a contract right.

The Certificate of Incorporation further provides that the Company may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Company and such other persons serving at the request of the Company as employees or agents of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as is permitted by the Delaware General Corporation Law and the Board of Directors.

Pursuant to the Certificate of Incorporation, the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the Delaware General Corporation Law.

The Certificate of Incorporation provides that (i) the rights and authority described above are not exclusive of any other right that any person otherwise may have or acquire and (ii) no amendment, modification or repeal of the Certificate of Incorporation, or adoption of any additional provision of the Certificate of Incorporation or the Bylaws or, to the fullest extent permitted by the Delaware General Corporation Law, any amendment, modification or repeal of law will eliminate or reduce the effect of the provisions in the Certificate of Incorporation limiting liability or indemnifying certain persons or adversely affect any right or protection then existing thereunder in respect of any acts or omissions occurring prior to such amendments, modifications, repeal or adoption.

The Company has entered into indemnification agreements with its directors and officers that require the Company to indemnify the directors and officers to the fullest extent permitted by applicable provisions of the Delaware General Corporation Law and, to the extent necessary, the California General Corporation Law.

The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•                                          a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the Company by Hewitt & O’Neil LLP.

EXPERTS

Our consolidated financial statements as of February 28, 2007 and 2006 and for the fiscal years ended February 28, 2007 and 2006 have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report herein, and are so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements for the fiscal year ended February 28, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission.  Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C.  20549, at prescribed rates.  The phone number is 1-800-732-0330.  In addition, the Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address of the Securities and Exchange Commission’s website is http://www.sec.gov.  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby.  As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto.  For further information with respect to us and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules.  A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facility maintained by the Securities and Exchange Commission.  In addition, the registration statement may be accessed at the Securities and Exchange Commission’s website.  Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Meade’s website is located at http://www.meade.com.  The Company makes available free of charge, on or through our website, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the Securities and Exchange Commission.  The information contained on the Company’s website is not part of this prospectus.

MEADE INSTRUMENTS CORP.

MEADE INSTRUMENTS CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	May 31, 2007	February 28, 2007
ASSETS
Current assets:
Cash	$2,146,000	$4,048,000
Accounts receivable, less allowance for doubtful accounts of $694,000 at May 31, 2007 and $1,048,000 at February 28, 2007	14,024,000	12,445,000
Inventories	23,646,000	25,289,000
Prepaid expenses and other current assets	1,117,000	443,000
Total current assets	40,933,000	42,225,000
Goodwill	3,141,000	3,141,000
Acquisition-related intangible assets, net	4,598,000	4,682,000
Property and equipment, net	4,723,000	4,851,000
Other assets, net	201,000	230,000
	$53,596,000	$55,129,000
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank lines of credit	$3,531,000	$860,000
Accounts payable	8,469,000	8,551,000
Accrued liabilities	6,530,000	6,810,000
Income taxes payable	1,633,000	1,415,000
Current portion of long-term debt and capital lease obligations	1,158,000	200,000
Total current liabilities	21,321,000	17,836,000
Long-term debt and capital lease obligations	16,000	1,186,000
Deferred income taxes	1,419,000	1,436,000
Deferred rent	158,000	195,000
Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value; 50,000,000 shares authorized; 20,126,835 and 20,086,000 shares issued and outstanding at May 31, 2007 and February 28, 2007, respectively	201,000	201,000
Additional paid-in capital	45,301,000	45,104,000
Retained earnings (deficit)	(15,289,000)	(11,096,000)
Deferred stock compensation	(199,000)	(148,000)
Accumulated other comprehensive income	1,723,000	1,580,000
	31,737,000	35,641,000
Unearned ESOP shares	(1,055,000)	(1,165,000)
Total stockholders’ equity	30,682,000	34,476,000
	$53,596,000	$55,129,000

See accompanying notes to consolidated financial statements

MEADE INSTRUMENTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended May 31,
	2007	2006

Net sales	$17,621,000	$18,745,000
Cost of sales	15,790,000	15,297,000
Gross profit	1,831,000	3,448,000
Selling expenses	2,251,000	3,359,000
General and administrative expenses	2,838,000	3,044,000
ESOP expense	69,000	78,000
Research and development expenses	448,000	327,000
Operating loss	(3,775,000)	(3,360,000)
Interest expense	94,000	99,000
Loss before income taxes	(3,869,000)	(3,459,000)
Provision for income taxes	335,000	117,000
Net loss	$(4,204,000)	$(3,576,000)
Basic and diluted loss per share	$(0.21)	$(0.18)
Weighted average number of shares outstanding — basic	19,709,000	19,504,000
Weighted average number of shares outstanding —diluted	19,709,000	19,504,000

See accompanying notes to consolidated financial statements

MEADE INSTRUMENTS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended May 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(4,204,000)	$(3,576,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	310,000	620,000
Deferred rent amortization	(37,000)	(33,000)
Deferred income taxes	12,000	—
ESOP contribution	69,000	78,000
Change in allowance for doubtful accounts	(359,000)	—
Stock-based compensation	149,000	—
Changes in assets and liabilities:
Increase in accounts receivable	(1,124,000)	(896,000)
Decrease in inventories	1,716,000	1,859,000
Increase in prepaid expenses and other assets	(678,000)	(79,000)
Decrease in accounts payable	(103,000)	(2,000)
Increase (decrease) in accrued liabilities	(308,000)	543,000
Increase in income taxes payable	119,000	1,159,000
Net cash used in operating activities	(4,438,000)	(327,000)
Cash flows from investing activities:
Additional consideration paid for Coronado acquisition	—	(1,026,000)
Capital expenditures	(44,000)	(77,000)
Net cash used in investing activities	(44,000)	(1,103,000)
Cash flows from financing activities:
Net borrowings under bank lines of credit	2,670,000	(3,618,000)
Payments on long-term bank notes	(230,000)	(363,000)
Payments under capital lease obligations	(6,000)	(16,000)
Net cash provided by (used in) financing activities	2,434,000	(3,997,000)
Effect of exchange rate changes on cash	146,000	158,000
Net decrease in cash	(1,902,000)	(5,269,000)
Cash at beginning of period	4,048,000	7,589,000
Cash at end of period	$2,146,000	$2,320,000
Non-cash investing and financing activities:
Issuance of restricted stock	$150,000	$—
Cash paid for taxes	$188,000	$116,000
Cash paid for interest	$83,000	$98,000

See accompanying notes to consolidated financial statements

MEADE INSTRUMENTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

A.  The Consolidated Financial Statements Have Been Prepared by the Company and are Unaudited.

In management’s opinion, the information and amounts furnished in this report reflect all adjustments (consisting of normal recurring adjustments) considered necessary for the fair statement of the financial position and results of operations for the interim periods presented. These financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007.

The Company has experienced, and expects to continue to experience, substantial fluctuations in its sales, gross margins and profitability from quarter to quarter. Factors that influence these fluctuations include the volume and timing of orders received, changes in the mix of products sold, market acceptance of the Company’s products, competitive pricing pressures, the Company’s ability to meet demand and delivery schedules and the timing and extent of research and development expenses, marketing expenses and product development expenses. In addition, a substantial portion of the Company’s net sales and operating income typically occur in the third quarter of the Company’s fiscal year primarily due to disproportionately higher customer demand for less-expensive products during the holiday season. The results of operations for the quarters ended May 31, 2007 and 2006, respectively, are not necessarily indicative of the operating results for the entire fiscal year.

B. Liquidity

The Company incurred net losses of $19.2 million and $14.0 million in the years ended February 28, 2007 and 2006, respectively, and incurred a net loss of $4.2 million in the quarter ended May 31, 2007.  For the fiscal year 2007, sales were negatively affected riflescopes and some of the Company’s foreign-sourced and domestically produced telescopes.  The combination of significantly reduced sales volume of higher-end products during the year not covering fixed, average selling prices dropping or not keeping pace with average cost per unit increases (reflecting the aggressive inventory rationalization undertaken by management during fiscal 2007), and SKU reduction led to the overall declines in gross margins.  Operating margins fell significantly during fiscal 2007 as the effects of significant severance costs and increased legal and accounting costs (related to late filing of the prior years’ required filings) added to the effects of lower gross margins.

With respect to sales recovering from the declines experienced during fiscal 2007, management believes that: 1) production of its riflescope and telescope products (both domestically produced and foreign sourced) are now fully on-line across all product lines and that production will be able to fully meet demand; 2) a combination of new products, effective marketing and appropriate pricing will stimulate demand for the Company’s higher-end products; and 3) while competition for low-end products will continue to be acute the Company may be able to increase demand for these products with enhanced and new product introductions, targeted marketing and competitive pricing.

The fiscal 2007 and first quarter fiscal 2008 operating results led to significantly diminished net assets as compared to the prior periods.  Management believes that the Company can return to profitability as: 1) the supply problems are corrected; 2) new products are introduced; 3) sales are concentrated more on first-line, higher margin products than on significantly discounted older inventory; 4) the cost savings of consolidating the U.S. operations into one facility (from a previous four facilities) are realized; and 5) reductions in significant “one time” expenses such as severance are realized.

In the middle of the Company’s second quarter of its fiscal year ending February 28, 2008, the Company’s management determined that additional working capital was needed 1) to purchase inventory to satisfy anticipated demand in the holiday season (as discussed above under the heading “Seasonality”) and 2) to increase cash on hand which has been depleted by the Company’s continuing losses.  While the Company had both debt and equity options available to satisfy its liquidity needs, the Company ultimately decided that equity financing was the more prudent method of raising additional funds to satisfy these needs.  The Company carefully considered internal business and macro-economic risks, the current status of management’s turnaround plan, including the potential for further restructuring activities, the Company’s plans for new product development and funding thereof and the impact of various methods of raising capital on financial performance and dilution to existing stockholders, and the Company concluded that an equity financing was in the best interest of the Company’s stockholders.  Consequently, on August 24, 2007 (the “Closing Date”), the Company entered into a Purchase Agreement (the “Purchase Agreement”) with five institutional investors (the “Investors”) pursuant to which the Investors purchased in a private placement 3,157,895 shares of Meade common stock, par value $0.01 (the “Common Shares”), at a purchase price of $1.90 per share.  Three of the Investors (the “Hummingbird Investors”) are controlled by a director of the Company, Paul D. Sonkin, through his management and control of Hummingbird Capital, LLC, the general partner of the Hummingbird Investors, purchased in the aggregate 526,316 of the Common Shares and paid a purchase price of $2.00 per share (or an aggregate purchase price of approximately $1.1 million) in accordance with the applicable rules of the Nasdaq Global Market.  Gross proceeds from the sale of the Common Shares were approximately $6.1 million.

In connection with entering into the Purchase Agreement, on August 24, 2007, Meade also entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”).  The Registration Rights Agreement provides that the Company will file a registration statement with the Securities and Exchange Commission (the “Commission”) covering the resale of the Common Shares within 30 days after the Closing Date (the “Filing Deadline”).  If the registration statement is not filed with the Commission by the Filing Deadline, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) for which no registration statement is filed.  If the registration statement is not declared effective by the Commission within 120 days after the Closing Date, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) for which no registration statement is declared effective.  If the registration statement is declared effective by the Commission and after such effectiveness, subject to certain exceptions, sales cannot be made pursuant to the registration statement, the Company must pay the Investors 1.5% of the aggregate purchase price of the Common Shares for each 30-day period (or portion thereof) during which sales under the registration statement are not permitted.

C.  Stock Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Statement of Financial Accounting Standards 123R, (“SFAS 123R”) “Share-Based Payment,” which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). Prior to March 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company also followed the disclosure requirements of SFAS 123, “Accounting for Stock-Based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, financial statement amounts for the prior period presented in this Form 10-Q have not been restated to reflect the fair value method of expensing share-based compensation. Share-based compensation expenses, included in general and administrative expenses in the Company’s consolidated statement of operations for the three months ended May 31, 2007 and 2006, were approximately $0.1 million in each period. Due to deferred tax valuation allowances provided during the quarter, no net benefit was recorded against the share-based compensation charged during the period.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the expected option term, forfeiture rate, the expected volatility of the Company’s stock over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the Company’s stock options granted in the three months ended May 31, 2007. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

The fair value of the Company’s stock options was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

For the three months ended May 31, 2007 and 2006

	2007	2006
Expected life (1)	3.1 years	6.2 years
Expected volatility (2)	58%	73%
Risk-free interest rate (3)	4.7%	5.0%
Expected dividends	None	None

(1)  The option term was determined using the simplified method for estimating expected option life.

(2)  The stock volatility for each grant is measured using the weighted average of historical daily price changes of the Company’s common stock over the most recent period equal to the expected option life of the grant, adjusted for activity which is not expected to occur in the future.

(3)  The risk-free interest rate for periods equal to the expected term of the share option is based on the U.S. Treasury yield curve in effect at the time of grant.

As of May 31, 2007 there was approximately $1.7 million of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 4 years.  At February 28, 2007, there was approximately $1.1 million of unrecognized compensation costs related to unvested stock options.

D.  Composition of Certain Balance Sheet Accounts

The composition of inventories is as follows:

	May 31, 2007	February 28, 2007
Raw materials	$6,036,000	$5,575,000
Work-in-process	5,324,000	5,560,000
Finished goods	12,286,000	14,154,000
	$23,646,000	$25,289,000

The composition of acquisition-related intangible assets is as follows:

	May 31, 2007	February 28, 2007
Brand names — non-amortizing	$2,041,000	$2,041,000
Trademarks	1,938,000	1,938,000
Customer relationships	1,390,000	1,390,000
Completed technologies	1,620,000	1,620,000
Other	56,000	56,000
Accumulated amortization	(2,447,000)	(2,363,000)
Total amortizing acquisition-related intangible assets	2,557,000	2,641,000
Total acquisition-related intangible assets	$4,598,000	$4,682,000

Amortization of trademarks and customer relationships over the next five fiscal years is estimated as follows:

Fiscal Year	Amount
2008	$336,000
2009	336,000
2010	336,000
2011	336,000
2012	336,000

The Company accounts for goodwill and acquisition-related intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) which requires that goodwill and identifiable assets determined to have an indefinite life no longer be amortized, but instead be tested for impairment at least annually.

E.  Commitments and Contingencies

The following purported shareholder derivative action has been filed challenging conduct by certain of the Company’s current and former board members and officers in connection with various stock option grants:

In re Meade Instruments Corp. Derivative Litigation, No. 06-CC-205, Superior Court of the State of California for the County of Orange, filed October 6, 2006. On November 22, 2006, the court consolidated under the above caption two state derivative actions: (i) Barclay v. Diebel, et al., No. 06-CC-205, Superior Court of the State of California for the County of Orange, filed October 6, 2006 and (ii) Bryant v. Diebel, et al., No. 06-CC-206, Superior Court of the State of California for the County of Orange, filed October 6, 2006. The plaintiffs filed a consolidated complaint on December 22, 2006, and the defendants filed demurrers to the complaint on February 5, 2007. Under the current scheduling order, the plaintiffs were expected to file their opposition to the demurrers by June 22, 2007. The consolidated complaint asserts causes of action for breach of fiduciary duty, accounting, abuse of control, gross mismanagement, constructive trust, corporate waste, rescission, unjust enrichment, and violation of California Corporations Code in connection with the Company’s option granting practices. On May 23, 2007, the parties in both this action and the class action discussed below participated in a mediation. As a result of this mediation, the parties in both actions reached a preliminary settlement understanding, which includes corporate governance reforms and an amount to cover plaintiffs’ attorneys fees. The Company anticipates that the monetary portion of the proposed settlement will be covered by the Company’s director and officer liability insurance. The parties are in the process of finalizing their settlement agreements. These settlements are conditioned upon court approval.

The following putative federal securities class action has also been filed challenging conduct by the Company and certain of its current and former board members and officers in connection with various stock option grants:

Grecian v. Meade Instruments Corp., et al., No. SA CV 06-908 AG (JTLx), United states District Court for the Central District of California, filed September 27, 2006. On January 8, 2007, the court granted the named plaintiffs’ motion to be appointed lead plaintiffs. On February 22, 2007, the plaintiffs filed their second amended complaint, which asserts claims for violations of Section 10(b), 14(a) and 20(a) of the Securities Exchange Act in connection with the Company’s option granting practices. Under the current scheduling order, the plaintiffs can file a third amended complaint by June 1, 2007. The defendants do not believe that the third amended complaint will differ materially from its predecessor. The defendants’ motion to dismiss the third amended complaint will be due on July 16, 2007. On May 23, 2007, the parties in both this action and the derivative action discussed above participated in a mediation. As a result of this mediation, the parties in both actions reached a preliminary settlement understanding, which includes corporate governance reforms and an award to the class, from which plaintiffs’ attorneys fees and administrative costs would be paid. The Company anticipates that the monetary portion of the proposed settlement will be covered by the Company’s director and officer liability insurance. The parties are in the process of finalizing their settlement agreements. These settlements are conditioned upon court approval.

On September 28, 2006, Daniel Azari, Paul T. Jones (dba Star Instruments) and RC Optical Systems, Inc. filed an action against Meade and certain Meade dealers in the United States District Court for the Southern District of New York, alleging the following claims: (1) violation of the Racketeer Influenced And Corrupt Organization Act (“RICO”); (2) violation of New York General Business Law §§ 349 and 350; (3) violation of California Business and Professions Code § 17200; (4) unfair competition; and (5) product disparagement. The gravamen of the complaint is that Meade and other defendants allegedly falsely advertise Meade’s Advanced Ritchey-Chretien products as being Ritchey-Chretien products. On October 31, 2006, Plaintiffs filed an Amended Complaint, adding claims for violation of the Lanham Act. On January 3, 2007, the United

States District Court for the Southern District of New York granted a motion filed by Meade and ordered the case transferred to the United States District Court for the Central District of California. In March 2007, the court dismissed the following claims: (1) violation of the RICO Act; (2) violation of New York General Business Law §§ 349 and 350; and (3) product disparagement.  In June 2007, the court dismissed all claims by Plaintiff Daniel Azari.  The complaint seeks injunctive relief, compensatory damages, and attorneys’ fees and costs.

F.  Loss Per Share

Basic loss per share amounts exclude the dilutive effect of potential shares of common stock. Basic (loss) per share is based upon the weighted-average number of shares of common stock outstanding, which excludes unallocated ESOP shares. Diluted (loss) per share is based upon the weighted-average number of shares of common stock and dilutive potential shares of common stock outstanding for each period presented. Potential shares of common stock include outstanding stock options and restricted stock, which may be included in the weighted average number of shares of common stock under the treasury stock method.

The total number of options and restricted shares outstanding were as follows:

	May 31, 2007	February 28, 2007
Stock options outstanding	2,813,000	2,741,000
Restricted shares outstanding	93,000	95,000

A reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding follows:

	Three Months Ended May 31,
	2007	2006
Basic weighted average number of shares	19,709,000	19,504,000
Dilutive potential shares of common stock	—	—
Diluted weighted average number of shares outstanding	19,709,000	19,504,000
Number of options excluded from the calculation of weighted average shares because the exercise prices were greater than the average market price of the Company’s common stock	2,743,000	2,630,000
Potential shares of common stock excluded from the calculation of weighted average shares	162,000	134,000

Weighted average shares for the three month period ended May 31, 2007 and 2006, exclude the aggregate dilutive effect of potential shares of common stock related to stock options and restricted stock, because the Company incurred a loss and the effect would be anti-dilutive. Options with exercise prices greater than the average market price during the periods presented are excluded from the calculation of weighted average shares outstanding because the effect would be anti-dilutive.

G. Comprehensive Loss

Comprehensive loss is defined as a change in the equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and, at May 31, 2007 and 2006, includes foreign currency translation adjustments and adjustments to the fair value of highly effective derivative instruments. For the three months ended May 31, 2007 and 2006, the Company had other comprehensive loss as follows:

	Three Months Ended May 31,
	2007	2006
Net loss	$(4,204,000)	$(3,576,000)
Currency translation adjustments	126,000	480,000
Change in fair value of foreign currency forward contracts, net of tax	17,000	(824,000)
Total other comprehensive loss	$(4,061,000)	$(3,920,000)

H. Product Warranties

The Company provides reserves for the estimated cost of product warranty-related claims at the time of sale, and periodically adjusts the provision to reflect actual experience related to its standard product warranty programs and its extended warranty programs. The amount of warranty liability accrued reflects management’s best estimate of the expected future cost of honoring Company obligations under its warranty plans. Additionally, from time to time, specific warranty accruals may be made if unforeseen technical problems arise. Meade and Bresser branded products, principally telescopes and binoculars, are generally covered by a two-year limited warranty. Many of the Simmons products, principally riflescopes and binoculars, have lifetime limited warranties. Most of the Coronado products have limited five-year warranties. Changes in the warranty liability, which is included as a component of accrued liabilities on the accompanying Consolidated Balance Sheets, were as follows:

	Three Months Ended May 31,
	2007	2006
Beginning balance	$1,184,000	$1,053,000
Warranty accrual	595,000	257,000
Labor and material usage	(407,000)	(200,000)
Ending balance	$1,372,000	$1,110,000

I.  Derivative Instruments and Hedging Activities

The Company, at times, utilizes derivative financial instruments to manage its currency exchange rate and interest rate risks. The Company does not enter into these arrangements for trading or speculation purposes. The Company’s German subsidiary purchases inventory from Asian suppliers in U.S. dollars. A forward exchange contract is typically entered into when the U.S. dollar amount of the inventory purchase is firm. Given our foreign exchange position, a change in foreign exchange rates upon which these foreign exchange contracts are based would result in exchange gains and losses.

	May 31, 2007		February 28, 2007
	Notional amount	Fair Value	Notional amount	Fair Value
Forward currency contracts	$11,200,000	$17,000	—	—

At May 31, 2007, the fair value of forward currency contracts is recorded in accrued liabilities on the accompanying consolidated balance sheets. Changes in the fair value of the cash flow forward currency contracts have been recorded as a component of accumulated other comprehensive loss, net of tax, as these items have been designated and qualify as cash flow hedges. Due to continuing taxable losses, the Company has provided an allowance against all tax benefits generated during the quarter. Therefore, the change in the fair value of the cash flow forward currency contracts is presented in the accompanying consolidated financial statements with no net tax benefit. The settlement dates on the forward currency contracts vary based on the underlying instruments through February 2008.

J.  Bank Borrowings

The Company was in compliance with all restrictive covenants under its Credit Agreement for the period ended May 31, 2007. On May 31, 2007, the Company executed the Eleventh Amendment to Amended and Restated Credit Agreement (the “Eleventh Amendment”). The Eleventh Amendment makes the following key changes to the U.S. credit agreement: (1) extends the expiration date to September 30, 2009; (2) reduces the facility to $30,000,000; (3) adjusts the pricing grid based on the Company’s calculated fixed charge coverage ratio; (4) removes the $4 million reserve previously established in the Fifth Amendment; (5) sets minimum EBITDA, tangible net worth and capital expenditure requirements measured on a rolling four quarter basis beginning with the quarter ending May 31, 2007 and minimum fixed charge coverage ratio covenants measured on a rolling four quarter basis beginning with the quarter ending on May 31, 2008; (6) requires payment of an intercompany loan to the Company’s European subsidiary in the amount of approximately $2,000,000 by not later than July 31, 2007; and (7) establishes prepayment penalties.

Amounts outstanding under the Company’s various bank and other debt instruments are as follows:

	May 31, 2007	February 28, 2007
Domestic bank revolving line of credit	$3,531,000	$860,000
European bank revolving line of credit	—	—
Total bank revolving lines of credit	$3,531,000	$860,000

Domestic term loan	$—	$—
European term loans	1,155,000	1,360,000
Notes payable and capital lease obligations	20,000	26,000
Total debt and capital lease obligations	1,175,000	1,386,000
Less current portion	(1,158,000)	(200,000)
Total long-term debt and capital lease obligations	$17,000	$1,186,000

K.  Income Taxes

During the year ended February 28, 2006, the Company recorded a full valuation allowance against its deferred tax assets. The Company determined, in accordance with SFAS No. 109, “Accounting for Income Taxes,” that there was sufficient uncertainty surrounding the future realization of its deferred tax assets to warrant the recording of a full valuation allowance. The valuation allowance was recorded based upon the Company’s determination that there was insufficient objective evidence, at the time, to recognize those assets for financial reporting purposes. For the periods ended May 31, 2007, the Company has not changed its assessment regarding the reliability of its deferred tax assets. Ultimate realization of the benefit of the deferred tax assets is dependent upon the Company generating sufficient taxable income in future periods, including periods prior to the expiration of certain underlying tax credits.

L.  New Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company adopted the provisions of FIN  48 as of March 1, 2007 and recorded on adjustment to its tax liabilities of less than $0.1 million.

The Company remains open to audit by major taxing jurisdictions for tax years ending August 31, 2003 to present.  The total amount of unrecognized tax benefits at May 31, 2007 was $0.2 million.  The amount of the unrecognized tax benefit that we anticipate will reverse in the next 12 months is less than $0.1 million. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense as of the adoption date of March 1, 2007, and as of May 31, 2007, accrued interest related to uncertain tax positions was less than $0.1 million.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 in fiscal 2009 to have a material impact on its results of operations or financial position.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 regarding the process of quantifying financial statement misstatements. SAB No. 108 states that registrants should use both a balance sheet approach and an income statement approach when quantifying and evaluating materiality of a misstatement. The interpretations in SAB No. 108 contain guidance on correcting errors under the dual approach as well as provide transition guidance for correcting errors. This interpretation does not change the requirements within SFAS No. 154 for the correction of an error in financial statements. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company will be required to adopt this interpretation for its fiscal year ending 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Meade Instruments Corp.

We have audited the accompanying consolidated balance sheets of Meade Instruments Corp. and subsidiaries as of February 28, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. Our audit also included the financial statement schedule listed in Item 15. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meade Instruments Corp. as of February 28, 2007 and 2006 and the consolidated results of its operations and its cash flows for the year ended February 28, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ MOSS ADAMS LLP

Irvine, CA

June 1, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
Meade Instruments Corp.

In our opinion, the consolidated statements of operations, of stockholders’ equity and of cash flows for the year ended February 28, 2005 present fairly, in all material respects, the results of operations of Meade Instruments Corp. and its subsidiaries and their cash flows for the year ended February 28, 2005, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the year ended February 28, 2005 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Orange County, California
May 27, 2005, except for the restatement discussed in Note 3 (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company’s 2006 Annual Report on Form 10-K, as to which the date is November 27, 2006.

MEADE INSTRUMENTS CORP.
CONSOLIDATED BALANCE SHEETS

	February 28, 2007	February 28, 2006
ASSETS
Current assets:
Cash	$4,048,000	$7,589,000
Accounts receivable, less allowance for doubtful accounts of $1,048,000 in 2007 and $483,000 in 2006	12,445,000	16,822,000
Inventories, net	25,289,000	34,359,000
Prepaid expenses and other current assets	443,000	395,000
Total current assets	42,225,000	59,165,000
Goodwill	3,141,000	2,115,000
Acquisition-related intangible assets, net	4,682,000	5,018,000
Property and equipment, net	4,851,000	5,371,000
Other assets, net	230,000	571,000
	$55,129,000	$72,240,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$860,000	$4,229,000
Accounts payable	8,551,000	5,899,000
Accrued liabilities	6,810,000	5,773,000
Income taxes payable	1,415,000	133,000
Current portion of long-term debt and capital lease obligations	200,000	1,306,000
Total current liabilities	17,836,000	17,340,000
Long-term debt and capital lease obligations	1,186,000	1,410,000
Deferred income taxes	1,436,000	1,540,000
Deferred rent	195,000	222,000
Commitments and contingencies Stockholders’ equity:
Common stock; $0.01 par value; 50,000,000 shares authorized; 20,086,000 and 20,004,000 shares issued and outstanding at February 28, 2007 and 2006, respectively	201,000	200,000
Additional paid-in capital	45,104,000	44,890,000
Retained earnings	(11,096,000)	8,086,000
Deferred compensation	(148,000)	(507,000)
Accumulated other comprehensive income	1,580,000	682,000
	35,641,000	53,351,000
Unearned ESOP shares	(1,165,000)	(1,623,000)
Total stockholders’ equity	34,476,000	51,728,000
	$55,129,000	$72,240,000

See accompanying notes to consolidated financial statements

MEADE INSTRUMENTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended February 28
	2007	2006	2005
Net sales	$101,535,000	$119,835,000	$111,799,000
Cost of sales	84,065,000	90,333,000	83,608,000
Gross profit	17,470,000	29,502,000	28,191,000
Selling expenses	17,646,000	18,286,000	16,063,000
General and administrative expenses	15,173,000	13,082,000	10,251,000
ESOP contribution expense	302,000	343,000	419,000
Research and development expenses	1,840,000	1,464,000	2,032,000
Operating loss	(17,491,000)	(3,673,000)	(574,000)
Interest expense	803,000	1,203,000	888,000
Loss before income taxes	(18,294,000)	(4,876,000)	(1,462,000)
Provision (benefit) for income taxes	888,000	9,104,000	(531,000)
Net loss	$(19,182,000)	$(13,980,000)	$(931,000)
Net loss per share—basic and diluted	$(0.98)	$(0.72)	$(0.05)
Weighted average common shares outstanding—basic	19,608,000	19,419,000	19,288,000
Weighted average common shares outstanding—diluted	19,608,000	19,419,000	19,288,000

See accompanying notes to consolidated financial statements

MEADE INSTRUMENTS CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Deferred	Retained	Unearned
	Shares	Amount	Capital	Income (Loss)	Compensation	Earnings	ESOP Shares	Total
Balance at February 29, 2004	19,989,000	$200,000	$44,324,000	$882,000	$(117,000)	$22,997,000	$(2,540,000)	$65,746,000
Release of ESOP shares	—	—	(40,000)	—	—	—	459,000	419,000
Exercise of stock options	13,000	—	32,000	—	—	—	—	32,000
Tax benefit of stock options exercised and forfeited	—	—	2,000	—	—	—	—	2,000
Amortization of stock-based compensation	—	—	—	—	114,000	—	—	114,000
Reversal of deferred compensation for option forfeitures and cancellations	—	—	5,000	—	(5,000)	—	—	—
Comprehensive income (loss):
Currency translation adjustment	—	—	—	378,000	—	—	—	378,000
Interest rate swap valuation	—	—	—	17,000	—	—	—	17,000
Reclassification of realized loss on sale of marketable securities, net of tax	—	—	—	97,000	—	—	—	97,000
Net loss	—	—	—	—	—	(931,000)	—	(931,000)
Total comprehensive loss	—	—	—	—	—	—	—	(439,000)
Balance at February 28, 2005	20,002,000	200,000	44,323,000	1,374,000	(8,000)	22,066,000	(2,081,000)	65,874,000
Release of ESOP shares	—	—	(115,000)	—	—	—	458,000	343,000
Exercise of stock options	2,000	—	4,000	—	—	—	—	4,000
Tax benefit of stock options exercised and forfeited	—	—	(1,000)	—	—	—	—	(1,000)
Amortization of stock-based compensation	—	—	—	—	3,000	—	—	3,000
Reversal of deferred compensation for option forfeitures and cancellations	—	—	(2,000)	—	2,000	—	—	—
Issuance of restricted stock	—	—	681,000	—	(681,000)	—	—	—
Amortization of restricted stock	—	—	—	—	177,000	—	—	177,000
Comprehensive income (loss):
Currency translation adjustment	—	—	—	(692,000)	—	—	—	(692,000)
Net loss	—	—	—	—	—	(13,980,000)	—	(13,980,000)
Total comprehensive loss	—	—	—	—	—	—	—	(14,672,000)
Balance at February 28, 2006	20,004,000	$200,000	$44,890,000	$682,000	$(507,000)	$8,086,000	$(1,623,000)	$51,728,000
Release of ESOP shares	—	—	(156,000)	—	—	—	458,000	302,000
Vested restricted stock	82,000	1,000	(1,000)	—	—	—	—	—
Forfeiture of restricted stock	—	—	(193,000)	—	193,000	—	—	—
Stock option compensation	—	—	564,000	—	—	—	—	564,000
Amortization of restricted stock	—	—	—	—	166,000	—	—	166,000
Comprehensive income (loss):
Currency translation adjustment	—	—	—	898,000	—	—	—	898,000
Net loss	—	—	—	—	—	(19,182,000)	—	(19,182,000)
Total comprehensive loss	—	—	—	—	—	—	—	(18,284,000)
Balance at February 28, 2007	20,086,000	$201,000	$45,104,000	$1,580,000	$(148,000)	$(11,096,000)	$(1,165,000)	$34,476,000

See accompanying notes to consolidated financial statements

MEADE INSTRUMENTS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended February 28,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(19,182,000)	$(13,980,000)	$(931,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,869,000	2,385,000	2,014,000
ESOP contribution	302,000	343,000	419,000
Allowance for doubtful accounts	543,000	310,000	203,000
Deferred income taxes	—	9,826,000	(439,000)
Stock-based compensation	564,000	3,000	114,000
Deferred rent amortization	(27,000)	(127,000)	(40,000)
Loss on disposal of fixed assets	29,000	—	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	4,263,000	225,000	4,869,000
Inventories	9,523,000	12,030,000	(6,658,000)
Prepaid expenses and other current assets	(46,000)	352,000	(289,000)
Other assets	247,000	(393,000)	321,000
Accounts payable	2,519,000	2,123,000	(1,823,000)
Accrued liabilities	875,000	1,132,000	(2,565,000)
Income taxes payable	1,150,000	(2,716,000)	114,000
Net cash provided by (used in) operating activities	2,629,000	11,513,000	(4,691,000)
Cash flows from investing activities:
Capital expenditures	(443,000)	(2,815,000)	(898,000)
Contingent acquisition consideration	(1,026,000)	—	(2,474,000)
Net cash used in investing activities	(1,469,000)	(2,815,000)	(3,372,000)
Cash flows from financing activities:
Payments on long-term debt	(1,488,000)	(824,000)	(583,000)
Borrowing on a long-term bank note	—	1,675,000	—
Net (payments) borrowings under bank lines of credit	(3,369,000)	(5,598,000)	4,768,000
Exercise of stock options, with tax benefit	—	4,000	37,000
Payments under capital lease obligations	(28,000)	(17,000)	(27,000)
Net cash (used in) provided by financing activities	(4,885,000)	(4,760,000)	4,195,000
Effect of exchange rate changes on cash	184,000	(278,000)	(9,000)
Net (decrease) increase in cash	(3,541,000)	3,660,000	(3,877,000)
Cash at beginning of year	7,589,000	3,929,000	7,806,000
Cash at end of year	$4,048,000	$7,589,000	$3,929,000
Supplemental disclosures of cash flow information:
Interest paid	$803,000	$1,203,000	$888,000
Issuance of restricted stock	—	681,000	—
Purchase of equipment under capital lease	—	21,000	—
Income taxes	778,000	2,295,000	(245,000)

See accompanying notes to consolidated financial statements

MEADE INSTRUMENTS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                      The Company and Operations

The Company

Meade Instruments Corp. (the “Company”), a Delaware corporation, is a multinational consumer and industrial optics company that designs, manufactures, imports and distributes telescopes, telescope accessories, binoculars, riflescopes, spotting scopes, microscopes, night vision and other consumer optical products. The Company has operations in the United States, Germany, Mexico and China.

2.                                      Liquidity

The Company incurred net losses of ($19,182,000), ($13,980,000) and ($931,000) for the years ended February 28, 2007, 2006 and 2005, respectively. The net loss in fiscal 2006 was significantly affected by a $12,504,000 valuation allowance recorded against the Company’s deferred tax assets. During fiscal 2007 the Company continued to maintain a full valuation allowance on its deferred tax assets. The net loss for the year ended February 28, 2007, therefore, reflects no tax benefits on the Company’s U.S.-based pre-tax losses which aggregated ($21,885,000). On a consolidated basis, the Company incurred pre-tax losses of ($18,294,000), ($4,876,000) and ($1,462,000), for the years ended February 28, 2007, 2006 and 2005, respectively. Net sales during fiscal 2007 decreased approximately 15% from fiscal 2006 levels. For the fiscal year 2007, sales were negatively affected as supply shortages expanded to include not just riflescopes but many of the Company’s foreign-sourced and domestically produced telescopes as well. Management can not apportion how much of the decline in sales may be attributable to lack of supply versus diminished market demand. However, the supply problems during fiscal 2007 were severe. Gross margins dropped over seven percentage points during fiscal 2007 as compared to the prior year. The combination of significantly reduced sales volume of higher-end products during the current year not covering fixed costs to the extent those costs were covered in the prior year, average selling prices dropping or not keeping pace with average cost per unit increases (reflecting the aggressive inventory rationalization undertaken by management during fiscal 2007), and SKU reduction led to the overall declines in gross margins. Operating margins fell significantly during fiscal 2007 as the effects of significant severance costs and increased legal and accounting costs (related to late filing of the prior years’ required filings) added to the effects of lower gross margins.

With respect to sales recovering from the declines experienced during fiscal 2007, management believes that: 1) sufficient quantities of riflescope and telescope products (both domestically produced and foreign sourced) are in production and that production will be able to fully meet demand; 2) a combination of new products, effective marketing and appropriate pricing will stimulate demand for the Company’s higher-end products; and 3) while competition for low-end products will continue to be acute the Company may be able to increase demand for these products with enhanced and new product introductions, targeted marketing and competitive pricing.

Supply chain management will be critical to the Company’s success in achieving its fiscal 2008 targets and beyond. Management took two major steps during fiscal 2007 to improve supply chain management at the Company. First, management appointed a new senior vice president of operations and, with that, restructured the operations department, adding two additional senior level managers and emphasizing a process-driven supply chain organization. Second, management signed an agreement with Three Sixty Sourcing Ltd., a Hong Kong corporation (“360 Sourcing”). 360 Sourcing will provide the Company with assistance for virtually all aspects of its exclusive sourcing in China. Management believes that the restructuring of the Company’s operations department and the agreement with 360 Sourcing will mitigate the current supply chain problems and eliminate the severe shortages in key products (principally riflescopes and mid-priced telescopes) that the Company has experienced over the past two fiscal years.

The fiscal 2007 operating results led to significantly diminished net assets as compared to the prior year. Management’s aggressive inventory rationalization led to an over $9 million drop in inventories. The sales declines, especially in the fourth quarter, led to declines in accounts receivable and increases in payables. On May 31, 2007, the Company renewed its U.S. bank line of credit which, management believes, will provide sufficient liquidity to allow the Company to execute its business plan. The Company  depends on operating cash flow and availability under its bank lines of credit to provide short-term liquidity. In the event the Company’s plans require more capital than is presently anticipated, additional sources of liquidity such as debt or equity financings, may be required to meet its capital needs. There can be no assurance that such additional sources of capital will be available on reasonable terms, if at all.

Management believes that the Company can return to profitability as: 1) the supply problems are corrected; 2) new products are introduced; 3) sales are concentrated more on first-line, higher margin products than on significantly discounted older inventory; 4) the cost savings of consolidating the U.S. operations into one facility (from a previous four facilities) are realized; and 5) reductions in significant “one time” expenses such as severance are realized.

3. Summary of Significant Accounting Policies

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and include the accounts of the Company and all of its subsidiaries and reflect the elimination of all significant intercompany account balances and transactions.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. Those criteria are typically met when product is shipped. Revenue is not recognized at the time of shipment if these criteria are not met. Although there are many factors that influence revenue recognition, the principal reason the Company may not recognize revenue at the time of shipment is if the substance of the transaction is a consignment. Consignment type arrangements have happened on a limited basis in the past. Management has, however, decided to no longer enter into consignment type arrangements. Under certain circumstances, the Company accepts product returns or offers markdown incentives. Material management judgments must be made and used in connection with establishing the sales returns and allowances estimates. The Company continuously monitors and tracks returns and allowances and records revenues net of provisions for returns and allowances. The Company’s estimate of sales returns and allowances is based upon several factors including historical experience, current market and economic conditions, customer demand and acceptance of the Company’s products and/or any notification received by the Company of such a return. Historically, sales returns and allowances have been within management’s estimates; however, actual returns may differ significantly, either favorably or unfavorably, from management’s estimates depending on actual market conditions at the time of the return.

Foreign currency

The assets and liabilities of the Company’s foreign operations are translated at end of period exchange rates for the Euro. Revenues and expenses are translated at the average exchange rates prevailing during the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated in stockholders’ equity as a component of accumulated other comprehensive income. The effects of foreign currency transactions denominated in a currency other than its foreign entities’ functional currency are included in general and administrative expenses. Foreign currency exchange gains included in general and administrative expenses were approximately $200,000 in each of the years ended February 28, 2007 and 2005, respectively. There were no net foreign currency exchange gains or losses included in general and administrative expenses for the year ended February 28, 2006.

Allowance for doubtful accounts

Management analyzes specific customer accounts receivable, customer credit-worthiness, historical bad debt expenses, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of any of the Company’s customers were to deteriorate to the point of impairing the customer’s ability to make payments on its account, additional allowances may be required. While credit losses have historically been within management’s expectations and the provisions established significant deterioration in the liquidity or financial position of any of the Company’s major customers or any group of customers could have a material adverse impact on the collectibility of accounts receivable and future operating results.

Inventories

Inventories are stated at the lower of cost, as determined using the first-in, first-out (“FIFO”) method, or market. Costs include materials, labor and manufacturing overhead. The Company evaluates the carrying value of its inventories taking into account such factors as historical and anticipated future sales compared with quantities on hand and the price the Company expects to obtain for its products in their respective markets. The Company also evaluates the composition of its inventories to identify any slow-moving or obsolete product. These evaluations require material management judgments, including estimates of future sales, continuing market acceptance of the Company’s products, and current market and economic conditions. Inventory reserves are established, based on such judgments, for any inventories that are identified as having a net realizable value less than its cost. Historically, the net realizable value of the Company’s inventories has been within management’s estimates. However, if the Company is not able to meet its sales expectations; or if market conditions deteriorate significantly from management’s estimates, reductions in the net realizable value of the Company’s inventories could have a material adverse impact on future operating results.

Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Buildings and related improvements, including leasehold improvements, are depreciated over seven to twenty-five years or through the end of the related lease term, whichever is shorter. All other property and equipment, except property held under capital leases, is depreciated over three to seven years. Properties held under capital leases are recorded at the present value of the noncancellable lease payments over the term of the lease and are amortized over the shorter of the lease term or the estimated useful lives of the assets.

Goodwill and acquisition-related intangible assets

The Company accounts for goodwill and acquisition related intangible assets in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and establishes specific criteria for the recognition of goodwill separate from other intangible assets. SFAS No. 142 requires that goodwill and identifiable intangible assets determined to have an indefinite life no longer be amortized, but instead be tested for impairment at least annually.

The difference between the purchase price and the fair value of net tangible assets at the date of acquisition is included in the accompanying consolidated balance sheet as goodwill and acquisition-related intangible assets. Amortization periods for the intangible assets subject to amortization range from seven to fifteen years depending on the nature of the assets acquired. The carrying value of goodwill and acquisition-related intangible assets, including the related amortization period, are evaluated in the fourth quarter of each fiscal year.

The Company’s reporting units for purposes of applying the provisions of SFAS 142 are Meade Europe, Simmons Outdoor and Coronado. SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value. If the carrying amount of the goodwill exceeds its fair value, an impairment loss is recognized. Fair value is determined based on discounted cash flows. As of February 28, 2007, the Company does not believe any impairment of goodwill has occurred.

Acquisition-related intangible assets with finite lives are reviewed whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company reviews the recoverability by comparing the estimated future cash flows on an undiscounted basis to the net book value of the assets. In the event that projected undiscounted cash flows are less than the net book value of the assets, the carrying value of the assets are written down to their fair value, less costs to sell. Fair value is generally based on discounted cash flows. Assets that are to be disposed of are measured at the lower of cost or fair value, less costs to sell.

At February 28, 2007 and 2006, respectively, goodwill and acquisition-related intangible assets included the following:

		February 28,
	Amortization	2007		2006
	Periods (Years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	none	$3,141,000	$—	$2,115,000	$—
Acquisition-related intangible assets:
Brand names	none	$2,041,000	—	$2,041,000	—
Customer relationships	10	1,390,000	(556,000)	1,390,000	(417,000)
Trademarks	7-15	1,938,000	(1,511,000)	1,938,000	(1,451,000)
Completed technologies	12	1,620,000	(240,000)	1,620,000	(103,000)
Other	1	56,000	(56,000)	56,000	(56,000)
Total acquisition-related intangible assets		7,045,000	(2,363,000)	7,045,000	(2,027,000)
Total goodwill and acquisition-related intangible assets		$10,186,000	$(2,363,000)	$9,160,000	$(2,027,000)

On December 1, 2004, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of Coronado Technology Group, LLC, for approximately $2.5 million in cash plus contingent consideration. A final payment of approximately $1 million was paid in May 2006, based upon the financial performance of the acquired operations for the twelve months ended December 31, 2005. The additional consideration was added to the cost of the acquired assets as additional goodwill. Purchase price in excess of the estimated fair value of the tangible assets acquired in the Company’s December 2004 acquisition of Coronado Technology Group, LLC was initially recorded as goodwill. During the quarter ended August 31, 2005, the Company completed its evaluation of the fair value of the acquisition-related intangible assets associated with its purchase of Coronado. The excess of the purchase price over the estimated fair value of the net tangible assets acquired was allocated as follows:

Acquisition-related intangible asset	Amortization period (in years)	Gross carrying amount
Completed technologies	12	$1,620,000
Trademarks	9	540,000
Other	1	56,000
Goodwill	none	1,593,000
Total		$3,809,000

The changes in the carrying amount of goodwill and acquisition-related intangible assets for the years ended February 28, 2007 and 2006, respectively, are as follows:

	Non-amortizing intangible assets	Amortizing intangible assets
Balance, net, February 28, 2005	$6,372,000	$1,334,000
Completion of fair value evaluation of Coronado intangible assets	(2,216,000)	2,216,000
Amortization	—	(573,000)
Balance, net, February 28, 2006	4,156,000	2,977,000
Payment of contingent consideration for Coronado	1,026,000	—
Amortization	—	(336,000)
Balance, net, February 28, 2007	$5,182,000	$2,641,000

Amortization of trademarks, customer relationships and completed technologies over the next five fiscal years is estimated as follows:

Fiscal Year	Amount
2008	$336,000
2009	336,000
2010	336,000
2011	336,000
2012	336,000
Thereafter	961,000
Total	$2,641,000

Income taxes

The Company uses the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. The Company’s tax reporting period ends the last day of February.

The Company regularly reviews its deferred tax assets for recoverability and has established a valuation allowance when it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The Company assesses the recoverability of the deferred tax assets on an ongoing basis. In making this assessment the Company is required to consider all available positive and negative evidence to determine whether, based on such evidence, it is more likely than not that some portion, or all, of the net deferred assets will be realized in future periods.

Shipping and handling costs

The Company records shipping and handling costs in selling expenses. For the years ended February 28, 2007, 2006, and 2005, the Company incurred shipping and handling costs of $5,593,000, $6,055,000, and $4,861,000, respectively.

Advertising

The Company expenses the costs of advertising, including production costs, as incurred. For the years ended February 28, 2007, 2006, and 2005, the Company incurred advertising, including cooperative advertising, and marketing expenses of approximately $4,178,000, $4,598,000 and $4,090,000, respectively. Cooperative advertising arrangements exist through which customers receive a certain allowance of the total purchases or an otherwise agreed upon amount from the Company if certain qualitative advertising criteria are met and if specified amounts are spent on the advertisements. To receive the allowance, a customer must deliver to the Company evidence of all advertising performed that includes the Company’s products. Because the Company receives an identifiable advertising benefit from the customer, the Company recognizes the cost of cooperative advertising as an advertising expense in selling expenses.

Research and development

Expenditures for research and development costs are charged to expense as incurred.

Earnings (loss) per share

Basic earnings (loss) per share amounts exclude the dilutive effect of potential shares of common stock. Basic earnings (loss) per share is based upon the weighted-average number of shares of common stock outstanding, which excludes unallocated ESOP shares. Diluted earnings (loss) per share is based upon the weighted-average number of shares of common stock and dilutive potential shares of common stock outstanding for each period presented. Potential shares of common stock include outstanding stock options which are included under the treasury stock method. Excluded from diluted weighted average shares of common stock for fiscal 2007 and 2006 were potential shares of common stock of 157,000 and 59,000, respectively, as the Company incurred a loss and the effect would be anti-dilutive. For fiscal years ended 2007, 2006 and 2005, options to purchase 2,426,000, 3,388,000, and 2,271,000 shares of common stock, respectively, were also excluded from diluted weighted average shares of common stock, as the option exercise prices were greater than the average market price of the Company’s common stock and, therefore, the effect would be anti-dilutive.

For each of the years ended February 28, 2007, 2006 and 2005 the Company incurred a net loss. Other than stock options, the Company has no dilutive securities. Therefore, due to the net losses reported, there is no difference between the number of shares used in the calculation of basic and diluted earnings per share.

Comprehensive income (loss)

Comprehensive income (loss) is defined as a change in the equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and, at February 28, 2007 and 2006, includes only foreign currency translation adjustments.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentration of credit risk are principally accounts receivable. The Company maintains an allowance for doubtful accounts at a level deemed appropriate by management based on historical and other factors that affect collectibility. Based upon the Company’s assessment of the recoverability of the receivables from its customers and in the opinion of management, the Company has established adequate reserves related to accounts receivable.

Fair value of financial instruments

The carrying amounts of accounts receivable, accounts payable, accrued liabilities, and short-term loans approximate fair value due to the short maturity of these instruments. The carrying value of long-term debt approximates its fair value.

Derivative Instruments and Hedging Activities

The Company may enter into interest rate swap agreements or foreign exchange contracts to offset certain operational and balance sheet exposures and to manage its exposure to interest and exchange rate movements. These contracts are entered into to support product sales, purchases and financing transactions made in the normal course of business, and accordingly, are not speculative in nature. The Company uses interest rate swaps to convert floating-rate debt to fixed-rate debt. Interest rate swap agreements are executed as an integral part of specific debt transactions and involve payment of a fixed rate and receipt of a floating rate and specified intervals. The Company may enter into foreign exchange contracts to manage risk associated with fluctuations on certain firm sales and purchase commitments denominated in foreign currencies.

All derivatives are recognized on the balance sheet at their fair value. On the date that the Company enters into a derivative contract, it designates the derivative as either (a) a hedge of a forecasted transaction or the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a “cash flow” hedge), or (b) a hedge of an exposure to changes in the fair value of an asset, liability, or an unrecognized firm commitment (a “fair value” hedge). Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash flow hedge to the extent that the hedge is effective, are recorded in Other Comprehensive Income until earnings are affected by the variability of cash flows of the hedged transaction (e.g., until periodic settlements of a variable asset or liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceed the variability in the cash flows of the forecasted transaction) is recorded in current-period earnings. Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a foreign-currency hedge, are recorded in either current-period earnings or accumulated other comprehensive income, depending on whether the hedging relationship satisfies the criteria for a fair-value or cash-flow hedge.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to specific firm commitments or forecasted transactions. The Company also formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness.

When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. A derivative ceases to be highly effective when (a) the Company determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item such as firm commitments or forecasted transactions, (b) it is no longer probable that the forecasted transaction will occur, (c) the derivative expires or is sold, terminated or exercised, or (d) management determines that designating the derivative as a hedging instrument is no longer appropriate.

When the Company discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in Accumulated Other Comprehensive Income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in Accumulated Other Comprehensive Income or loss will be recognized immediately in earnings. In a situation in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings.

The Company had no open hedging instruments at February 28, 2007, 2006 or 2005, respectively.

Use of estimates in the preparation of consolidated financial statements

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates. Estimates are used in accounting for, among other items, sales returns and reserves, allowances for doubtful accounts, excess and obsolete inventory, income taxes, asset impairment, anticipated transactions to be hedged, litigation reserves and contingencies. The Company did not have any interest rate swap agreements or foreign exchange contracts in effect at February 28, 2007, 2006 or 2005, respectively.

Product warranties

The Company provides reserves for the estimated cost of product warranty-related claims at the time of sale, and periodically adjusts the provision to reflect actual experience. The amount of warranty liability accrued reflects management’s best estimate of the expected future cost of honoring Company obligations under its warranty plans. Additionally, from time to time, specific warranty accruals may be made if unforeseen technical problems arise. Meade, Bresser and Coronado branded products, principally telescopes and binoculars, are generally covered by a one-year limited warranty. Many of the Simmons Outdoor products, principally riflescopes and binoculars, have lifetime limited warranties. Changes in the warranty liability, which is included as a component of accrued liabilities on the accompanying Consolidated Balance Sheets, follows.

	February 28,
	2007	2006
Beginning balance	$1,053,000	$1,173,000
Warranty accrual	706,000	706,000
Labor and material usage	(607,000)	(794,000)
Effect of change in foreign currency exchange rates	32,000	(32,000)
Ending balance	$1,184,000	$1,053,000

Stock-based compensation

Effective March 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, (“SFAS 123R”) “Share-Based Payment,” which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). Prior to March 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. The Company elected to adopt the modified prospective transition method as provided by SFAS No. 123R and, accordingly, financial statement amounts for the prior periods presented in this Form 10-K have not been restated to reflect the fair value method of expensing share-based compensation. Share-based compensation expenses in accordance with SFAS 123R, included in general and administrative expenses in the Company’s consolidated statement of operations for the year ended February 28, 2007, were approximately $0.6 million. Due to deferred tax valuation allowances provided during the year, no net benefit was recorded against this share-based compensation charged during the period.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, the expected option term, the expected volatility of the Company’s stock over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the Company’s stock options granted during the year ended February 28, 2007. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

The fair value of the Company’s stock options was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

For the year ended February 28, 2007

Expected life(1)	6.2 years
Expected volatility(2)	67.3%
Risk-free interest rate(3)	4.8%
Expected dividends	None

(1)                                  The option term was determined using the simplified method for estimating expected option life, which qualify as “plain-vanilla” options.

(2)                                  The stock volatility for each grant is measured using the weighted average of historical daily price changes of the Company’s common stock over the most recent period equal to the expected option life of the grant, adjusted for activity which is not expected to occur in the future.

(3)                                  The risk-free interest rate for periods equal to the expected term of the share option is based on the U.S. Treasury yield curve in effect at the time of grant.

The Company did not recognize compensation expense for employee share-based awards for the period ended February 28, 2006, when the exercise price of the stock awards was greater than or equal to the market price of the underlying stock on the date of grant. The Company recognized compensation expense under APB 25 for certain stock options with exercise prices below fair market value on the date of grant, and for the fair value of restricted stock.

The Company had previously adopted the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” for disclosure only. The following table illustrates pro forma net loss per share for the fiscal years ended February 28, 2006 and 2005, respectively, as if the Company had applied the fair value recognition provisions of SFAS 123 to share-based employee awards.

	February 28,
	2006	2005
Reported net loss	$(13,980,000)	$(931,000)
Compensation cost, net of taxes under APB 25	21,000	80,000
Compensation cost, net of taxes under SFAS No. 123	(531,000)	(943,000)
Pro forma net loss	$(14,490,000)	$(1,794,000)
Reported (loss) earnings per share—basic and diluted	$(0.72)	$(0.05)
Pro forma (loss) earnings per share—basic and diluted	$(0.75)	$(0.09)

The fair value of the Company’s stock options used to compute pro forma net loss and loss per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following assumptions:

	February 28,
	2006	2005
Weighted average expected life (years)	6.0	6.0
Volatility	29.0%	33.1%
Risk-free interest rate	3.98%	3.65%
Expected dividends	None	None
Weighted average fair value of options granted at fair value	$2.28	$1.98
Weighted average fair value of options granted at below fair value	$—	$2.12

As of February 28, 2007 there was approximately $1.1 million of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 4 years.

Recent accounting pronouncements

In November 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company adopted SFAS No. 151 as of March 1, 2006. The adoption of SFAS No. 151 did not have a material impact on the Company’s results of operations or financial position.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to adopt the provisions of FIN 48 beginning in its fiscal year 2008. The Company is currently in the process of assessing what impact FIN 48 may have on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 in fiscal 2009 to have a material impact on its results of operations or financial position.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This Statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company does not expect the adoption of SFAS No. 158 in fiscal 2008 to have any impact on its results of operations or financial position as the Company does not currently have any defined benefit postretirement plans.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 regarding the process of quantifying financial statement misstatements. SAB No. 108 states that registrants should use both a balance sheet approach and an income statement approach when quantifying and evaluating materiality of a misstatement. The interpretations in SAB No. 108 contain guidance on correcting errors under the dual approach as well as provide transition guidance for correcting errors. This interpretation does not change the requirements within SFAS No. 154 for the correction of an error in financial statements. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company’s adoption of this interpretation did not have a material impact on its results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 159 in fiscal 2009 to have a material impact on its results of operations or financial position.

4.                                      Acquisition of Coronado Technology Group, LLC

On December 1, 2004, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of Coronado Technology Group, LLC, for approximately $2.5 million in cash plus contingent consideration. A final payment of approximately $1 million was paid in May 2006, based upon the financial performance of the acquired operations for the twelve months ended December 31, 2005. Coronado is a supplier of high-quality hydrogen-alpha filters and dedicated solar telescopes, as well as various related accessories, designed to meet the needs of amateur as well as professional solar observers. The acquisition of Coronado added a respected name in the solar observation markets to Meade’s suite of brands, vertically adding to the Company’s product offerings, particularly the telescope and accessory lines. The acquisition of Coronado was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The purchase price allocation is based upon evaluations and other studies of the fair value of the assets acquired. The preliminary allocation of the excess of the purchase price over the estimated fair value of the net tangible assets acquired was included in goodwill. During the fiscal quarter ended August 31, 2005, the Company completed its evaluation of the fair value of the acquisition-related intangible assets associated with its purchase of Coronado. The excess of the purchase price (net of $25,000 cash acquired) over the estimated fair value of the net tangible assets acquired has been allocated as follows:

Accounts receivable	$72,000
Inventories	312,000
Property, plant, equipment	367,000
Other assets	70,000
Intangible assets:
Completed technologies	1,620,000
Trademarks	540,000
Other	56,000
Goodwill	1,593,000
Current liabilities	(1,071,000)
Long-term liabilities, net of current portion	(59,000)
Total purchase price	$3,500,000

On an unaudited pro-forma basis, the effects of the acquisition were not significant to the Company’s results of operations.

5.                                      Bank and other debt

Losses during fiscal 2006 led to the execution of the Sixth Amendment to Amended and Restated Credit Agreement (the “Sixth Amendment”). Executed in June 2006, the Sixth Amendment set a minimum availability requirement of $1 million, set a minimum EBITDA requirement measured on a rolling four quarter basis beginning with the quarter ending February 28, 2007, eliminated the fixed charge coverage and minimum tangible net worth requirements, and added higher interest rate levels to the pricing grid. The fee for the amendment was $80,000. Upon execution of the Sixth Amendment the Company was in compliance with all of its bank covenants. On July 31, 2006, September 29, 2006, October 31, 2006 and November 30, 2006 the Company executed the Seventh, Eighth, Ninth and Tenth amendments to the Credit Agreement, respectively. Each amendment granted the Company additional time to meet the Credit Agreement requirements regarding the reporting deadlines for the Company’s fiscal 2006 audited year-end financial statements and 2007 fiscal year quarterly financial statements. The Company was not assessed a fee for the Seventh, Eighth, Ninth or Tenth amendments. Upon execution of the Tenth Amendment the Company was in compliance with all of its bank covenants.

Continuing losses for the year ended February 28, 2007 led the Company to conclude that it would not be in compliance with the minimum EBITDA requirement as set forth in the U.S. credit agreement for the period then ended. Accordingly, on May 31, 2007, in anticipation of such non-compliance, the Company executed the Eleventh Amendment to Amended and Restated Credit Agreement (the “Eleventh Amendment”). The Eleventh Amendment makes the following key changes to the U.S. credit agreement: (1) extends the expiration date to September 30, 2009; (2) reduces the facility to $30,000,000; (3) adjusts the pricing grid based on the Company’s calculated fixed charge coverage ratio; (4) removed the $4 million reserve previously established in the Fifth Amendment; (5) sets minimum EBITDA, tangible net worth and capital expenditure requirements measured on a rolling four quarter basis beginning with the quarter ending May 31, 2007 and minimum fixed charge coverage ratio covenants measured on a rolling four quarter basis beginning with the quarter ending on May 31, 2008; (6) requires payment of an intercompany loan to the Company’s European subsidiary in the amount of approximately $2,000,000 by not later than July 31, 2007; and (7) established prepayment penalties. The fee for the amendment was $125,000. Upon execution of the Eleventh Amendment the Company was in compliance with all of its bank covenants.

Availability under the U.S. revolving loan (which is subject to a borrowing base with standard advance rates against eligible accounts receivable and inventories) at February 28, 2007 was approximately $3 million. The credit facility expires in September 2009, is collateralized by substantially all of the domestic assets of the Company and its domestic subsidiaries and contains certain financial covenants including, but not limited to, minimum EBITDA levels, minimum tangible net worth targets, minimum fixed charge coverage ratios and certain limits on capital expenditures. Amounts outstanding under the U.S. revolving loan bear interest at the bank’s base rate (or LIBOR rate) plus applicable margins (10.25% at February 28, 2007).

On July 29, 2005, the Company’s European subsidiary purchased a building for cash of approximately 1,487,000 Euro (approximately $1,805,000 USD at that date). The approximately 50,000 sq. ft building, located in Rhede, Germany, is being used as office and warehouse space. The building is being depreciated straight-line over twenty-five years. In addition to an already existing long term loan with its bank (“European term loan no. 1”) the European subsidiary obtained a 1,375,000 Euro (approximately $1,814,000 USD at February 28, 2007) long-term loan commitment (“European term loan no. 2”) toward the purchase of the building. European term loan no. 2 bears interest fixed at 4.55% with monthly principal payments due of approximately 11,500 Euro (approximately $15,200 USD at February 28, 2007) for ten years. On September 9, 2005, the European subsidiary drew down the 1,375,000 Euro term loan (approximately $1,705,000 USD at that date).

The European subsidiary renegotiates the terms of its short-term revolving lines on an annual basis. Currently the European line is 2,000,000 Euro (approximately $2,638,000 USD at February 28, 2007) increasing to a maximum of 9,000,000 Euro (approximately $11,872,000 USD at February 28, 2007) during fiscal 2008. The line bears interest at EURIBOR plus 2%. The line increases to 3,500,000 Euro (approximately $4,617,000 USD at February 28, 2007) from August 1, 2007 through August 31, 2007, then increases to 9,000,000 Euro from September 1, 2007 through February 29, 2008. From March 1, 2008 through August 31, 2008 the line returns to 2,000,000 Euro. The aforementioned lines of credit are provided on the condition that an intercompany loan of $2,000,000 be repaid to the Company’s European subsidiary by July 31, 2007. The European line of credit and term loans are collateralized by all of the principal assets of the subsidiary; are further collateralized by a guarantee from the U.S. parent company in the amount of 2,600,000 Euro (approximately $3,430,000 USD at February 28, 2007); and require a minimum capitalization of 3,500,000 Euro (approximately $4,617,000 USD at February 28, 2007) at the subsidiary.

Amounts outstanding under the Company’s various bank and other debt instruments are as follows:

	February 28, 2007	February 28, 2006
U.S. bank revolving line of credit	$860,000	$4,229,000
European bank revolving line of credit	—	—
Total bank lines of credit	$860,000	$4,229,000
U.S. term loan	$—	$245,000
European term loan no. 1	—	867,000
European term loan no. 2	1,360,000	1,549,000
Notes payable	—	13,000
Capital lease obligations	26,000	42,000
Total debt and capital lease obligations	1,386,000	2,716,000
Less current portion:
U.S. term loan	—	(245,000)
European term loan no. 1	—	(867,000)
European term loan no .2	(182,000)	(164,000)
Notes payable	—	(13,000)
Capital lease obligations	(18,000)	(17,000)
Total current portion long-term debt and capital lease obligations	(200,000)	(1,306,000)
Total long-term debt and capital lease obligations	$1,186,000	$1,410,000

In connection with the purchase of certain assets and the assumption of certain liabilities of Coronado in December 2004, the Company assumed an unsecured note, payable in monthly installments of $6,400, including interest at 10% per annum through May 2006 and a note, collateralized by equipment, payable in monthly installments of $26,000, including interest at 6% per annum through April 2005.

Aggregate maturities of long-term debt excluding capital leases at February 28, 2007 are as follows:

Fiscal Year:	Amount
2008	$182,000
2009	182,000
2010	182,000
2011	182,000
2012	182,000
Thereafter	450,000
Total	$1,360,000

The Company continues to depend on operating cash flow and availability under its bank lines of credit to provide short-term liquidity. In the event the Company’s plans require more capital than is presently anticipated, additional sources of liquidity such as debt or equity financings, may be required to meet its capital needs. There can be no assurance that such additional sources of capital will be available on reasonable terms, if at all. However, management believes that operating cash flow and bank borrowing capacity in connection with the Company’s business should provide sufficient liquidity for the Company’s obligations for at least the next twelve months.

6.                                      Commitments and Contingencies

In December 1996 the Company executed a lease commencing October 1, 1997 for its corporate office and manufacturing facilities in California. The lease term was ten years, extendable for an additional ten years (two terms of five years each) at the Company’s option. In December 2006, the Company renewed this lease for an additional five year term. This lease renews as of October 1, 2007, expires on September 30, 2012 and is renewable at the Company’s option for one additional five-year term. Lease commitments for this lease are subject to annual increases ranging between 3.2% to 4.7% per annum. In November 2003, a lease for office space in Florida was terminated. The Simmons Outdoor subsidiary operated in a leased facility in Georgia. The Simmons Outdoor facility lease term is eight years expiring in December 2007, with an option to renew for four additional four-year terms. Monthly rentals are adjusted at prescribed dates generally based on changes in the consumer price index. As of February 28, 2007, the Company had consolidated the Simmons Outdoor operation into its Irvine facility, closed operations in Georgia and sublet the Thomasville facility through December 2007. The Company will not exercise its option to renew the Thomasville lease upon its expiration in December 2007. From November 2002 to July 2005, the Company leased warehouse space in Mississippi on a month-to-month basis. The Mississippi lease was terminated in July 2005.

In August 1999, the Company entered into a lease for an assembly facility in Tijuana, Mexico. The Tijuana lease expires in 2010 with two, five-year options remaining.. The Company also leased 8,300 square feet of office and manufacturing space in Tucson, Arizona for its Coronado Instruments subsidiary. The Company did not renew the Coronado lease and operations were moved to the Company’s Irvine, California facility upon expiration of the Coronado lease in August 2006. In connection with the purchase of certain assets and the assumption of certain liabilities of Coronado in December 2004, the Company assumed a capital lease for equipment used in the manufacture of Coronado product. The equipment had an initial cost of $56,000, interest is 7.1% per annum with monthly payments of principal and interest of $1,100. In July 2005, the Company entered into a capital lease for warehouse equipment. The lease term is four years. The equipment had an initial cost of $21,000, interest is 5.7% per annum with monthly payments of principal and interest of approximately $500.

Aggregate future minimum commitments under noncancellable leases (net of sub-lease receipts) and other agreements at February 28, 2007 that have remaining terms in excess of one year are as follows:

Fiscal Year	Capital	Operating
2008	$19,000	$1,483,000
2009	6,000	1,257,000
2010	2,000	1,265,000
2011	—	1,323,000
2012	—	1,382,000
Thereafter	—	826,000
Net minimum lease payments	27,000	$7,536,000
Less amount representing interest	1,000
Capital lease obligations	$26,000

For the fiscal years ended February 28, 2007, 2006, and 2005, the Company incurred rent expense of $1,711,000, $2,135,000 and $2,337,000, respectively.

In 2001 and 2002, the Company filed suits against Tasco Sales, Inc. (“Tasco”) and Celestron International, Inc. (“Celestron”), charging the two companies with patent infringement and unfair competition. On July 8, 2004, the Company announced that it had reached an agreement, effective May 10, 2004, under which all outstanding litigation between the parties had been resolved.

The settlement included a licensing agreement under which Meade granted Celestron a non-exclusive license to utilize the patents in exchange for a royalty payment on sales of the related products. Included in net sales for the years ended February 28, 2006 and 2005 was approximately $17,000 and $135,000, respectively, for royalties received. No royalties were received for the year ended February 28, 2007.

The following purported shareholder derivative action has been filed challenging conduct by certain of the Company’s current and former board members and officers in connection with various stock option grants:

In re Meade Instruments Corp. Derivative Litigation, No. 06-CC-205, Superior Court of the State of California for the County of Orange, filed October 6, 2006. On November 22, 2006, the court consolidated under the above caption two state derivative actions: (i) Barclay v. Diebel, et al., No. 06-CC-205, Superior Court of the State of California for the County of Orange, filed October 6, 2006 and (ii) Bryant v. Diebel, et al., No. 06-CC-206, Superior Court of the State of California for the County of Orange, filed October 6, 2006. The plaintiffs filed a consolidated complaint on December 22, 2006, and the defendants filed demurrers to the complaint on February 5, 2007. Under the current scheduling order, the plaintiffs are expected to file their opposition to the demurrers by June 22, 2007. The consolidated complaint asserts causes of action for breach of fiduciary duty, accounting, abuse of control, gross mismanagement, constructive trust, corporate waste, rescission, unjust enrichment, and violation of California Corporations Code in connection with the Company’s option granting practices. On May 23, 2007, the parties in both this action and the class action discussed below participated in a mediation. As a result of this mediation, the parties in both actions reached a preliminary settlement understanding, which includes corporate governance reforms and an amount to cover plaintiffs’ attorneys fees. The Company anticipates that the monetary portion of the proposed settlement will be covered by the Company’s director and officer liability insurance. The parties are in the process of finalizing their settlement agreements. These settlements are conditioned upon court approval.

The following putative federal securities class action has also been filed challenging conduct by the Company and certain of its current and former board members and officers in connection with various stock option grants:

Grecian v. Meade Instruments Corp., et al., No. SA CV 06-908 AG (JTLx), United states District Court for the Central District of California, filed September 27, 2006. On January 8, 2007, the court granted the named plaintiffs’ motion to be appointed lead plaintiffs. On February 22, 2007, the plaintiffs filed their second amended complaint, which asserts claims for violations of Section 10(b), 14(a) and 20(a) of the Securities Exchange Act in connection with the Company’s option granting practices. Under the current scheduling order, the plaintiffs can file a third amended complaint by June 1, 2007. The defendants do not believe that the third amended complaint will differ materially from its predecessor. The defendants’ motion to dismiss the third amended complaint will be due on July 16, 2007. On May 23, 2007, the parties in both this action and the derivative action discussed above participated in a mediation. As a result of this mediation, the parties in both actions reached a preliminary settlement understanding, which includes corporate governance reforms and an award to the class, from which plaintiffs’ attorneys fees and administrative costs would be paid. The Company anticipates that the monetary portion of the proposed settlement will be covered by the Company’s director and officer liability insurance. The parties are in the process of finalizing their settlement agreements. These settlements are conditioned upon court approval.

On September 28, 2006 a complaint was filed against the Company and certain of the Company’s dealers in the United States District Court for the Southern District of New York. The essence of the complaint is that Meade and other defendants allegedly falsely advertise Meade’s Advanced Ritchey-Chretien products as being Ritchey-Chretien products. On October 31, 2006, the plaintiffs filed an amended complaint, adding claims for violation of the Lanham Act. On January 3, 2007, the United States District Court for the Southern District of New York granted a motion filed by Meade and ordered the case transferred to the United States District Court for the Central District of California. The complaint seeks injunctive relief, compensatory and treble damages, and attorneys’ fees and costs. Meade has not yet been required to file an answer to the complaint. This case is in its early stages. Due to the preliminary status of this case and the uncertainties of litigation, the Company is unable to evaluate the likelihood of either a favorable or unfavorable outcome in this case and therefore, is unable to estimate the effect of this litigation on the financial position, results of operations or cash flows of the Company.

The Company is involved from time to time in other litigation incidental to its business. Management believes that the outcome of such litigation will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

7.                 Employee Stock Ownership Plan

Adoption of the ESOP was effective March 1, 1996 and covers all employees of the Company who meet certain service and eligibility requirements. A participant becomes 100% vested in his ESOP account if, while employed at the Company, the participant (i) reaches his 60th birthday, (ii) becomes disabled (as defined), (iii) dies, or (iv) achieves three years of credited service (as defined). Distributions of a participant’s vested account are directed by the ESOP’s Administrative Committee. The Company provides a put option to any participant who receives a distribution of Company stock, unless the stock is readily tradable on an established market. The Company’s stock currently trades on the Nasdaq national market.

In April 1996, the ESOP purchased 3,000,000 shares of common stock held by the existing stockholders for $11,000,000. The ESOP financed the purchase of the common stock (the “financed shares”) with the proceeds of an $11,000,000 term loan (the “acquisition loan”) from the Company. The financed shares are held by the Meade Instruments Corp. Employee Stock Ownership Trust (the “ESOP trust”). The ESOP pledged the financed shares to the Company as collateral for the acquisition loan. The financed shares were initially credited to a suspense account on the books of the ESOP and will be allocated to the accounts of individual ESOP participants, as of each plan year end, for payments made on the acquisition loan. The acquisition loan has a twenty-year term and bears interest at 6% per annum. Principal and interest is due annually, subject to the Company making contributions to the ESOP to fund the principal and interest payments. The release of financed shares from collateral is based on a formula defined in the plan. The Company accounts for its ESOP in accordance with Statement of Position 93-6 “Employers’ Accounting for Employee Stock Ownership Plans”. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. As shares are committed to be released from collateral, the Company records compensation expense, and the shares become outstanding for net income per share purposes. Any dividends on allocated shares are recorded as a reduction of retained earnings; any dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

For the years ended February 28, 2007, 2006 and 2005, the Company recognized ESOP contribution expense of $302,000, $343,000 and $419,000, respectively.

As of February 28, 2007, approximately 2,501,000 shares in the ESOP trust have been allocated to individual participants. Allocations to individual participant accounts are generally made in the ratio that the compensation of each participant bears to the total compensation of all such participants. There are approximately 499,000 shares in suspense at February 28, 2007, including approximately 125,000 shares committed to be released as of February 28, 2007.

The fair value of the common stock upon purchase from the existing stockholders in April 1996 was determined to be $3.67 per share. Under the terms of the ESOP, the fair value of the common stock at any plan year end is to be determined by an independent appraiser so long as the stock is not readily tradable on an established market. The fair value of the shares held by the ESOP at February 28, 2007 was $2.34 per share, the closing market price as determined by the Nasdaq National Market. At February 28, 2007 there was no repurchase obligation.

8.                                      Income Taxes

Pretax income (loss) from continuing operations for each of the three years February 28, 2007, 2006 and 2005 consists of the following:

	Year Ended February 28,
	2007	2006	2005
Domestic	$(21,885,000)	$(8,659,000)	$(4,376,000)
Foreign	3,591,000	3,783,000	2,914,000
	$(18,294,000)	$(4,876,000)	$(1,462,000)

Significant components of the provision (benefit) for income taxes are as follows:

	Year Ended February 28,
	2007	2006	2005
Current:
Federal	$26,000	$(1,523,000)	$(524,000)
State	(210,000)	(645,000)	(261,000)
Foreign	1,176,000	1,392,000	502,000
	992,000	(776,000)	(283,000)
Deferred:
Federal	(8,383,000)	(2,475,000)	(358,000)
State	(92,000)	(159,000)	(512,000)
Foreign	(47,000)	10,000	622,000
Deferred tax asset valuation allowance	8,418,000	12,504,000	—
	(104,000)	9,880,000	(248,000)
	$888,000	$9,104,000	$(531,000)

The provision for income taxes differed from the amount computed by applying the U.S. federal statutory rate to income before income taxes due to the effects of the following:

	Year Ended February 28,
	2007	2006	2005
Federal income tax rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal income tax benefit	(4.7)	(0.3)	(9.7)
Federal and state refunds received from refund claims	—	(14.0)	(31.5)
Foreign income	0.7	(1.0)	35.5
Research and development credits	(0.5)	(1.8)	(2.1)
Stock-based compensation	—	—	0.8
Valuation allowance	44.4	241.9	—
Other	(1.1)	(4.1)	4.7
	4.8%	186.7%	(36.3)%

The effective tax rates for the years ended February 28, 2007 and 2006 were significantly affected by recording valuation allowances aggregating $8,418,000 and $12,504,000, respectively, to recognize the uncertainty of realizing the benefits of the Company’s deferred tax assets. The valuation allowances were recorded because there is insufficient objective evidence at this time to recognize those assets for financial reporting purposes. Ultimate realization of the benefit of the deferred tax assets is dependent upon the Company generating sufficient taxable income in future periods including periods prior to the expiration of certain underlying tax credits.

The deferred tax assets and liabilities were comprised of the following:

	February 28, 2007	February 28, 2006
Sales returns	$331,000	$669,000
Inventory and accounts receivable	2,901,000	3,407,000
Accrued liabilities	1,169,000	872,000
Intangibles	(954,000)	(1,290,000)
Credits	4,996,000	3,771,000
Fixed assets	473,000	754,000
Stock-based compensation	797,000	1,068,000
Net operating losses	9,773,000	1,713,000
Total deferred tax assets	19,486,000	10,964,000
Less valuation allowance	(20,922,000)	(12,504,000)
	$(1,436,000)	$(1,540,000)

As of February 28, 2007, the Company has approximately $22,414,000 and $27,759,000 of net operating loss carry forwards available to offset future taxable income for federal and state income tax purposes, respectively. These net operating loss carry forwards will begin to expire during the fiscal years ending February 28, 2023 and February 28, 2012, respectively. Prior year stock option compensation expense included in the net operating losses is negligible. The Company has foreign tax credits and research and experimentation and manufacturing incentive credits of approximately $3,701,000 and $1,600,000 which begin to expire during the fiscal years ending February 28, 2013 and February 28, 2024, respectively. The future realization of these credits is dependent upon the Company generating sufficient income both outside the United States and within the United States.

9.                 Business Segments, Geographic Data and Major Customers

The Company is a multinational consumer optics company that designs, manufactures, imports and distributes telescopes, telescope accessories, binoculars, riflescopes and other optical products. The Company is organized and operates as one segment in two principal geographic locations—North America and Europe. The following tables present information about product sales and geographic data for the years ended February 28, 2007, 2006, and 2005.

	Year Ended February 28,
	2007	2006	2005
Product sales:
Telescope and telescope accessories	$60,389,000	$74,997,000	$58,823,000
Binoculars	21,505,000	24,665,000	25,192,000
Riflescopes	10,680,000	12,120,000	21,643,000
Other	8,961,000	8,053,000	6,141,000
	$101,535,000	$119,835,000	$111,799,000

	Year Ended February 28,
	2007	2006	2005
Geographic data—product sales:
North America	$56,734,000	$74,562,000	$79,732,000
Germany	12,571,000	13,790,000	12,296,000
Other foreign/export	32,230,000	31,483,000	19,771,000
	$101,535,000	$119,835,000	$111,799,000

	February 28,
	2007	2006	2005
Geographic data—long-lived assets:
North America	$8,056,000	$8,409,000	$9,046,000
Germany	4,848,000	4,666,000	3,238,000
	$12,904,000	$13,075,000	$12,284,000

The Company generated approximately 20% and 15% of its revenue from one customer during the years ended February 28, 2007 and 2006, respectively. This customer owed the Company $2,989,000 and $672,000 at February 28, 2007 and 2006, respectively.

10.                               Stock Incentive Plan

In February 1997, the Company’s Board of Directors adopted the 1997 Stock Incentive Plan (the “Plan”). The Plan provides for the grant of incentive and non-qualified stock options, restricted stock, stock appreciation rights (“SARs”), and performance share awards to certain key employees (including officers, whether or not directors) of the Company or its subsidiaries. The Company has received director and stockholder approval to grant options and other awards with respect to 5,500,000 shares of common stock under the Plan. Awards under the Plan generally vest after six months and become exercisable over a two to four-year period, or as determined by the Compensation Committee of the Board of Directors. Stock options generally remain exercisable for a period of ten years from the date of grant. The Board of Directors has also granted non-qualified stock options to purchase common stock to each of the Company’s non-employee directors. The non-employee directors are granted 5,000 options each when elected and 5,000 each upon their re-election to the Board of Directors at the Company’s Annual Meeting each year. The directors’ options generally become exercisable in equal annual amounts over three years.

Option activity under the Plan during fiscal years 2007, 2006 and 2005 was as follows:

	Option Shares	Weighted Average Exercise Price
Options outstanding at February 29, 2004	3,436,000	4.54
Granted	588,000	3.07
Exercised	(13,000)	2.48
Forfeited	(41,000)	7.96
Options outstanding at February 28, 2005	3,970,000	4.26
Granted	32,000	2.66
Exercised	(2,000)	2.31
Forfeited	(156,000)	6.32
Options outstanding at February 28, 2006	3,844,000	4.18
Granted	665,000	2.76
Forfeited	(1,768,000)	4.11
Options outstanding at February 28, 2007	2,741,000	3.88

At February 28, 2007
Options Outstanding				Options Exercisable
Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$2.31 - $4.10	1,905,000	6.9 years	$2.84	1,281,000	$2.87
$4.44 - $5.59	687,000	2.6 years	$5.01	687,000	$5.01
$6.25 - $10.31	41,000	2.9 years	$7.48	41,000	$7.48
$11.06 - $12.13	91,000	3.0 years	$11.23	91,000	$11.23
$17.13 - $27.75	17,000	3.4 years	$27.13	17,000	$27.13
	2,741,000			2,117,000

The exercise prices of certain options granted to employees was equal to the market price at the grant date. The exercise price of certain other options granted to employees was less than the market price at the grant date. Options granted to employees generally become exercisable 33% or 25% after one year and ratably over the following 24 to 36 months, respectively, or as otherwise determined by the Board of Directors. The option prices under the Plan range from $2.31 to $27.75 per share and are exercisable over periods ending no later than 2016.

On January 31, 2007 the Company’s stockholders approved a stand-alone nonqualified stock option agreement between the Company and its Chief Executive Officer (“CEO”). Under this agreement, the CEO received 200,000 options at an exercise price of $2.89 per share, vesting 25% per year beginning on the first anniversary of the option date. This option grant is outside the Plan.

On May 24, 2005, pursuant to the Company’s 1997 Stock Incentive Plan, the Company granted an award of 247,500 shares of restricted stock to various employees. The fair value of the shares was $681,000, as measured by the closing price of the Company’s stock on the Nasdaq National Market on the grant date. The fair value of the award is included in additional paid in capital and deferred compensation in the equity section of the accompanying Consolidated Balance Sheets. One third of the shares vest on each annual anniversary of the grant date. The restricted stock awards provide for acceleration of vesting upon the achievement of certain consolidated net sales levels specified in the award agreements. Compensation cost is recognized on a straight line basis over the three year vesting period. Recognition of compensation cost will accelerate if the vesting schedule accelerates.

11.                               Composition of Certain Balance Sheet Accounts

The composition of inventories, net of reserves, is as follows:

	February 28, 2007	February 28, 2006
Raw materials	$5,575,000	$6,895,000
Work in process	5,560,000	4,871,000
Finished goods	14,154,000	22,593,000
	$25,289,000	$34,359,000

The composition of property and equipment is as follows:

	February 28, 2007	February 28, 2006
Land	$205,000	$191,000
Buildings	4,357,000	3,937,000
Molds and dies	6,869,000	6,796,000
Machinery and equipment	4,466,000	4,250,000
Furniture and fixtures	3,401,000	3,225,000
Autos and trucks	210,000	208,000
Leasehold improvements	1,417,000	1,416,000
	20,925,000	20,023,000
Less accumulated depreciation and amortization	(16,074,000)	(14,652,000)
	$4,851,000	$5,371,000

The gross value of assets under capital leases included above is $77,000 at February 28, 2007 and 2006, respectively. For the fiscal years ended February 28, 2007, 2006 and 2005, the Company recorded depreciation expense of $1,281,000, $1,415,000 and $1,653,000, respectively.

The composition of accrued liabilities is as follows:

	February 28, 2007	February 28, 2006
Salaries, wages, bonuses and other associated payroll costs	$2,001,000	$1,848,000
Warranty costs	1,184,000	1,053,000
Freight expenses	742,000	491,000
Advertising and marketing expenses	449,000	264,000
Professional fees	—	212,000
Customer deposits	376,000	—
Other	2,058,000	1,905,000
	$6,810,000	$5,773,000

MEADE INSTRUMENTS CORP.

II—VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts(3)	Deductions(1)	Balance at End of Period
Year ended February 28, 2005	$704,000	$203,000	$5,000	$225,000	$687,000
Year ended February 28, 2006	$687,000	$310,000	$(13,000)	$501,000	$483,000
Year ended February 28, 2007	$483,000	$636,000	$2,000	$73,000	$1,048,000

Reserves for Excess and Obsolete Inventories	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts(3)	Deductions(1)	Balance at End of Period
Year ended February 28, 2005	$8,115,000	$2,788,000	$99,000	$2,331,000	$8,671,000
Year ended February 28, 2006	$8,671,000	$1,711,000	$277,000	$3,479,000	$7,180,000
Year ended February 28, 2007	$7,180,000	$2,619,000	$172,000	$3,819,000	$6,152,000

(1)          Principally recoveries and write-off of delinquent accounts

(2)          Principally sale or destruction of previously reserved inventory

(3)          Reflects the effect of exchange rate changes during the period

3,157,895

Shares of

Common Stock

PROSPECTUS

The date of this prospectus is September 21, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated fees and expenses payable by the registrant in connection with the registration of its Common Stock:

Securities and Exchange Commission registration fee	$189
Printing and engraving costs	$5,000	*
Legal fees and expenses	$90,000	*
Accounting fees and expenses	$25,000	*
Miscellaneous expenses	$5,000	*
Total	$125,189	*

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the Delaware General Corporation Law (i.e., liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit).

While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

The Certificate of Incorporation provides that each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by the Company to the fullest extent permitted by the Delaware General Corporation Law.  The Certificate of Incorporation further provides that the right to indemnification includes the right to be paid by the Company for expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the Delaware General Corporation Law, and that the right to indemnification conferred thereunder is deemed a contract right.

The Certificate of Incorporation further provides that the Company may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Company and such other persons serving at the request of the Company as employees or agents of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as is permitted by the Delaware General Corporation Law and the Board of Directors.

The Company has entered into indemnification agreements with certain of its directors and officers that require the Company to indemnify such directors and officers to the fullest extent permitted by applicable provisions of law, provided that any settlement of a third party action against a director or officer is approved by the Company, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance and violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, and similar laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On May 11, 2006, the Company granted Steve Muellner, the Company’s Chief Executive Officer and President, a nonqualified stock option to purchase 200,000 shares of the Company’s Common Stock.  The option has an exercise price of $2.89 per share and vests over a period of four years, subject to early termination of the individual’s employment with the Company.  The foregoing transaction was made pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On August 24, 2007, Meade entered into a Purchase Agreement with five institutional investors (which are the selling stockholders in this registration statement) pursuant to which the investors purchased in a private placement an aggregate of 3,157,895 shares of Meade’s Common Stock, par value $0.01, for gross proceeds of $6.1 million; the investors paid a purchase price of $1.90 per share, except that three investors controlled by a director of Meade paid a purchase price of $2.00 per share.  The number of shares purchased by each investor is set forth on the signature pages of the Purchase Agreement.  Exemption from the registration provisions of the Securities Act of 1933, as amended, for the transaction described above is claimed under Section 4(2) of the Securities Act of 1933, as amended, among others, on the basis that such transactions did not involve any public offering and the purchasers were accredited investors and had access to the kind of information registration would provide.  Appropriate investment representations were obtained, and the securities were issued with restricted securities legends.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)           See Exhibit Index

(b)           Financial Statement Schedules

See attached Schedule of Valuation and Qualifying Accounts

ITEM 17.               UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in the form of a prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1993 to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 21st day of September, 2007.

MEADE INSTRUMENTS CORP.

By:	/s/ Steven L. Muellner
Steven L. Muellner Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven L. Muellner and Paul E. Ross his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement (including any post-effective amendments and any registration statements under Rule 462(b)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven L. Muellner	Chief Executive Officer, President and Director (principal executive officer)	September 21, 2007
Steven L. Muellner

/s/ Paul E. Ross	Senior Vice President – Finance and Chief Financial Officer (principal financial officer and principal accounting officer)	September 21, 2007
Paul E. Ross

/s/ Harry L. Casari	Director	September 21, 2007
Harry L. Casari

/s/ Paul D. Sonkin	Director	September 21, 2007
Paul D. Sonkin

/s/ Timothy C. McQuay	Director	September 21, 2007
Timothy C. McQuay

/s/ James M. Chadwick	Director	September 21, 2007
James M. Chadwick

/s/ Frederick H. Schneider, Jr.	Director	September 21, 2007
Frederick H. Schneider, Jr.

/s/ Steven G. Murdock	Director	September 21, 2007
Steven G. Murdock

EXHIBIT INDEX

Exhibit	Description	Incorporation Reference
2.1†

Interest Purchase Agreement, dated as of July 15-16, 1999, by and among Bresser Optik GmbH & Co. KG, a German limited partnership, Bresser Optik Geschaftsfuhrung und Verwaltungs GmbH, a German limited liability company, and Rudolf Bresser, an individual, on the one hand, and the Company and Meade Instruments Europe Corp., a California corporation, on the other (excluding Exhibits and Schedules thereto)

(h)
2.2†

Stock Purchase Agreement, dated as of September 14, 2002, by and among Alliant Techsystems, Inc., a Delaware corporation, ATK Commercial Ammunition Company Inc., a Delaware corporation, Meade Instruments Corp., a Delaware corporation, and MTSC Holdings Corp., a California corporation and wholly-owned subsidiary of Meade Instruments Corp. (excluding Exhibits and Schedules thereto)

(p)
2.3†

First Amendment to Stock Purchase Agreement, dated as of October 4, 2002, by and among Alliant Techsystems, Inc., a Delaware corporation, ATK Commercial Ammunition Company Inc., a Delaware corporation, Meade Instruments Corp., a Delaware corporation, and MTSC Holdings Corp., a California corporation and wholly-owned subsidiary of Meade Instruments Corp.

(p)
2.4†

Second Amendment to Stock Purchase Agreement, dated as of October 24, 2002, by and among Alliant Techsystems, Inc., a Delaware corporation, ATK Commercial Ammunition Company Inc., a Delaware corporation, Meade Instruments Corp., a Delaware corporation, and MTSC Holdings Corp., a California corporation and wholly-owned subsidiary of Meade Instruments Corp.

(p)
3.1†	Certificate of Incorporation of the Company, as amended	(c)
3.4†	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp.	(k)
3.7†	Amended and Restated Bylaws of the Company, as amended	(u)
3.8†	Amendment to Article III, Section 3.02(a), of the Amended and Restated Bylaws of the Company	(hh)
3.9†	Amendment in Article III, Section 3.02(a), of the Amended and Restated Bylaws of the Company	(rr)
3.10†	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp.	(tt)
4.1†	Specimen Stock Certificate	(d)
4.2†	Subscription Agreement, dated as of October 22, 2002, by and among Meade and the Purchasers Named on the Signature Page thereto	(q)
4.3†	Registration Rights Agreement, dated as of October 22, 2002, by and among Meade and Purchasers Named therein	(q)
4.4†	Registration Rights Agreement, dated as of April 18, 2003, by and between Meade Instruments Corp. and John C. Diebel	(s)
4.5†	Registration Rights Agreement dated August 24, 2007 by and among Meade Instruments Corp. and the Investors listed therein.	(xx)
5.1	Form of Opinion of Hewitt & O’Neil LLP regarding the validity of the securities being registered.**
10.7†	Industrial Lease (Single Tenant; Net; Stand-Alone), dated December 20, 1996, between the Company and The Irvine Company	(a)
10.14†+	Employee Stock Ownership Plan (“ESOP”) Trust Agreement, as Amended and Restated as of April 9, 1997, between the Company and Wells Fargo Bank, N.A.	(e)
10.24†	Celtic Master Lease, dated as of February 23, 1995, between the Company and Celtic Leasing Corp.	(b)
10.35†	Form Indemnification Agreement between the Company and each member of the Board of Directors and certain executive officers of the Company	(e)
10.43†	Lease Agreement, dated as of August 16, 1999, as amended, by and among Refugio Geffroy De Flourie, Meade Instruments Mexico, S. De R. L. De C.V. and Meade Instruments Holding Corp.	(j)
10.47†

Amended and Restated Credit Agreement, dated as of October 25, 2002, by and among Bank of America, N.A., as the Lender, and Meade Instruments Corp. and Simmons Outdoor Corporation, as the Borrowers (excluding Exhibits and Schedules thereto)

(p)
10.48†	Subscription Agreement, dated as of October 22, 2002, by and among Meade Instruments Corp. and each of the Purchasers Named on the Signature Page thereof.	(p)
10.51†+	Transition Agreement, by and between Meade Instruments Corp. and John Diebel, dated April 18, 2003	(s)
10.54†	First Amendment to Amended and Restated Credit Agreement dated October 27, 2003	(t)
10.55†

Lease Agreement, dated as of March 26, 1992, between Simmons Outdoor Corporation and Realty Four, and three Addendum Agreements thereto, dated April 1, 1992, June 6, 1995 and November 2, 1999, respectively

(u)
10.56†	Settlement Agreement, effective May 10, 2004, between Meade Instruments Corp. on the one hand, and Celestron Acquisition, LLC and James Feltman, on the other (excluding Exhibits thereto)	(v)
10.57†	Second Amendment to Amended and Restated Credit Agreement, dated July 9, 2004	(w)
10.58†

Asset Purchase Agreement, dated as of October 20, 2004, by and between Coronado Technology Group, L.L.C., an Arizona limited liability company, together with Geraldine Hogan, David Lunt, Jordan Frazier, Andrew G. Lunt, and Nicholas J. Ilka on the one hand, and Meade Instruments Corp., a Delaware corporation and Coronado, Inc., a California corporation, on the other

(x)

Exhibit	Description	Incorporation Reference
10.59†

First Amendment to Asset Purchase Agreement, dated as of December 1, 2004, by and between Coronado Technology Group, L.L.C., an Arizona limited liability company, together with Geraldine Hogan, David Lunt, Jordan Frazier, Andrew G. Lunt, and Nicholas J. Ilka on the one hand, and Meade Instruments Corp., a Delaware corporation and Coronado, Inc., a California corporation and wholly-owned subsidiary of Meade that subsequently changed its name to Coronado Instruments, Inc., a California corporation, on the other (excluding Schedules and Exhibits)

(y)
10.60†

Third Amendment to Amended and Restated Credit Agreement, dated December 15, 2004, and entered into by and among Bank of America, N.A. and Meade Instruments Corp., a Delaware corporation, Simmons Outdoor Corp., a Delaware corporation, and Coronado Instruments, Inc., a California corporation

(z)
10.61†	Meade Instruments Corp. Employee Stock Ownership Plan, As Amended and Restated Effective as of January 1, 1999, as amended	(pp)
10.62†+	Meade Instruments Corp. Employee Stock Ownership Plan Loan and Pledge Agreement, between the ESOP and the Company, as amended	(pp)
10.63†+	Meade Instruments Corp. 1997 Stock Incentive Plan, as amended.	(pp)
10.64†+	Form Employment Agreement between the Company and executive officers of the Company	(pp)
10.65†+	Form Non-Qualified Stock Option Agreement between the Company and recipients of non-qualified options granted pursuant to the Meade Instruments 1997 Stock Incentive Plan, as amended	(pp)
10.66†+

Form Non-Qualified Stock Option Agreement between the Company and non-employee directors of the Company receiving options granted pursuant to Section 8 of the Meade Instruments 1997 Stock Incentive Plan, as amended

(pp)
10.67†+	Form Restricted Stock Agreement by and between the Company and recipients of restricted shares of the Company’s Common Stock granted pursuant to the Company’s 1997 Stock Incentive Plan, as amended	(pp)
10.68†+

Fourth Amendment to Amended and Restated Credit Agreement, dated May 27, 2005, and entered into by and among Bank of America, N.A. and Meade Instruments Corp., a Delaware corporation, Simmons Outdoor Corp., a Delaware corporation, and Coronado Instruments, Inc., a California corporation

(aa)
10.69†

Fifth Amendment to Amended and Restated Credit Agreement, dated October 12, 2005, and entered into by and among Bank of America, N.A. and Meade Instruments Corp., a Delaware corporation, Simmons Outdoor Corp., a Delaware corporation, and Coronado Instruments, Inc., a California corporation

(cc)
10.70†	Seasonal Loan Agreement, dated July 15 and 26, 2005, between Meade Instruments Europe GmbH & Co. KG and VR Bank Westmuensterland KG	(dd)
10.71†	Long Term Loan Agreement, dated August 5, 2005, between Meade Instruments Europe GmbH & Co. KG, the Owner, and VR Bank Westmuensterland KG, the Creditor	(dd)
10.72†+	Offer of Employment for the position of Chief Executive Officer and President, dated April 28, 2006, for Mr. Steven L. Muellner by Meade Instruments Corporation	(ff)
10.73†+	Non-Qualified Stock Option Agreement between Meade Instruments Corp. and Steven L. Muellner, granting 500,000 stock options, pursuant to the Meade Instruments 1997 Stock Incentive Plan, as amended	(gg)
10.74†+

Non-Qualified Stock Option Agreement between Meade Instruments Corp. and Steven L. Muellner, granting 200,000 stock options, subject to stockholder approval at the Company’s 2006 Annual meeting of Stockholders

(gg)
10.75†+	Executive Severance Agreement, dated May 8, 2006, as entered into by and between Steven G. Murdock and Meade Instruments Corp., a Delaware corporation	(hh)
10.76†+	Registration Rights Agreement, dated May 16, 2006, and entered into by and between Meade Instruments Corp., a Delaware corporation and Steven Murdock	(hh)
10.77†+

Settlement Agreement, dated June 13, 2006, and entered into by and among, on the one hand, Hummingbird Value Fund, L.P., Hummingbird Management, LLC, Hummingbird Microcap Value Fund, L.P., Hummingbird Capital, LCC, Hummingbird Concentrated Fund, L.P., Summit Street Value Fund, L.P., Summit Street Management, LLC, Summit Street Capital, LLC, Monarch Activist Partners L.P., Chadwick Capital Management, LLC, Sohail Malad, Arthur T. Williams, III, Jennifer A. Wallace, Paul D. Sonkin, and James Chadwick (the Investor Group) and on the other hand, Meade Instruments Corp

(ii)
10.78†

Sixth Amendment to Amended and Restated Credit Agreement, dated June 13, 2006, and entered into by and among Bank of America, N.A. and Meade Instruments Corp., a Delaware corporation, Simmons Outdoor Corp., a Delaware corporation, and Coronado Instruments, Inc., a California corporation

(ii)
10.79†

Seventh Amendment to Amended and Restated Credit Agreement, dated July 31, 2006, and entered into by and among Bank of America, N.A. and Meade Instruments Corp., a Delaware corporation, Simmons Outdoor Corp., a Delaware corporation, and Coronado Instruments, Inc., a California corporation

(jj)
10.80†+	Employment Agreement, dated August 16, 2006, by and between Meade Instruments Corp. and Donald W. Finkle	(kk)

Exhibit	Description	Incorporation Reference
10.81†

Eighth Amendment to Amended and Restated Credit Agreement, dated September 29, 2006, and entered into by and among Bank of America, N.A. and Meade Instruments Corp., a Delaware corporation, Simmons Outdoor Corp., a Delaware corporation, and Coronado Instruments, Inc., a California corporation

(ll)
10.82†+	Performance Share Award Agreement, dated October 18, 2006, by and between Meade Instruments Corp. and Steven L. Muellner	(mm)
10.83†

Ninth Amendment to Amended and Restated Credit Agreement, dated October 31, 2006, and entered into by and among Bank of America, N.A. and Meade Instruments Corp., a Delaware corporation, Simmons Outdoor Corp., a Delaware corporation, and Coronado Instruments, Inc., a California corporation

(nn)
10.84†+	Buyer’s Agency Agreement, dated as of November 2, 2006, by and between Meade Instruments Corp., a Delaware corporation, and Three Sixty Sourcing Ltd., a Hong Kong corporation	(oo)
10.85†

Tenth Amendment to Amended and Restated Credit Agreement, by and among Bank of America, N.A., as lender, and Meade Instruments Corp., a Delaware corporation, Simmons Outdoor Corp., a Delaware corporation, and Coronado Instruments, Inc., a California corporation

(qq)
10.86†	First Amendment to The Irvine Company Lease, dated December 20, 2006, by and between Meade Instruments Corp., a Delaware corporation, and the Irvine Company, a Delaware limited liability company	(ss)
10.87†+	Offer of Employment for the position of Chief Financial Officer, dated January 20, 2007, for Paul Ross by Meade Instruments Corp., a Delaware corporation	(uu)
10.88†	Executive Severance Agreement, dated as of February 28, 2007, by and between Meade Instruments Corp., a Delaware corporation, and Brent W. Christensen	(vv)
10.89†	Executive Severance Agreement, dated as of February 28, 2007, by and between Meade Instruments Corp., a Delaware corporation, and Mark D. Peterson	(vv)
10.90†	Executive Severance Agreement, dated as of February 28, 2007, by and between Meade Instruments Corp., a Delaware corporation, and Robert L. Davis	(vv)
10.91†

Eleventh Amendment to Amended and Restated Credit Agreement, by and among Bank of America, N.A., as lender, and Meade Instruments Corp., a Delaware corporation, Simmons Outdoor Corp., a Delaware corporation, and Coronado Instruments, Inc., a California corporation

(ww)
10.92†	Purchase Agreement dated August 24, 2007 by and among Meade Instruments Corp. and the Investors listed therein.	(xx)
16.1†	Dismissal of PricewaterhouseCoopers as certifying accountant	(ee)
21.1	Subsidiaries of the Registrant
23.1	Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP
23.2	Consent of Independent Registered Public Accounting Firm—Moss Adams LLP
23.3	Consent of Hewitt & O’Neil LLP (included in Exhibit 5.1)**
24.1	Power of Attorney (included in signature page)

** To be filed by amendment.

†	Previously filed with the Securities Exchange Commission as set forth in the following table:
+	Management contract or compensatory plan or arrangement.
*	Certain portions of this exhibit have been omitted pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission
(a)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-21123), as filed with the Securities and Exchange Commission on February 4, 1997.
(b)

Incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-21123), as filed with the Securities and Exchange Commission on February 27, 1997.

(c)	Incorporated by reference to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-21123), as filed with the Securities and Exchange Commission on March 13, 1997.
(d)	Incorporated by reference to the Company’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-21123), as filed with the Securities and Exchange Commission on March 25, 1997.
(e)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended February 28, 1998, as filed with the Securities and Exchange Commission on May 29, 1998.
(f)

Incorporated by reference to the Company’s Registration Statement on Form S-8 relating to the Company’s Employee Stock Ownership Plan, as filed with the Securities and Exchange Commission on April 16, 1999.

(g)	Incorporated by reference to the Company’s 1999 Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on June 8, 1999.

(h)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on September 15, 1999.
(i)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the Quarterly Period Ended November 30, 1999, as filed with the Securities and Exchange Commission on January 14, 2000.
(j)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended February 29, 2000, as filed with the Securities and Exchange Commission on May 29, 2000.
(k)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the Quarterly Period Ended May 31, 2000, as filed with the Securities and Exchange Commission on July 17, 2000.
(l)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended February 29, 2001, as filed with the Securities and Exchange Commission on May 29, 2001.
(m)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the Quarterly Period Ended August 31, 2001, as filed with the Securities and Exchange Commission on October 15, 2001.
(n)

Incorporated by reference to the Company’s Registration Statement on Form S-8 (Registration No. 333-86818), relating to the Company’s Stock Incentive Plan, as amended, as filed with the Securities and Exchange Commission on April 24, 2002.

(o)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended February 28, 2002, as filed with the Securities and Exchange Commission on May 29, 2002.
(p)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 7, 2002.
(q)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (Registration No. 333-101404), as filed with the Securities and Exchange Commission on November 22, 2002.
(r)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the Quarterly Period Ended November 30, 2002, as filed with the Securities and Exchange Commission on January 14, 2003.
(s)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 22, 2003.
(t)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the Quarterly Period Ended November 30, 2003, as filed with the Securities and Exchange Commission on January 14, 2004.
(u)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended February 29, 2004, as filed with the Securities and Exchange Commission on June 1, 2004.
(v)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 12, 2004.
(w)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the Quarterly Period Ended May 31, 2004, as filed with the Securities and Exchange Commission on July 15, 2004.
(x)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 21, 2004.
(y)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 6, 2004.
(z)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 16, 2004.
(aa)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 31, 2005.
(bb)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended February 28, 2003, as filed with the Securities and Exchange Commission on May 29, 2003.
(cc)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 17, 2005.
(dd)	Incorporated by reference to the Company’s Current Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 30, 2005.
(ee)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 2, 2006.
(ff)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 4, 2006.
(gg)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 11, 2006.
(hh)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 18, 2006.
(ii)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 15, 2006.
(jj)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 1, 2006.

(kk)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 18, 2006.
(ll)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 2, 2006.
(mm)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 19, 2006.
(nn)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 31, 2006.
(oo)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 17, 2006.
(pp)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended February 28, 2005, as filed with the Securities and Exchange Commission on May 31, 2005.
(qq)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 1, 2006.
(rr)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 15, 2006.
(ss)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 27, 2006.
(tt)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 6, 2007.
(uu)	Incorporated by reference to Exhibit 10.85 of the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 20, 2007.
(vv)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 6, 2007.
(ww)	Incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 1, 2007.
(xx)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 29, 2007.